    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1997


                                                      REGISTRATION NO. 333-33233

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                              NOTE EXCHANGE OFFER
                                       ON

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 COINSTAR, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7299                  94-3156448
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)


                              1800 114TH AVENUE SE
                           BELLEVUE, WASHINGTON 98004
                                 (425) 943-8000


  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                                 JENS H. MOLBAK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 COINSTAR, INC.
                              1800 114TH AVENUE SE
                           BELLEVUE, WASHINGTON 98004
                                 (425) 943-8000


 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                             MARK P. TANOURY, ESQ.
                         STEPHANIE A. ANAGNOSTOU, ESQ.
                               COOLEY GODWARD LLP
                    3000 Sand Hill Road, Bldg. 3, Suite 230
                       Menlo Park, California 94025-7116
                                 (415) 843-5000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED               BE REGISTERED         PER UNIT(1)       OFFERING PRICE(1)    REGISTRATION FEE
13% Senior Discount Notes due 2006............      $95,000,000             100%              $95,000,000          $28,788(2)


(1) Estimated solely for the purpose of calculating the registration fee.


(2) Previously paid on August 8, 1997.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 31, 1997

PROSPECTUS

                                 COINSTAR, INC.


                             OFFER TO EXCHANGE ITS
                 13% SENIOR DISCOUNT NOTES DUE OCTOBER 1, 2006
        WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND
      ALL OF ITS OUTSTANDING 13% SENIOR DISCOUNT NOTES DUE OCTOBER 1, 2006
       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME ON DECEMBER 19, 1997, UNLESS EXTENDED.


                             ---------------------

    Coinstar, Inc. ("Coinstar" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 13% Senior Discount Notes due October 1, 2006 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 13% Senior Discount Notes due October 1, 2006 (the "Old Notes," and together with the New Notes, the "Notes"), of which $95 million principal amount at maturity is outstanding as of the date hereof.


    The Company will accept for exchange any and all validly tendered Old Notes prior to 5:00 P.M., New York City time, on December 19, 1997, unless extended (the "Expiration Date"). Old Notes may be tendered only in integral multiples of $1,000. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."


    The terms of the New Notes will be identical to the terms of the Old Notes, in all material respects, except that the New Notes (i) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) will not be entitled to registration or other rights under the Registration Rights Agreement (as defined below) including the provision in the Registration Rights Agreement for an increase of .50% per annum of the interest rate thereon upon failure by the Company to consummate the Exchange Offer. See "Description of the Old Notes." The New Notes will be entitled to the benefits of the indenture governing the Old Notes (the "Indenture"). See "Description of New Notes" and "The Exchange Offer."

                                                     CONTINUED ON FOLLOWING PAGE

THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS
                             ON            , 1997.

    SEE "RISK FACTORS" ON PAGE 14 FOR INFORMATION THAT SHOULD BE CONSIDERED
                       IN CONNECTION WITH THIS OFFERING.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS            , 1997

(CONTINUATION OF COVER PAGE)

    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Notes Registration Rights Agreement, dated as of October 22, 1996 by and between the Company and the Initial Purchaser (as defined herein) (the "Registration Rights Agreement"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Registration Rights Agreement to register the Old Notes under the Securities Act. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Notes not tendered by the holders of the Old Notes (the "Holders") for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes."

    Old Notes initially purchased by "qualified institutional buyers" (as such term is defined in Rule 144A under the Securities Act) were initially represented by one Global Old Note (as defined herein) in fully registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. The New Notes exchanged for the Old Notes represented by the Global Old Note will be represented by a single Global New Note (as defined herein) in fully registered form, registered in the name of the nominee of DTC. The Global New Note will be exchangeable for the New Notes in registered form, in denominations of $1,000 and integral multiples thereof as described herein. The New Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such New Notes will therefore settle in immediately available funds. See "Description of New Notes--Form, Denomination and Book-Entry Procedures."

    The New Notes will accrete at the rate of 13% per annum from the date of issuance thereof until October 1, 1999. Thereafter, the New Notes will bear interest at a rate equal to 13% per annum, payable semi-annually in arrears on October 1 and April 1 of each year, commencing April 1, 2000. The Old Notes will continue to accrete at the rate of 13% per annum to, but not including, the date of issuance of the New Notes. Such accretion will become a part of the Accreted Amount (as defined herein) of the New Notes.

    The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages (as defined in the Registration Rights Agreement) thereon, if any, to the date of redemption. At any time prior to October 1, 1999, up to 100% of the aggregate principal amount of the New Notes originally issued will be redeemable at the option of the Company from the net proceeds of a Public Equity Offering (as defined in the Indenture) after which there exists a Public Market (as defined in the Indenture) within 60 days thereafter, at 118% of the Accreted Value (as defined in the Indenture) thereof as of the date of redemption, together with accrued and unpaid Liquidated Damages thereon, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of the New Notes may require the Company to repurchase all or a portion of such holder's New Notes at 101% of the Accreted Value thereof (if prior to October 1, 1999) plus accrued and unpaid Liquidated Damages thereon, if any, or (if on or after October 1, 1999) 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase. See "Description of New Notes."

    The Company is making the Exchange Offer in reliance on the position of the Staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in the Staff's Exxon Capital Holdings Corp. SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc. SEC No-Action Letter (available June 5, 1991), Shearman & Sterling SEC No-Action Letter (available July 7, 1993), and other interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters,
(b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes." In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

    Each Holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such Holder is not a broker-dealer, such Holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as a result of market making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."

    In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90 day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

    The New Notes will be unsecured obligations of the Company, will be subordinated to all other Senior Debt (as defined in the Indenture) of the Company and will be effectively subordinated to all indebtedness (including senior indebtedness and trade credit) of subsidiaries of the Company. As of June 30, 1997 the aggregate amount of Senior Debt of the Company was $4.0 million. See "Capitalization." The Indenture permits the Company and its subsidiaries to incur substantial additional indebtedness, including senior indebtedness and secured indebtedness. The Company currently does not have any subsidiaries.

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders (other than to the Initial Purchaser under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected. See "Summary--Certain Consequences of a Failure to Exchange Old Notes."

    THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

    Prior to this offering, there has been no public market for the Old Notes or New Notes. The Company does not intend to list the New Notes on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. As the Old Notes were issued and the New Notes are being issued to a limited number of institutions who typically hold similar securities for investments, the Company does not expect that an active public market for the New Notes will develop. In addition, resales by certain Holders of the Old Notes or the New Notes of a substantial percentage of the aggregate principal amount of such Notes could constrain the ability of any market maker to develop or maintain a market for the New Notes. To the extent that a market for the New Notes should develop, the market value of the New Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the New Notes to trade at a discount from face value. See "Risk Factors--Absence of Public Market for the Notes." The Company has agreed to pay the expenses of the Exchange Offer.

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York City (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained upon written request from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq National Market, Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

    This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the New Notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed by the Company with the Commission and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at the addresses described above. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of the Registration Statement may be obtained from the Commission's internet address at http://www.sec.gov.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE NEW NOTES OFFERED HEREBY ARE SUBJECT TO A HIGH DEGREE OF RISK. SEE "RISK FACTORS." THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Coinstar, Inc. develops, owns and operates a network of automated, self-service coin counting and processing machines that provide consumers with a convenient means to convert loose coins into cash. The Coinstar units, located in supermarkets and financial institutions in 24 states across the country, accept and count accumulated loose coins deposited by consumers and issue vouchers listing the total number, denominations and dollar value of coins processed less a processing fee charged by the Company, currently 7.5% (prior to 1996 the Company charged a 10% processing fee on pennies and a 5% processing fee on all other coins.) The vouchers are redeemable by customers at store cashiers for either credit towards retail purchases or cash, regardless of whether a purchase is made. The Company believes its service addresses a significant consumer need for a convenient and reliable coin processing method. The Coinstar service provides consumers with a means of redeeming accumulated loose coins and an alternative to manually presorting, counting and wrapping coins typically required for cash redemption at a bank. Since inception, the Coinstar network has processed over 9.5 million customer transactions consisting of over 7.5 billion coins worth over $261 million. The Company began commercial deployment of the network in 1994 and, in 1996, significantly accelerated its plans for installation of the Coinstar units in various geographic regions. As of June 30, 1997, the Company had an installed base of 2,335 units located in supermarkets and financial institutions in 33 regional markets across the United States.

    THE NEW YORK TIMES has reported that an estimated 288 billion cash transactions have occurred on an annual basis in the United States. Assuming that the change generated by each such cash transaction averaged fifty cents, the annual coin flow resulting from such transactions would have been approximately $144 billion. To support the flow of coins in the economy, the United States Mint (the "U.S. Mint") has produced $15 billion in new coins over the past 25 years. According to the U.S. Mint, the circulating stock of coins used in cash transactions is approximately $8 billion. The prevalence of coins used in cash transactions and the lack of a convenient alternative for converting coins into cash has resulted in the accumulation of coins. Based on such U.S. Mint data, only $8 billion of the $15 billion in coins produced over the last 25 years (the useful life of a coin) are regarded as circulating, and the Company believes there is an estimated $7 billion of non-circulating coins. The Company believes a significant market opportunity exists for providing a convenient method of redeeming non-circulating coins and recycling the recurring coin flow in the United States economy. The actual size of the market potentially available to the Company, however, is limited by the number of geographic locations in which it is economically feasible for the Company to locate units. In addition, many consumers regularly use their loose change in commercial transactions rather than accumulating it, or may elect other alternatives for recycling their accumulated coins. In 1996 the Company processed approximately $115 million of coins. See "Risk Factors."

    The Company believes a key competitive advantage is its significant expertise accumulated over the past five years in designing and manufacturing the Coinstar units, in developing and supporting a wide-area communications network capable of receiving and transmitting data to all Coinstar units, and in building a dedicated field service organization with the ability to rapidly deploy and service the Coinstar units. The Coinstar unit is a modularly designed, free-standing machine controlled by an internal computer connected to the Company's wide-area communications network. The network is critical to providing high availability of the Coinstar units, maintaining a high level of customer service and managing direct operating costs. The reliability of the Coinstar unit and the utilization of the communications network, in conjunction with the support of the Company's regional field service organization, have resulted in median availability of units in operation of over 98%. In addition, the network is used to distribute store-specific promotional programs such as electronic offers, coupons and advertising.

    The focus of the Company's growth has been to increase its installed base in supermarkets in some of the largest designated market areas ("DMAs") in the country. The Company believes that installation of the Coinstar units in supermarket chains provides meaningful benefits to its retail distribution partners, such as offering a new customer service, increasing store traffic, promoting sales and generating media coverage. The Company has targeted supermarkets as its initial primary distribution channel for deployment of its units because of the prevalence of large regional chains, geographic concentration of stores and recurring consumer traffic, all of which create economies of scale for the marketing, deployment and operation of the Coinstar units. The Company estimates that there are 30,000 supermarkets in the United States, 25,000 of which are located in the 100 largest DMAs targeted by the Company.

    The Company's primary objective is to extend its position as the leading provider of automated, self-service coin processing services and to develop new value-added services that can be delivered through its network. Principal elements of the Company's growth strategy include: (i) increasing penetration of its installed base in supermarkets in the largest DMAs nationwide; (ii) developing and implementing new marketing programs and initiatives to promote consumer awareness and usage of its service; and (iii) entering new distribution channels for the installation of the Coinstar unit, such as banks, convenience stores and mass merchants, and, potentially, international distribution channels. The Company will continue to evaluate new consumer service offerings that could be developed to capitalize on its ownership and operation of a networked service and delivery platform in high traffic retail locations. The modular construction of the Coinstar unit facilitates the potential addition of peripherals to provide additional services such as targeted electronic promotions, event ticketing and smart card applications.

                                  RISK FACTORS

    The Company was organized in 1991 and began commercial deployment of the Coinstar units in 1994. The Company has a limited operating history and has incurred substantial and increasing operating losses since its inception. As of June 30, 1997, the Company had an accumulated deficit of $44.4 million. An investment in the New Notes offered hereby involves a high degree of risk, including the risks associated with the Company's history of substantial losses, anticipating continuing losses, substantial debt and debt service obligations, dependence upon the market acceptance of the Company's coin processing services, management of growth, reliance on third party suppliers and manufacturers and other risks. Prospective investors should refer to "Risk Factors" set forth beginning on Page 14.

                               THE EXCHANGE OFFER

The Exchange Offer................  $1,000 principal amount of the New Notes in exchange for each $1,000 principal amount of the Old Notes. As of
                                    June 30, 1997, $95 million in aggregate principal amount
                                    at maturity of Old Notes were outstanding. The Company
                                    will issue the New Notes to Holders on or promptly after
                                    the Expiration Date.

                                    Based on an interpretation by the Staff of the
                                    Commission set forth in the Staff's Exxon Capital
                                    Holdings Corp. SEC No-Action Letter (available April 13,
                                    1989), Morgan Stanley & Co., Inc. SEC No-Action Letter
                                    (available June 5, 1991), Shearman & Sterling SEC
                                    No-Action Letter (available July 7, 1993), and other
                                    no-action letters issued to third parties, the

                                    Company believes that New Notes issued pursuant to the
                                    Exchange Offer in exchange for Old Notes may be offered
                                    for resale, resold and otherwise transferred by Holders
                                    thereof without compliance with the registration and
                                    prospectus delivery provisions of the Securities Act.
                                    However, any Holder who is an "affiliate" of Coinstar or
                                    who intends to participate in the Exchange Offer for the
                                    purpose of distributing the New Notes (i) cannot rely on
                                    the interpretation by the Staff of the Commission set
                                    forth in the above referenced no-action letters, (ii)
                                    cannot tender its Old Notes in the Exchange Offer, and
                                    (iii) must comply with the registration and prospectus
                                    delivery requirements of the Securities Act in
                                    connection with any sale or transfer of the Old Notes,
                                    unless such sale or transfer is made pursuant to an
                                    exemption from such requirements. See "Risk
                                    Factors--Consequences to Non-Tendering Holder of Old
                                    Notes."

                                    Each broker-dealer that receives New Notes for its own
                                    account pursuant to the Exchange Offer must acknowledge
                                    that it will deliver a prospectus in connection with any
                                    resale of such New Notes. The Letter of Transmittal
                                    states that by so acknowledging and by delivering a
                                    prospectus, a broker-dealer will not be deemed to admit
                                    that it is an "underwriter" within the meaning of the
                                    Securities Act. This Prospectus, as it may be amended or
                                    supplemented from time to time, may be used by a broker-
                                    dealer in connection with resales of New Notes received
                                    in exchange for Old Notes where such Old Notes were
                                    acquired by such broker-dealer as a result of market
                                    making activities or other trading activities or other
                                    trading activities and not acquired directly from the
                                    Company. Coinstar has agreed that for a period of 90
                                    days after the Expiration Date it will make this
                                    Prospectus available to any broker-dealer for use in
                                    connection with any such resale. See "Plan of
                                    Distribution."

Expiration Date...................  5:00 p.m., New York City time, on December 19, 1997, unless the Exchange Offer is extended, in which case the
                                    term "Expiration Date" means the latest date and time to
                                    which the Exchange Offer is extended.

Accretion of the New Notes and the
  Old Notes.......................  No cash interest will accrue or be payable in respect of the New Notes prior to October 1, 1999. Thereafter,
                                    interest will accrue at the rate of 13% per annum,
                                    payable semi-annually in arrears on each October 1 and
                                    April 1, commencing April 1, 2000. The Old Notes will
                                    continue to accrete at the rate of 13% per annum to, but
                                    excluding, the issuance date of the New Notes. The Old
                                    Notes accepted for exchange will cease to accrete upon
                                    cancellation of the Old Notes and issuance of the New
                                    Notes. The Accreted Value of the New Notes upon issuance
                                    will equal the Accreted Value of the Old Notes
                                    immediately prior to issuance of the New Notes.

Conditions to the Exchange          The Exchange Offer is subject to certain customary
  Offer...........................  conditions. The conditions are limited and relate in general to proceedings

                                    which have been instituted or laws which have been
                                    adopted that might impair the ability of the Company to
                                    proceed with the Exchange Offer. As of November 4, 1997,
                                    none of these events had occurred, and the Company
                                    believes their occurrence to be to be unlikely. If any
                                    such conditions do exist prior to the Expiration Date,
                                    the Company may (i) refuse to accept any Old Notes and
                                    return all previously tendered Old Notes, (ii) extend
                                    the Exchange Offer or (iii) waive such conditions. See
                                    "The Exchange Offer--Conditions."

Procedures for Tendering Old        Each Holder of Old Notes wishing to accept the Exchange
  Notes...........................  Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or such
                                    facsimile, together with such Old Notes to be exchanged
                                    and any other required documentation to The Bank of New
                                    York, as Exchange Agent (the "Exchange Agent"), at the
                                    address set forth herein and therein or effect a tender
                                    of such Old Notes pursuant to the procedures for
                                    book-entry transfer as provided for herein. By executing
                                    the Letter of Transmittal, each Holder will represent to
                                    the Company that, among other things, the New Notes
                                    acquired pursuant to the Exchange Offer are being
                                    obtained in the ordinary course of business of the
                                    person receiving such New Notes, whether or not such
                                    person is the Holder, that neither the Holder nor any
                                    such other person has an arrangement or understanding
                                    with any person to participate in the distribution of
                                    such New Notes and that neither the Holder nor any such
                                    person is an "affiliate", as defined in Rule 405 under
                                    the Securities Act, of the Company. Each broker-dealer
                                    that receives New Notes for its own account in exchange
                                    for Old Notes, where such Old Notes were acquired by
                                    such broker-dealer as a result of market making
                                    activities or other trading activities and not acquired
                                    directly from the Company, must acknowledge that it will
                                    deliver a prospectus in connection with any resale of
                                    such New Notes. See "The Exchange Offer--Procedures" for
                                    "Tendering and Plan of Distribution."

Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender such
                                    Old Notes in the Exchange Offer should contact such
                                    registered Holder promptly and instruct such registered
                                    Holder to tender such Old Notes on such beneficial
                                    owner's behalf. If such beneficial owner wishes to
                                    tender on such beneficial owner's own behalf, such owner
                                    must, prior to completing and executing the Letter of
                                    Transmittal and delivering its Old Notes, either make
                                    appropriate arrangements to register ownership of the
                                    Old Notes in such beneficial owner's name or obtain a
                                    properly completed bond power from the registered
                                    Holder. The transfer of registered ownership may take
                                    considerable time and may not be able to be completed

                                    prior to the Expiration Date. See "The Exchange Offer--
                                    Procedures for Tendering."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent, or cannot
                                    complete the procedure for book-entry transfer, prior to
                                    the Expiration Date must tender their Old Notes
                                    according to the guaranteed delivery procedures set
                                    forth in "The Exchange Offer--Guaranteed Delivery
                                    Procedures."

Withdrawal Rights.................  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date by delivering
                                    a written notice of such withdrawal to the Exchange
                                    Agent in conformity with certain procedures set forth
                                    below under "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Notes and
  Delivery of New Notes...........  The Company will accept for exchange any and all Old
                                    Notes which are properly tendered in the Exchange Offer
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. The New Notes issued pursuant to the
                                    Exchange Offer will be delivered promptly following the
                                    Expiration Date. Any Old Notes not accepted for exchange
                                    will be returned without expense to the tendering Holder
                                    thereof as promptly as practicable after the expiration
                                    or termination of the Exchange Offer. See "The Exchange
                                    Offer--Terms of the Exchange Offer."

Certain Tax Considerations........  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See
                                    "Certain United States Federal Income Tax
                                    Considerations."

Exchange Agent....................  The Bank of New York is serving as Exchange Agent in connection with the Exchange Offer.

                               TERMS OF NEW NOTES

    The Exchange Offer applies to up to $95 million aggregate principal amount at maturity of Coinstar's Old Notes. The New Notes will be obligations of the Company evidencing the same debt as the Old Notes and will be entitled to the benefits of the same Indenture. See "Description of New Notes." The form and terms of the New Notes are the same as the form and terms of the Old Notes in all material respects except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Old Notes. See "Description of New Notes."

New Notes Offered.................  $95 million aggregate principal amount at maturity of
                                    13% Senior Discount Notes due October 1, 2006.

Accretion and Interest Payments...  No cash interest will accrue or be payable in respect of the New Notes prior to October 1, 1999. Thereafter,
                                    interest will accrue at the rate of 13% per annum and
                                    will be payable semi-annually in arrears on each October
                                    1 and April 1, commencing April 1, 2000.

Maturity Date.....................  October 1, 2006.

Optional Redemption...............  The New Notes will be redeemable, in whole or in part, at the option of the Company, on or after October 1,
                                    2001, at the redemption prices set forth herein plus
                                    accrued and unpaid interest and Liquidated Damages
                                    thereon, if any, to the date of redemption. At any time
                                    prior to October 1, 1999, the Company may, at its
                                    option, redeem up to 100% of the aggregate principal
                                    amount of the New Notes originally issued at 118% of the
                                    Accreted Value thereof as of the redemption date, plus
                                    accrued and unpaid Liquidated Damages, if any, to the
                                    date of redemption, with the proceeds of a Public Equity
                                    Offering after which there is a Public Market; provided,
                                    however, that such redemption occurs within 60 days of
                                    the date of closing of such Public Equity Offering.

Mandatory Redemption or Sinking
  Fund............................  None.

Change of Control.................  In the event of a Change of Control, the Company will be obligated to make an offer to purchase all or a portion
                                    of the New Notes then outstanding at a purchase price of
                                    101% of the Accreted Value thereof (if prior to October
                                    1, 1999) plus accrued and unpaid Liquidated Damages
                                    thereon, if any, or (if on or after October 1, 1999)
                                    101% of the principal amount thereof plus accrued and
                                    unpaid interest and Liquidated Damages thereon, if any,
                                    to the date of repurchase.

Ranking...........................  The New Notes will represent general unsecured obligations of the Company, and will be subordinated to
                                    all other Senior Debt of the Company and will be
                                    effectively subordinated to all indebtedness (including
                                    senior indebtedness and trade credit) of subsidiaries of
                                    the Company.

Certain Covenants.................  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its
                                    subsidiaries to incur debt, issue certain preferred
                                    stock, sell or transfer assets,

                                    make restricted payments and engage in certain
                                    transactions with affiliates and certain mergers.

Exchange Rights...................  Holders of New Notes will not be entitled to any exchange or registration rights with respect to the New
                                    Notes. Holders of Old Notes are entitled to certain
                                    exchange rights pursuant to the Registration Rights
                                    Agreement. Under the Registration Rights Agreement, the
                                    Company is required to offer to exchange the Old Notes
                                    for new notes having substantially identical terms which
                                    have been registered under the Securities Act. This
                                    Exchange Offer is intended to satisfy such obligation.
                                    Once the Exchange Offer is consummated, the Company will
                                    have no further obligations to register any of the Old
                                    Notes not tendered by the Holders for exchange. See
                                    "Risk Factors--Consequences to Non-Tendering of Old
                                    Notes."

Use of Proceeds...................  The Company will not receive any proceeds from the
                                    Exchange Offer.

            CERTAIN CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

    The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's (as defined herein) right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, Holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions applicable solely to the Initial Purchaser). The Company currently does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable).

    To the extent that Old Notes are tendered and accepted in the Exchange Offer any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

    The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of New Notes."

    The Registration Rights Agreement relating to Old Notes provides that, if the Exchange Offer were not consummated by October 1, 1999, the interest rate borne by the Old Notes would increase by 0.50% per annum following October 1, 1999, until the Exchange Offer were consummated. See "Description of Old Notes." Following consummation of the Exchange Offer, neither the Old Notes nor the New Notes will be entitled to any increase in the interest rate thereon.

                  SUMMARY FINANCIAL INFORMATION AND OTHER DATA
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT DATA)

    The following table sets forth summary statement of operations data and selected other data of the Company for each of the years in the four year period ended December 31, 1996, for the six months and three months ended June 30, 1997 and 1996 and the balance sheet data at June 30, 1997. The financial information data were derived from, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                         SIX MONTHS ENDED     THREE MONTHS
                                                          YEAR ENDED DECEMBER 31,            JUNE 30,        ENDED JUNE 30,
                                                    -----------------------------------  -----------------  ----------------
                                                     1993     1994     1995      1996     1996      1997     1996     1997
                                                    -------  -------  -------  --------  -------  --------  -------  -------
STATEMENTS OF OPERATIONS DATA:
  Revenue:........................................  $    15  $   325  $ 1,063  $  8,312  $ 2,134  $  9,289  $ 1,388  $ 5,294
  Expenses:
    Direct operating..............................       45      488    1,336     7,258    2,209     7,416    1,321    3,966
    Regional sales and marketing..................        3       86      349     1,505      615     1,602      407      972
    Product research and development..............    1,368    1,648    1,830     3,969    1,423     3,080      762    1,640
    Selling, general and administrative...........      402    1,716    2,790     5,351    1,939     5,157    1,067    2,630
    Depreciation and amortization.................       40      440    1,117     4,135    1,295     3,843      796    2,158
  Loss from operations............................   (1,843)  (4,053)  (6,359)  (13,906)  (5,347)  (11,809)  (2,965)  (6,072)
  Net loss........................................  $(1,814) $(4,316) $(6,169) $(15,967) $(5,347) $(15,548) $(3,038) $(8,047)
  Pro forma net loss per share(1).................    --       --       --     $  (1.49) $  (.51) $  (1.49) $ (0.29) $ (0.77)
  Pro forma weighted average shares
    outstanding(1)................................    --       --       --       10,715   10,460    10,460   10,460   10,460
OTHER DATA:
  Number of new Coinstar units installed during
    the period....................................       13       31      215     1,238      533       834      364      406
  Installed base of Coinstar units at end of
    period........................................       17       48      263     1,501      796     2,335      796    2,335
  Number of regional markets......................        2        4       11        23       18        33       18       33
  Dollar value of coins processed.................  $    74  $ 5,245  $17,701  $115,476  $32,998  $123,350  $20,692  $70,626
  Capital expenditures............................      620    2,163    3,823    20,820    9,651    15,392    6,466    7,717
  Direct contribution (loss)(2)...................      (30)    (163)    (273)    1,054      (75)    1,873       67    1,328
  Direct operating expense per average installed
    unit(3).......................................    --      20,353   11,717     8,610    4,641     3,875    2,205    1,858

                                                                                       JUNE 30, 1997
                                                                         -----------------------------------------
                                                                                                     PRO FORMA AS
                                                                           ACTUAL    PRO FORMA(4)    ADJUSTED(5)
                                                                         ----------  -------------  --------------
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments(6).................  $   39,352   $    39,352    $     67,895
  Total assets.........................................................      79,103        79,103         107,646
  Total debt, including current portion................................      74,629        74,629          74,629
  Mandatorily Redeemable Preferred Stock...............................      24,972       --              --
  Total stockholders' equity (deficit).................................  $  (37,474)  $   (12,502)   $     16,041

------------------------------

(1) See Note 2 to Audited Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net loss per share. Pro forma net loss per share is not presented for the years ended December 31, 1993 through 1995 due to the lack of comparability.

(2) Direct contribution (loss) is defined as revenue less direct operating expenses. The Company uses direct contribution (loss) as a measure of operating performance to assist in understanding its operating results. Direct contribution (loss) is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation or an alternative to gross margin, income (loss) from operations, net income (loss), or any other measure of performance under GAAP.

(3) Based on monthly averages of units in operation over the applicable period. Commercial deployment of the units did not commence until 1994; therefore, information relating to 1993 is not meaningful.

(4) Reflects, at the closing of the Company's initial public offering of 3,000,000 shares of Common Stock on July 9, 1997 (the "Initial Public Offering") the conversion of all outstanding shares of Preferred Stock into Common Stock and excludes (a) the exercise of certain warrants on a cash basis to purchase 352,907 shares of Common Stock at an aggregate exercise price of approximately $1.26 million, which expired on July 9, 1997; and (b) the issuance of 1,035,715 shares of Common Stock upon the net exercise of certain warrants, which expired on July 9, 1997. Also excludes the assumed exercise of certain warrants on a cash basis to purchase 665,000 shares of Common Stock at an aggregate exercise price of $6,650, which expire within 90 days of July 9, 1997 and warrants to purchase 1,042,981 shares of Common Stock at a weighted average exercise price of $12.57 per share, which warrants did not expire upon the closing of the Initial Public Offering or within 90 days thereafter.


(5) Adjusted to reflect the proceeds of the Company's Initial Public Offering at an offering price of $10.50 per share after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds."

(6) Cash, cash equivalents and short-term investments include $11.1 million of funds in transit, which represent amounts being processed by armored car carriers or residing in Coinstar units.

                                  RISK FACTORS

    AN INVESTMENT IN THE NEW NOTES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE EXCHANGING THE OLD NOTES FOR THE NEW NOTES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

HISTORY OF SUSTAINED OPERATING LOSSES AND CONTINUATION OF SUCH LOSSES

    The Company has incurred substantial and increasing operating losses since inception in 1991. The Company's net loss for 1995, 1996 and the six months and three months ended June 30, 1997 was $6.2 million, $16.0 million, $15.5 million and $8.0 million, respectively. As of June 30, 1997, the Company had an accumulated deficit of $44.4 million. Operating losses to date have resulted primarily from expenses incurred in the development, marketing and operation of the Coinstar units, development and maintenance of the network, administrative and occupancy expenses at the Company's headquarters, and depreciation and amortization. The Company expects to continue to incur substantial and increasing operating losses and negative cash flow from operating and investing activities as it plans to significantly increase its installed base of Coinstar units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED OPERATING HISTORY

    After several years of development, the Company commenced commercial deployment of Coinstar units in 1994 and placed approximately 89% of the installed base as of June 30, 1997 in service during 1996 and the six months ended June 30, 1997. Prospective investors, therefore, have limited historical financial information on which to base an evaluation of the Company's performance. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new or rapidly evolving markets. There can be no assurance that the Company will install a sufficient number of its Coinstar units or obtain sufficient market acceptance to allow the Company to achieve or sustain profitability, or generate sufficient cash flow to meet the Company's capital and operating expenses and debt service obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

UNCERTAINTY OF FUTURE OPERATING RESULTS

    Substantially all of the Company's revenue has been, and the Company believes will continue to be, derived from the processing fees charged for the Company's coin processing service. Prior growth rates in the Company's revenue should not be considered indicative of future operating results. The timing and amount of future revenues will depend almost entirely on the Company's ability to obtain new agreements with supermarket chains and other potential retail distribution partners for the installation of Coinstar units, the successful deployment and operation of the Company's coin processing network, and customer utilization of the service. Future operating results will depend upon many factors, including the Company's success in deploying a substantial number of additional units, the consumer demand for the Company's coin processing service, the level of product and price competition, the Company's success in expanding its national network and managing the growth of such network, the ability of the Company to develop and market product enhancements, the timing of product enhancements, activities of and acquisitions by competitors, the ability to hire additional employees and the timing of such hiring and the ability to control costs. Fluctuations in the volume and value of coins processed and the rate of unit installations have caused and may continue to cause material fluctuations in the Company's operating results, particularly on a quarterly basis. Quarterly revenue and operating results, therefore, depend on the volume and mix of coins processed and the rate of unit installations during the quarter, all of which are difficult to forecast. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The customer utilization of the Company's coin processing service varies substantially from unit to unit, making the Company's revenues difficult to forecast. Customer utilization is affected by the timing and success of promotions by the Company and its retail distribution partners, age of the installed unit, adverse weather conditions and other factors, many of which are not in the Company's control. Based on its limited operating history, the Company believes that coin processing volumes are affected by seasonality; in particular the Company believes that on a relative basis coin processing volumes have been lower in the months of January, February, September and October. There can be no assurance, however, that such seasonal trends will continue. Any projections of future seasonality are inherently uncertain due to the Company's limited operating history, and due to the lack of comparable companies engaged in the coin processing business. As a result of these and other factors, revenue for any quarter is subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Because the Company's operating expenses are based on anticipated revenue trends and because a large percentage of the Company's expenses are relatively fixed, revenue variability could cause significant variations in operating results from quarter to quarter and could result in significant losses. To the extent such expenses precede, or are not subsequently followed by, increased revenue, the Company's operating results would be materially adversely affected. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock. See "Risk Factors--Possible Termination of Retail Distribution Partner Agreements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

    The Company had outstanding indebtedness as of June 30, 1997 of $74.6 million, which included $70.6 million of the Notes. The Notes will accrete to $95.0 million by October 1999. The Company must begin paying cash interest on the Notes in April 2000. Beginning at that time, the Company will have debt service obligations of over $12.0 million per year until October 2006 when the principal amount of $95.0 million will be due. The Company's capital expenditures will increase significantly upon the continued expansion of the Coinstar network, and the Company expects that its operating cash flow will be insufficient to finance capital expenditures over the next several years. The ability of the Company to meet its debt service requirements will depend upon achieving significant and sustained growth in the Company's cash flow, which will be affected by its success in implementing its business strategy, prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. Accordingly, there can be no assurance as to whether or when the Company's operations will generate positive cash flow or become profitable or whether the Company will at any time have sufficient resources to meet its debt service obligations. If the Company is unable to generate sufficient cash flow to service its indebtedness, it will have to reduce or delay planned capital expenditures, sell assets, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, particularly in light of the Company's high levels of indebtedness. In addition, the degree to which the Company is leveraged could have significant consequences, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, product research and development, acquisitions, and other general corporate purposes may be materially limited or impaired, (ii) a substantial portion of the Company's cash flow from operations may need to be dedicated to the payment of principal and interest on its indebtedness and therefore not available to finance the Company's business and
(iii) the Company's high degree of leverage may make it more vulnerable to economic downturns, may limit its ability to withstand competitive pressures and may reduce its flexibility in responding to changing business and economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

    The Company believes that it is the first company to provide a widespread network of self-service coin processing machines that provide a convenient, reliable means for consumers to convert loose coins into cash. The Company has become aware of two direct competitors that operate self-service coin processing machines, both of which the Company believes operate an installed base of less than 50 units in certain regions of the United States. There can be no assurance, however, that such competitors have not or will not increase their installed base of units or expand their service nationwide. The Company also competes indirectly with manufacturers of machines and devices that enable consumers to count or sort coins themselves. The Company also competes or may compete directly or indirectly with banks and similar depository institutions for coin conversion customers. Currently, banks are the primary alternative available to consumers for converting coins into cash, and they generally do not charge a fee for accepting rolled coins. As the market for coin processing develops, banks and other businesses may decide to offer additional coin processing services, either as a customer service or on a self-service basis, and compete directly with the Company. Many of these potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and public relations resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to consumers and businesses. There can be no assurance, however, that the Company's competitors, or others will not succeed in developing technologies, products or services that are more effective, less costly or more widely used than those that have been or are being developed by the Company or that would render the Company's technologies or products obsolete or noncompetitive. There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness. See "Business--Competition."

DEPENDENCE ON CONTINUED MARKET ACCEPTANCE BY CONSUMERS AND RETAIL DISTRIBUTION
  PARTNERS

    The Company is substantially dependent on continued market acceptance of its coin processing service by consumers and its retail distribution partners, which have been almost exclusively supermarket chains. The self-service coin processing market is relatively new and evolving; accordingly, it is difficult to predict the future growth rate and size of this market. There can be no assurance that the Company will be successful in achieving the large-scale adoption of its coin processing service. While the Company's existing installed base of Coinstar units has been well received by both retail distribution partners and customers to date, there can be no assurance that the operating results of the installed units will continue to be favorable or past results will be indicative of future market acceptance of the Company's service. The Company believes that market acceptance of the Coinstar unit is dependent on the consumer's perception that the units are convenient, easy to use and reliable. Even if the Company is successful in promoting awareness of the Coinstar unit among consumers, there can be no assurance that such consumers will utilize the Coinstar units in sufficient volume to make the Company profitable. In addition, market acceptance and ongoing use of the Coinstar service may be adversely affected by the increasing use of alternatives to coin and currency transactions such as credit and debit cards, checks, wire transfers, smart cards and other forms of electronic payment. See "Business--Sales and Marketing."

    Market acceptance of the Coinstar units is also dependent on the willingness of potential retail distribution partners to have the units installed in their stores. The Company believes that market acceptance by potential retail distribution partners will be dependent on its ability to demonstrate the utility of the Coinstar unit as a customer service and as a means to provide other tangible benefits, including increased customer traffic and the promotion of store sales. There can be no assurance, however, that potential retail distribution partners will be willing to place Coinstar units in their stores or that, once installed, Coinstar units will obtain market acceptance from consumers. Market acceptance and the Company's revenues may also be affected by the availability and success of coin processing services offered by competitors. In the event the Company's service does not achieve market acceptance or does so less rapidly than expected or the Company's contracts with one or more of its retail distribution partners is terminated, the Company and its results of operations, including its ability to achieve sufficient cash flow to service its indebtedness and achieve profitability, will be materially adversely affected. Moreover, the Company intends to deploy the Coinstar units in banks, convenience stores and mass merchants and is exploring opportunities for deployment in the international market. However, the Company has not yet entered such markets and there can be no assurance that, if entered, deployment in such markets would be successful. See "Risk Factors--Possible Termination of Retail Distribution Partner Agreements" and "Business."

POSSIBLE TERMINATION OF RETAIL DISTRIBUTION PARTNER AGREEMENTS

    The Company is substantially dependent upon its ability to enter into agreements with retail distribution partners for the installation of its Coinstar units. In addition, the Company generally has separate agreements with each of its retail distribution partners, providing for the Company's exclusive right to provide coin processing services in their retail locations. These contracts generally have terms ranging from two to three years and are generally terminable by either party with advance notice of at least 90 days. In addition, Coinstar units in service in several supermarket chains account for a significant portion of the Company's revenue. In the six months ended June 30, 1997, Coinstar units in service in three supermarket chains accounted for approximately 32.3% of the Company's revenue. The units in service in two of these chains, Ralphs Grocery Co. ("Ralphs") and The Kroger Co. ("Kroger"), accounted for approximately 11.0% and 13.0%, respectively, of the Company's revenue in the six months ended June 30, 1997. The termination of any one or more of the Company's contracts with its retail distribution partners could have a material adverse effect on the Company's business, financial condition, results of operations and on its ability to achieve sufficient cash flow to service its indebtedness. See "Business--Sales and Marketing."

MANAGEMENT OF GROWTH

    The Company has experienced rapid growth and intends to continue to aggressively expand its operations. The growth in the size and scale of the Company's business has placed and is expected to continue to place significant demands on its operational, administrative and financial personnel and operating systems. Additional planned expansion by the Company may further strain management and other resources. The Company's ability to manage growth effectively will depend on its ability to improve its operating systems, to expand, train and manage its employee base and to develop additional manufacturing and service capacity. In particular, the Company will be required to rapidly expand its operating systems and processes in order to support the projected installations of Coinstar units and the potential addition of value-added services. Such expansion will require improvements to both hardware and software and the hiring and training of additional software engineers. In addition, the Company will be required to establish relationships with additional third-party service providers. These demands, and others, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, or that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve and manage the rapid roll-out currently projected. If the Company is unable to manage growth effectively, the Company's business, financial condition and results of operations and its ability to achieve sufficient cash flow to service its indebtedness will be materially adversely affected. See "Business."

DEPENDENCE ON A SINGLE SERVICE

    The Company has and expects for the foreseeable future to derive substantially all of its revenues from the operation of Coinstar units. Accordingly, market acceptance of the Company's coin processing service is critical to the Company's future success. Since there is only a limited existing market for the Company's coin processing service, there can be no assurance that an acceptable level of demand will be achieved or sustained. If sufficient demand for the Company's coin processing service does not develop due to lack of market acceptance, technological change, competition or other factors, the Company's business, financial condition and results of operations and its ability to achieve sufficient cash flow to service its indebtedness will be materially adversely affected. See "Risk Factors--Dependence on Continued Market Acceptance By Consumers and Retail Distribution Partners" and "Business--Sales and Marketing."

EXPOSURE TO COMPONENT SHORTAGES FROM SINGLE SOURCE SUPPLIER

    The Company currently purchases the coin counter component of the Coinstar unit from a single manufacturer, Scan Coin AB, pursuant to an agreement that may be terminated by either party with six months notice at any time on or after June 30, 1998. The Company has entered into a non-binding letter of intent with Scan Coin AB for a new agreement, although no assurance can be given that the parties will enter into a new agreement. Currently, no other manufacturer produces a coin counter capable of being used in the Coinstar units without extensive enhancements and modifications. No assurance can be given that Scan Coin AB will be able or willing to supply coin counter components to the Company in the future. The Company believes it would require up to 12 months to source and make necessary modifications to an alternative coin counter component. Moreover, it could take several additional months for any such alternative supplier to meet the Company's required volume levels. Accordingly, any cessation, slow-down or disruption in the Company's current supply of coin counter components would have a material adverse effect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness. Although the Company believes alternative suppliers are available, there can be no assurance that the Company would be able to locate an alternate supplier on a timely or cost-efficient basis, if at all, and make the necessary modifications and enhancements to the design of the Coinstar unit to utilize such replacement, both of which, in the event of their nonoccurrence, would materially impair its ability to have Coinstar units manufactured. A prolonged inability to obtain certain components could have a material adverse effect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness, particularly as the Company increases its manufacturing requirements to support its nationwide deployment. See "Business--Manufacturing and Supply."

RELIANCE ON THIRD-PARTY MANUFACTURER AND SERVICE PROVIDERS

    The Company does not conduct manufacturing operations and is dependent and will continue to be dependent on outside parties for the manufacture of the Coinstar unit and its key components. While Coinstar intends to significantly expand its installed base, such expansion may be constrained by the manufacturing capacity of its third-party manufacturers and suppliers. Although the Company expects that its current contract manufacturer, SeaMed Corporation ("SeaMed") will be able to produce sufficient units to meet projected demand, there can be no assurance that SeaMed or other manufacturers will be able to meet the Company's manufacturing needs in a satisfactory and timely manner. In the event of an unanticipated increase in demand for Coinstar unit installations by retail distribution partners, the Company may be unable to meet such demand due to manufacturing constraints. Although the Company has a contract with SeaMed, it does not have a long-term obligation to continue the manufacture of the Coinstar unit or its components. Further, SeaMed is principally engaged in the manufacture of electronic medical instruments for medical technology companies. The Company believes that it is SeaMed's only material non-medical customer. As such, the Company faces an increased risk that SeaMed may choose to focus exclusively on manufacturing its medical products and cease making the Company's products. Should SeaMed cease providing services, the Company would be required to locate and qualify additional suppliers. There can be no assurance that the Company would be able to locate alternate manufacturers on a timely basis. The Company's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. There can be no assurance that the manufacturing capability of such third-party manufacturers will successfully address the Company's needs. In the event the Company is unable to retain such manufacturing on commercially reasonable terms, its business, financial condition and results of operation and its ability to achieve sufficient cash flow to service its indebtedness will be materially adversely affected. See "Business--Manufacturing and Supply."

    The Company relies on third-party service providers for substantial support and service efforts that the Company currently does not provide directly. In particular, the Company contracts with armored carriers to arrange for the pick-up, processing and deposit of coins. The Company generally contracts with one armored carrier to service a particular region. Many of these carriers do not have long-standing relationships with the Company and these contracts generally can be terminated by either party with advance notice ranging from 30 to 90 days. In the past, the Company has experienced a sudden disruption in service from an armored carrier company. The Company does not currently have nor does it expect to have in the foreseeable future the internal capability to provide back up service in the event of sudden disruption in service from an armored carrier company. Any failure by the Company to maintain its existing relationships or to establish new relationships on a timely basis or on acceptable terms would have a material adverse effect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness. Moreover, as with any business that handles large volumes of cash, the Company is susceptible to theft, counterfeit and other forms of fraud, including security breaches of the Company's computing system that performs important accounting functions. There can be no assurance that the Company will be successful in developing product enhancements and new services to thwart such attempts. See "Business--The Coinstar System."

RISK OF DEFECTS IN OPERATING SYSTEMS

    The Company collects financial and operating data and monitors unit performance through a wide-area communications network connecting each of the Coinstar units with a central computing system located at the Company's headquarters. This information is used to track the flow of coins, verify coin counts and schedule and dispatch unit service. The operation of the Coinstar units depends on sophisticated software, computing systems and communications services that may contain undetected errors or are subject to failures. These errors and failures may arise particularly when new services or service enhancements are added or when the volume of services provided increases. Although each unit is designed to store all data collected, helping to ensure critical data is not lost due to an operating systems failure, the inability of the Company to collect the data from its units could lead to a delay in processing coins and crediting the accounts of its distribution partners for vouchers already redeemed. Further, there can be no assurance that the design of the operating systems to prevent the loss of data will operate as intended and any loss of or delay in collecting coin processing data would materially and adversely effect the Company's operations. In addition, the Company has in the past experienced limited delays and disruptions resulting from upgrading or improving its operating systems. Although such disruptions have not had a material effect on the Company's operations, there can be no assurance that future upgrades or improvements will not result in delays or disruptions that would have a material adverse impact on the Company's operations. In particular, the Company is currently planning some significant improvements in its operating platform in order to support its projected expansion of the installed base of Coinstar units and the potential addition of value-added services. While the Company is taking steps to ensure that the potential adverse impact of such improvements on the Company's operations is minimized, there can be no assurance that the platform will be able to handle the increased volume of services expected from the continued expansion of the Company's network and the potential addition of value-added services or that the improvements will occur on a timely basis so as not to disrupt such continued expansion and potential addition of value-added services. In addition, the communications network on which the Company relies is not owned by the Company and is subject to service interruptions. Further, while the Company has taken significant steps to protect the security of its network, any breach of such security whether intentional or from a computer virus could have a material adverse impact on the Company. Any service disruptions, either due to errors or delays in the Company's software or computing systems or interruptions or breaches in the communications network, or security breaches of the system, could have a material adverse affect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness. See "Business--The Coinstar System."

DEPENDENCE ON KEY PERSONNEL AND NEED TO HIRE ADDITIONAL PERSONNEL

    The Company's performance is substantially dependent on the performance of its executive officers and key employees and its long term success will depend on its ability to recruit, retain and motivate highly skilled personnel. Jens H. Molbak, President and Chief Executive Officer, Rod W. Brooks, Vice President of Sales and Marketing, Aaron R. Finch, Vice President of Operations, and Daniel A. Gerrity, Vice President and Chief Technical Officer, have been primarily responsible for the development and expansion of the Company's business. The Company recently hired Kirk A. Collamer as Vice President and Chief Financial Officer. All of the Company's executive officers and employees are employed on an at-will basis. The loss of the services of any of these executive officers or other key employees or the inability to attract and retain necessary technical and managerial personnel could have a material adverse effect upon the Company's business, financial condition and results of operation and on its ability to achieve sufficient cash flow to service its indebtedness. Presently, the Company maintains a "key man" life insurance policy on Mr. Molbak in the amount of $2.0 million. See "Management."

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

    The Company's future success depends, in part, on its ability to protect its intellectual property and maintain the proprietary nature of its technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties. In October 1996 and April 1997, the Company was issued United States patents relating to removing debris from coins processed in a self-service environment and other aspects of self-service coin processing. These patents will expire in October 2013 and April 2014, respectively. Sufficient debris removal is important to reducing clogging and malfunctioning. Reducing these problems and the associated downtime improves unit availability for customer use and reduces the amount of time that Company or retail partner personnel must spend attending to the unit, both of which are important features of operating in a self-service environment. No assurance can be given that any patents from any pending patent applications or from any future patent applications will be issued, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Moreover, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. On June 18, 1997, the Company filed in the United States District Court, Northern District of California against CoinBank Automated Systems, Inc. ("CoinBank"), one of its competitors, a complaint for infringement of one of the Company's United States patents (the "Patent Infringement Claim"). CoinBank responded to the Company by letter dated June 23, 1997, alleging that the Company failed to conduct a reasonable investigation before filing the Patent Infringement Claim, the Patent Infringement Claim is unreasonable and without factual foundation and the Patent Infringement Claim was filed for an improper purpose. CoinBank has demanded the Company dismiss such action, and has indicated that if such action is not dismissed, CoinBank will answer the Patent Infringement Claim on June 26, 1997 and counterclaim for declaration of noninfringement, invalidity and unenforceability of the subject patent and file a claim for $12 million of damages based on the tort of intentional interference with prospective economic advantage. CoinBank further stated that it may file a cross-complaint against Scan Coin AB for indemnity and breach of warranty of title. On June 27, 1997, CoinBank answered the Patent Infringement Claim and counterclaimed for declaration of noninfringement, invalidity and unenforceability of the subject patent, and filed a claim for breach of warranty against Scan Coin AB. There can be no assurance that the Company will prevail in such Patent Infringement Claim or on any claim that might be filed by CoinBank against the Company, or that as a result of such Patent Infringement Claim, the Company's patent will not be limited in scope or found to be invalid.

    Since patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by others which, if issued as patents, could cover the Company's products. The Company is subject to the risk of claims and litigation alleging infringement of the intellectual property rights of others. There can be no assurance that others will not assert infringement or misappropriation claims against the Company in the future based on patents, copyrights or trade secrets or that such claims will not be successful. The Company could incur substantial costs in defending itself and its retail distribution partners against any such claims, regardless of the merits of such claims. Parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to provide its coin processing service and use the processing equipment in the United States and abroad, and could result in an award of substantial damages. In the event of a successful claim of infringement, the Company may need or be required to obtain one or more licenses from, and/or grant one or more licenses to, others. There can be no assurance that the Company could obtain necessary licenses from others at a reasonable cost or at all. The defense of any lawsuit could result in time-consuming and expensive litigation, damages, license fees, royalty payments, diversion of the attention of key personnel and restrictions on or the termination of the Company's ability to provide its coin processing service and use the processing equipment, any of which could have a material adverse effect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness. The Company also relies on trade secrets to develop and maintain its competitive position. Although the Company protects its proprietary technology in part by confidentiality agreements with its employees, consultants and corporate partners, there can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be discovered independently by its competitors. See "Business--Proprietary Rights."

RAPID TECHNOLOGICAL CHANGE

    The self-service coin processing market is relatively new and evolving. As such, the Company anticipates that, as the market matures, it will be subject to technological change, new services and product enhancements, particularly as the Company expands its service offerings. Accordingly, the Company's success may depend in part upon its ability to develop product enhancements and new services that keep pace with continuing changes in technology and consumer preferences while remaining price competitive. There can be no assurance, however, that the Company would be successful in developing such product enhancements or new services, that it will be able to introduce such products or services on a timely basis or that any such product enhancements or new services will be successful in the marketplace. The Company's failure to develop technological improvements or to adapt its products and services to technological change on a timely basis could, over time, have a material adverse effect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness. See "Business--Product Research and Development."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The New Notes are being offered to the Holders of the Old Notes. Prior to this Exchange Offer, there has been no public market for the Old Notes. Prior to Exchange Offer there are no New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market. The Initial Purchaser has informed the Company that it currently intends to make a market for the New Notes. However, the Initial Purchaser is not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the New Notes. If the New Notes are traded after their initial issuance they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company.

CONSEQUENCES TO NON-TENDERING HOLDERS OF OLD NOTES

    Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Old Notes. Thereafter, any Holder of Old Notes who does not tender its Old Notes in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Old Notes in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available.

RANKING OF NOTES

    The Notes will be unsecured obligations of the Company, will be subordinated to all other Senior Debt of the Company and will be effectively subordinated to all indebtedness (including senior indebtedness and trade credit) of subsidiaries of the Company. As of June 30, 1997 the aggregate amount of Senior Debt of the Company was $4.0 million. See "Capitalization." The Indenture permits the Company and its subsidiaries to incur substantial additional indebtedness, including senior indebtedness and secured indebtedness. The Company currently does not have any subsidiaries.

    The Company and its subsidiaries may incur substantial additional indebtedness, including senior indebtedness and secured indebtedness. Any holders of secured indebtedness of the Company would be entitled to payment of their indebtedness out of the proceeds of their collateral prior to the holders of any general unsecured obligations of the Company, including the Notes, and any holders of senior indebtedness of the Company or of subsidiaries of the Company would generally be entitled to repayment of such indebtedness from the assets of the Company or of the affected subsidiaries before such assets were made available for distribution to holders of subordinated obligations of the Company or to the Company, respectively. In addition, holders of any future indebtedness of the Company ranking pari passu in right of payment with the Notes would generally share pro rata in the remaining assets of the Company with the holders of the Notes. Similarly, in the event of any distribution or payment of the assets of the Company in any foreclosure, dissolution, winding-up, liquidation or reorganization, holders of any secured indebtedness will have a secured prior claim to the assets of the Company that constitute their collateral and holders of senior or subsidiary indebtedness would be entitled to prior repayment of their claims from the assets of the Company or of the relevant subsidiary. In the event of bankruptcy, liquidation or reorganization of the Company, holders of the Notes will participate ratably with all holders of unsecured indebtedness of the Company which is deemed to be of the same class as the Notes, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. See "Description of Old Notes-- Subordination."

    In the event that the Company is unable to generate sufficient cash flow and the Company is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, including the Notes, the Company could be in default under the terms of the agreements governing such indebtedness, including the Indenture. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable together with accrued and unpaid interest. If such an acceleration were effected and the Company did not have sufficient funds to pay the accelerated indebtedness, the holders of such indebtedness could initiate foreclosure or other enforcement action against the Company. Any such circumstances would materially adversely affect the Company's ability to pay principal, premium, if any, and interest on the Notes and the market value of the Notes.

FRAUDULENT TRANSFER AND PREFERENCE CONSIDERATIONS

    Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if the Company, at the time of issuance of, or making any payment in respect of, the Notes, (a)(i) was or was rendered insolvent thereby, was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, and (ii) the Company received less than reasonably equivalent value or fair consideration for such issuance, or (b) the Company issued the Notes or made any payment thereunder with intent to hinder, defraud or delay any of its creditors, the obligations of the Company under some or all of the Notes could be avoided or held to be unenforceable by a court, the obligations of the Company under the Notes could be subordinated to claims of other creditors or the holders could be required to return payments already received. In any of the foregoing cases, there could be no assurance that the holders would ultimately recover the amounts owing under the Notes. In addition, under the preference law of the State of New York, if the Company were to issue the Notes or make any payment in respect thereof in contemplation of insolvency, the Notes could be avoided or amounts paid to the holders could be required to be returned.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in any such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

    The Company believes that it will not be insolvent at the time of or as a result of any of the offerings made hereby, that it will not engage in a business or transaction for which its assets constitute unreasonably small capital, and that it did not and does not intend to incur or believe that it will incur debts beyond its ability to pay such debts as they mature. These beliefs are based on internal cash flow projections and estimated value of assets and liabilities. There can be no assurance, however, that a court passing on such questions would agree with the Company's analysis.

ORIGINAL ISSUE DISCOUNT

    The Notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest will not be payable in respect of the Notes prior to April 1, 2000, Original Issue Discount (the difference between the stated redemption price at maturity of the Notes and the issue price of the Notes) will accrue from the issue date of the Notes and generally will be includable as interest income in the Note holder's gross income for United States federal income tax purposes in advance of the cash payments to which the income is attributable.

    Furthermore, the Notes will be subject to the high yield discount obligation rules which will defer and may in part eliminate the Company's ability to deduct the Original Issue Discount attributable to the Notes. Accordingly, the Company's after tax cash flow might be less than if the Original Issue Discount on the Notes was deductible when it accrued. See "Certain Federal Income Tax Considerations--Notes-- Applicable High Yield Discount Obligations." Similar results may apply under state tax laws.

    If a bankruptcy case were commenced by or against the Company under the Federal Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), after the issuance of the Notes, the claim of a holder is the sum of: (i) the initial offering price and (ii) that portion of the Original Issue Discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any Original Issue Discount that was not accrued as of the date of any such bankruptcy filing would constitute "unmatured interest."

                                  THE COMPANY


    The Company's executive offices are located at 1800 114th Avenue SE, Bellevue, Washington 98004. Its telephone number at that address is (425) 943-8000.


                                USE OF PROCEEDS

    This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. Coinstar will not receive any cash proceeds from the issuance of the New Notes offered in the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

    Net proceeds from the sale of the Old Notes (after the deduction of placement fees and other expenses of the offering of the Old Notes) were approximately $62.9 million. Such proceeds have been and will be used (i) predominantly to fund capital expenditures and working capital requirements incurred in connection with the continued expansion of the Coinstar network,
(ii) for the repayment of certain previously outstanding long-term obligations,
(iii) for product research and development, and deployment of enhancements to the Coinstar unit and coin processing network and (iv) and for general corporate purposes. Pending application of the proceeds as described above, the Company has invested the net proceeds of the issuance of the Old Notes in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The future payment of cash dividends, if any, is within the discretion of the Board of Directors and will depend on the future earnings, capital requirements, financial condition and future prospects of the Company and such other factors as the Board of Directors may determine. In addition, the Company's Indenture governing the Notes restricts the Company's ability to pay dividends if at the time of such dividend or immediately thereafter, the Company is in default under the Indenture or does not meet certain tests associated with the Company's financial position.

                                 CAPITALIZATION


    The following table sets forth (i) the actual capitalization of the Company as of June 30, 1997, (ii) the pro forma capitalization in connection with the Company's Initial Public Offering after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock, and
(iii) the pro forma capitalization as adjusted to reflect the receipt of the net proceeds from the sale of Common Stock in the Initial Public Offering at the Initial Public Offering price of $10.50 per share (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company). This table excludes the exercise of certain warrants on a cash basis to purchase 352,907 shares of Common Stock at an aggregate exercise price of approximately $1.26 million, which expired on July 9, 1997 and the issuance of 1,035,715 shares of Common Stock upon the net exercise of certain warrants, which expired on July 9, 1997. This table also excludes the assumed exercise of certain warrants on a cash basis to purchase 665,000 shares of Common Stock at an aggregate exercise price of $6,650, which expire within 90 days of July 9, 1997 and warrants to purchase 1,042,981 shares of Common Stock at a weighted exercise price of $12.57 per share, which did not expire upon the closing of the Initial Public Offering or within 90 days thereafter. Such warrants may be exercised for cash or on a cashless basis at the option of the warrant holder. This table also excludes 921,900 shares of Common Stock issuable upon exercise of outstanding options granted under the Equity Incentive Plan as of June 30, 1997 at a weighted average exercise price of $5.67 per share and 40,000 shares of Common Stock issuable upon exercise of outstanding options granted outside the Equity Incentive Plan as of June 30, 1997 at a weighted average exercise price of $3.50 per share. This table should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.


                                                                                    JUNE 30, 1997
                                                                    ---------------------------------------------
                                                                                                       PRO FORMA
                                                                      ACTUAL         PRO FORMA        AS ADJUSTED
                                                                    ----------  --------------------  -----------
                                                                                    (DOLLARS IN
                                                                                     THOUSANDS)
Cash, cash equivalents and short-term investments(1)..............  $   39,352       $   39,352        $  67,895
                                                                    ----------         --------       -----------
                                                                    ----------         --------       -----------
Debt:
  13% Senior Subordinated Discount Notes due 2006.................  $   70,618       $   70,618        $  70,618
  Other long term obligations, including current portion..........       4,011            4,011            4,011
                                                                    ----------         --------       -----------
  Total debt, including current portion...........................      74,629           74,629           74,629
                                                                    ----------         --------       -----------
Mandatory Redeemable Preferred Stock, $.001 par value; 16,000,000 shares authorized; 7,315,795 shares outstanding actual no shares
  outstanding pro forma and as adjusted...........................      24,972           --               --
                                                                    ----------         --------       -----------
Stockholders' equity (deficit):
Convertible Preferred Stock, $.001 par value; 16,000,000 shares authorized; 1,545,281 shares outstanding actual; no shares
  outstanding pro forma and as adjusted...........................       4,232           --               --
Common Stock, $.001 par value; 22,000,000 authorized; 984,012 outstanding actual; 9,972,976 shares pro forma; and 12,972,976
  shares outstanding as adjusted..................................          94           29,298           57,841
Contributed capital for warrants..................................       2,621            2,621            2,621
Accumulated deficit...............................................     (44,421)         (44,421)         (44,421)
                                                                    ----------         --------       -----------
Total stockholders' equity (deficit)..............................     (37,474)         (12,502)          16,041
                                                                    ----------         --------       -----------
    Total capitalization..........................................  $   62,127       $   62,127        $  90,670
                                                                    ----------         --------       -----------
                                                                    ----------         --------       -----------

------------------------

(1) Cash, cash equivalents and short-term investments include $11.1 million of funds in transit, which represent amounts being processed by armored car carriers or residing in Coinstar units.

                       SELECTED FINANCIAL AND OTHER DATA

    The following table sets forth selected financial data of the Company as of and for each of the years in the five year period ended December 31, 1996, as of and for the six month periods ended June 30, 1996 and 1997 and as of and for the three month periods ended June 30, 1996 and 1997. The statements of operations data for each of the years in the three year period ended December 31, 1996 and the balance sheet data as of December 31, 1995 and 1996 have been derived from the financial statements of the Company, audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this Prospectus. The statements of operations data for each of the years in the two year period ended December 31, 1993 and the balance sheet data as of December 31, 1992, 1993 and 1994 have been derived from audited financial statements of the Company which are not included in this Prospectus. The statements of operations data for the six month and three month periods ended June 30, 1996 and 1997 and the balance sheet data as of June 30, 1997 have been derived from unaudited financial statements of the Company that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the quarterly results. The operating results for the six months and three months ended June 30, 1997 are not necessarily indicative of results that may be expected for the year ending December 31, 1997. The following information is qualified by reference to, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                                                                                         THREE
                                                                                                                        MONTHS
                                                                                                   SIX MONTHS ENDED      ENDED
                                   INCEPTION TO              YEAR ENDED DECEMBER 31,                   JUNE 30,        JUNE 30,
                                   DECEMBER 31,    --------------------------------------------  --------------------  ---------
                                      1992(1)        1993(1)      1994       1995       1996       1996       1997       1996
                                  ---------------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT DATA)
STATEMENTS OF OPTIONS DATA:
  Revenue.......................     $       8      $      15   $     325  $   1,063  $   8,312  $   2,134  $   9,289  $   1,388
  Expenses:
    Direct operating............            46             45         488      1,336      7,258      2,209      7,416      1,321
    Regional sales and
      marketing.................        --                  3          86        349      1,505        615      1,602        407
    Product research and
      development...............           383          1,368       1,648      1,830      3,969      1,423      3,080        762
    Selling, general and
      administrative............           171            402       1,716      2,790      5,351      1,939      5,157      1,067
    Depreciation and
      amortization..............        --                 40         440      1,117      4,135      1,295      3,843        796
                                         -----     -----------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations............          (592)        (1,843)     (4,053)    (6,359)   (13,906)    (5,347)   (11,809)    (2,965)
Other income (expense)
  Interest income...............            11             29          34        398        848        255      1,020         95
  Interest expense..............        --             --            (297)      (208)    (2,661)      (255)    (4,759)      (168)
                                         -----     -----------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss before extraordinary
  item..........................          (581)        (1,814)     (4,316)    (6,169)   (15,719)    (5,347)   (15,548)    (3,038)
Extraordinary item--loss related
  to early retirement of debt...        --             --          --         --           (248)    --         --         --
                                         -----     -----------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss........................     $    (581)     $  (1,814)  $  (4,316) $  (6,169) $ (15,967) $  (5,347) $ (15,548) $  (3,038)
                                         -----     -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                         -----     -----------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net loss per share
  before extraordinary
  item(2).......................        --             --          --         --      $   (1.47) $   (0.51) $   (1.49) $   (0.29)
Pro forma extraordinary item per
  share(2)......................        --             --          --         --          (0.02)    --         --         --
                                                                                      ---------  ---------  ---------  ---------
Pro forma net loss per
  share(2)......................        --             --          --         --      $   (1.49) $   (0.51) $   (1.49) $   (0.29)
                                                                                      ---------  ---------  ---------  ---------
                                                                                      ---------  ---------  ---------  ---------
Pro forma weighted average
  shares outstanding
  (000's)(2)....................        --             --          --         --         10,715     10,460     10,460     10,460

OTHER DATA:
Number of new Coinstar units
  installed during the period...             4             13          31        215      1,238        533        834        364
Installed base of Coinstar units
  at end of the period..........             4             17          48        263      1,501        796      2,335        796
Number of regional markets......                            2           4         11         23         18         33         18
Dollar value of coins
  processed.....................        --          $      74   $   5,245  $  17,701  $ 115,476  $  32,998  $ 123,350  $  20,692
Capital expenditures............             8            620       2,163      3,823     20,820      9,651     15,392      6,466
Direct contribution (loss)(3)...           (38)           (30)       (613)      (273)     1,054        (75)     1,873         67
Direct operating expense per
  average installed unit(4).....        --             --          20,353     11,717      8,610      4,641      3,875      2,205


                                    1997
                                  ---------

STATEMENTS OF OPTIONS DATA:
  Revenue.......................  $   5,294
  Expenses:
    Direct operating............      3,966
    Regional sales and
      marketing.................        972
    Product research and
      development...............      1,640
    Selling, general and
      administrative............      2,630
    Depreciation and
      amortization..............      2,158
                                  ---------
Loss from operations............     (6,072)
Other income (expense)
  Interest income...............        440
  Interest expense..............     (2,415)
                                  ---------
Net loss before extraordinary
  item..........................     (8,047)
Extraordinary item--loss related
  to early retirement of debt...     --
                                  ---------
Net loss........................  $  (8,047)
                                  ---------
                                  ---------
Pro forma net loss per share
  before extraordinary
  item(2).......................  $   (0.77)
Pro forma extraordinary item per
  share(2)......................     --
                                  ---------
Pro forma net loss per
  share(2)......................  $   (0.77)
                                  ---------
                                  ---------
Pro forma weighted average
  shares outstanding
  (000's)(2)....................     10,460
OTHER DATA:
Number of new Coinstar units
  installed during the period...        406
Installed base of Coinstar units
  at end of the period..........      2,335
Number of regional markets......         33
Dollar value of coins
  processed.....................  $  70,626
Capital expenditures............      7,717
Direct contribution (loss)(3)...      1,328
Direct operating expense per
  average installed unit(4).....      1,858

                                                                                  DECEMBER 31,
                                                              -----------------------------------------------------   JUNE 30,
                                                                1992       1993       1994       1995       1996        1997
                                                              ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments(5)........  $      46  $   1,417  $   1,343  $  14,120  $  56,310   $  39,352
Total assets................................................         80      2,090      3,913     19,601     82,531      79,103
Total debt, including current portion.......................          4     --          4,660      1,658     70,065      74,629
Mandatorily Redeemable Preferred Stock......................     --         --         --         23,548     24,972      24,972
Paid in capital.............................................        657      4,239      4,512      5,409      6,871       6,947
Total stockholders' equity (deficit)........................  $      76  $   1,844  $  (2,224) $  (7,471) $ (21,976)    (37,474)

------------------------------
(1) Commercial deployment of the units did not commence until 1994; therefore, certain information relating to 1992 and 1993 is not meaningful.

(2) See Note 2 to Audited Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net loss per share. Pro forma net loss per share is not presented for the years ended December 31, 1992 through 1995 due to the lack of comparability.

(3) Direct contribution (loss) is defined as revenue less direct operating expenses. The Company uses direct contribution (loss) as a measure of operating performance to assist in understanding its operating results. Direct contribution (loss) is not a measure of financial performance under GAAP and should not be considered in isolation or an alternative to gross margin, income (loss) from operations, net income (loss), or any other measure of performance under GAAP.

(4) Based on monthly averages of units in operation over the applicable period.

(5) Cash, cash equivalents and short-term investments include funds in transit, which represent amounts being processed by armored car carriers or residing in Coinstar units, of $767,000, $5.5 million and $11.1 million at December 31, 1995 and 1996, and June 30, 1997, respectively. Funds in transit prior to such dates are negligible.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, IN "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company develops, owns and operates a network of automated, self-service coin counting and processing machines that provides consumers with a convenient means to convert loose coins into cash. The Company began field testing of a prototype unit in 1992 and commercial installation of units in supermarkets in 1994. The Company has increased its store installation base every year and as of June 30, 1997 had an installed base of 2,335 units located in supermarkets and financial institutions in 33 regional markets across the United States. In 1996, the Company significantly accelerated its plans for installation of the Coinstar units in various geographic regions.

    Beginning in 1995, the Company has devoted significant resources to building a sales and marketing organization, adding administrative personnel and developing the network systems and infrastructure to support the rapid growth of its installed base of units. The cost of this expansion and the significant depreciation expense of its installed network have resulted in significant operating losses to date and an accumulated stockholders' deficit of $44.4 million as of June 30, 1997. The continued rapid expansion of its installed base is expected to result in continued increases in the number of employees, marketing and field service personnel expenses in new regions and general and administrative expenses related to the ongoing development of information systems to support future growth. Consequently, the Company expects to incur increasing operating losses in the future. To date, the Company has funded its operating losses and capital expenditure requirements through the private sale of equity and in October 1996, the sale of the Notes for net proceeds of $62.9 million. In connection with the debt financing in October 1996, the Company began to prepare for accelerated future growth of its installed base by increasing expenditures on its field service organization, upgrading its systems engineering capabilities and developing and testing new marketing and promotion programs designed to increase coin processing volumes.


    The Company currently derives substantially all its revenues from coin processing services generated by its installed base of Coinstar units located in supermarket chains in more than 25 states across the country. The Company generates revenues based on a processing fee, currently 7.5%, charged on the total dollar amount of coins processed in a transaction. Prior to 1996 the Company's processing fee was 10% on pennies and 5% on all other coins. Beginning in the first quarter of 1996 the Company began charging a flat 7.5% fee on selected units and converted all units to this new fee structure by the end of the second quarter of 1996. Coin processing fee revenue is recognized at the time the customers' coins are counted by the Coinstar unit. Overall revenue growth is dependent on both the rate of new installations and the growth in coin processing volumes of its installed base. The Company's experience to date is that coin processing volumes per unit have generally increased with the length of time the unit is in operation. The Company believes that coin processing volumes per unit may also be affected by other factors such as public relations, advertising and other activities that promote awareness of the units, as well as the amount of consumer traffic in the stores in which the units are located and seasonality. Given the Company's limited operating history, there can be no assurance, however, that unit volumes will continue to increase as a function of the time the unit is in operation, or that unit volumes will be affected by such other factors. The significant increase in the Company's installed base in 1996 and the first quarter of 1997 resulted in a reduction in average age of all units in operation and consequently contributed to a lower average revenue per unit. The average age of all units in operation increased slightly during the second quarter of 1997 and contributed to a nominal increase in the average revenue per unit. The Company expects that as it continues to aggressively expand installations relative to the size of its installed base, the average revenue per unit may decrease even as the per unit dollar volume of mature units increases.

    Direct operating expenses are comprised of the regional expenses associated with Coinstar unit operations and support and consist primarily of coin pickup and processing, field operations support and related expenses, and retail operations support. Coin pickup and processing costs, which represent a major portion of direct operating expenses, vary based on the level of total coin processing volume and the density of the units within a region. The Company believes that while coin pickup and processing costs are variable based on units in service and coin volume generated, economies related to these direct expense components can be achieved through increasing the density of units in operation in regional markets. Field service operations and related expenses vary depending on the number of geographic regions in which Coinstar units are located and the density of the units within a region. Regional sales and marketing expenses are comprised of ongoing marketing, advertising and public relations efforts in existing market regions and startup marketing expenses incurred to launch the Coinstar service in new regional markets. Product research and development expense consists of the development costs of the Coinstar unit software, network applications, Coinstar unit sustaining engineering and new product development. Selling, general and administrative expenses are comprised of management compensation, administrative support for field operations, the customer service center, sales and marketing support, systems and engineering support, corporate services, and accounting, human resources and occupancy expenses. Depreciation and amortization consists primarily of depreciation charges on Coinstar units and, to a lesser extent, depreciation on furniture and fixtures and computer equipment and amortization of intangibles.

    The Company expects to continue to evaluate new marketing and promotional programs to increase the breadth and rate of customer utilization of its service and to engage in systems and product research and development. The Company intends to continue to invest in sales and marketing and product research and development, which is expected to negatively impact its operating results. The Company believes that its future revenue growth, operating margin gains and profitability will be dependent upon the penetration of its installed base with retail distribution partners in existing markets, expansion and penetration of installations in new market regions and successful ongoing marketing and promotional activities to sustain the growth in unit coin volume over time. Given the Company's limited operating history, unpredictability of the timing of installations with retail distribution partners and the resulting revenues, and the continued market acceptance of the Company's service by consumers and retail distribution partners, the Company's operating results for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "Risk Factors--History of Sustained Operating Losses and Continuation of Such Losses," "Risk Factors--Limited Operating History," "Risk Factors--Uncertainty of Future Operating Results," "Risk Factors--Fluctuations in Quarterly Operating Results," "Risk Factors-- Dependence on Continued Market Acceptance By Consumers and Retail Distribution Partners," "Risk Factors--Possible Termination of Retail Distribution Partner Agreements," and "Business--Sales and Marketing."

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1997 AND 1996

REVENUE

    Revenue increased to $5.3 million in the three months ending June 30, 1997 from $1.4 million in the comparable 1996 period. The increase was due principally to the increase in the number of Coinstar units in service during the three month period and the increase in the volume of coins processed by the units in service during this period. The installed base of Coinstar units increased to 2,335 as of June 30, 1997 from

796 units as of June 30, 1996. During the second quarter of 1997, 406 units were installed compared to 364 for the same period in 1996. The dollar value of coins processed in the second quarter of 1997 increased to $70,626 million compared to $20,692 million in the comparable 1996 period.

DIRECT OPERATING EXPENSES

    Direct operating expenses increased to $4.0 million in the three months ending June 30, 1997 from $1.3 million in the comparable 1996 period. The increase in direct operating expenses was primarily attributable to increased coin pickup and processing costs as a result of the increased dollar volumes processed by the network and the increase in field service personnel expenses associated with the hiring and training of new field service personnel to support the Company's accelerated growth and its expansion into 15 new regions as of June 30, 1996. Direct operating expense as a percentage of revenue decreased to
74.9% for the three months ending June 30, 1996 from 95.2% in the comparable 1996 period. The Company anticipates that direct operating expense will continue to increase as the number of installed units increases. However, direct operating expenses as a percentage of revenue are anticipated to decrease as (i) coin pickup and processing cost economies from regional densities are realized and (ii) field engineering expenses decrease as a percentage of revenue as the Company increases its density in its existing markets.

REGIONAL SALES AND MARKETING

    Regional sales and marketing expense increased to $1.0 million in the three months ending June 30, 1997 from $400,000 in the comparable 1996 period. The increase in regional marketing expense was the result of an increased level of advertising, cooperative promotion with its retail distribution partners and public relation efforts focused in the new regions installed in the second quarter of 1997 and the initial incurrence of ongoing marketing expenses in the existing markets. The Company expects sales and marketing expenses to continue to increase as the Company expands the installed base of units and enters new regional markets.

PRODUCT RESEARCH AND DEVELOPMENT

    Product research and development expenses increased to $1.6 million in the three months ending June 30, 1997 from $800,000 in the comparable 1996 period. The principal component of such expenses was personnel compensation and the period-to-period increase was due largely to higher staffing levels required for the improvement of existing and development of new Coinstar unit software, hardware, network applications and development costs related to new service offerings. The Company expects to continue to increase its product research and development expenditures during 1997 as it continues to add personnel in connection with operating systems improvements and the potential addition of value-added services. A portion of the product research and development expenses may be capitalized in the future.

SELLING, GENERAL, AND ADMINISTRATIVE

    Selling, general, and administrative expense increased to $2.6 million in the three months ending June 30, 1997 from $1.1 million in the comparable 1996 period. The principal component of such expenses was personnel compensation and the period-to-period increase reflects an investment in higher staffing levels to support the Company's rapid growth and expansion. The Company expects selling general and administrative expenses to continue to increase in 1997 as the Company continues to add staff.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased to $2.2 million in the three months ending June 30, 1997 from $800,000 in the comparable 1996 period. The increase was primarily due to the increase in the installed base of Coinstar units during these periods. The Company expects depreciation and amortization expense to increase significantly over the next several years as a result of expected increases in the installation of Coinstar units.

INTEREST INCOME AND EXPENSE

    Interest income increased to $400,000 in the three months ending June 30, 1997 from $100,000 in the comparable 1996 period. The increase in interest income is attributed to higher invested cash balances resulting from net proceeds received from the sale of Notes in October 1996.

    Interest expense increased to $2.4 million in the three months ending June 30, 1997 from $200,000 in the comparable 1996 period. The increase was due to the accretion of the Notes. No cash interest payments are due on the Notes until April 2000.

NET LOSS

    Net Loss increased to $8.0 million in the three months ending June 30, 1997 from $3.0 million in the comparable 1996 period. The increase in the net loss primarily was due to the fact that selling, general, and administrative expenses, product research and development expenses, and depreciation and amortization increased during the same period at a disproportionately higher rate that the Company's direct contribution margin. This was the result of the Company's decision to build infrastructure necessary to support the rapid growth of its installed base of units. In the near term, the Company expects to continue to add infrastructure to support expected increases in its installed base, and as a result expects to incur increasing net losses. In the longer term, the Company expects that it will not be required to add as much infrastructure to support its installed base and as a result expects to achieve profitability as its direct contribution margin from its larger base of installed units grows proportionately faster than its operating expenses. There can be no assurance, however, that the Company will install a sufficient number of units or obtain sufficient market acceptance to allow the Company to achieve or sustain profitability. See "Risk Factors--Dependence on Continued Market Acceptance By Consumers and Retail Distribution Partners."

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

REVENUE

    Revenue increased to $9.3 million in the first six months of 1997 from $2.1 in the comparable 1996 period. The increase was due principally to the increase in the number of Coinstar units in service during the 1997 period and the increase in the volume of coins processed by the units in service during this period. The installed base of Coinstar units increased to 2,335 as of June 30, 1997 from 796 units as of June 30, 1996. The dollar value of coins processed increased to $123.4 million during the 1997 period from $33.0 million in the comparable 1996 period.

DIRECT OPERATING EXPENSES

    Direct operating expenses increased to $7.4 million in the first six months of 1997 from $2.2 in the comparable 1996 period. The increase in direct operating expenses was primarily attributable to increased coin pickup and processing costs as a result of the increased dollar volumes processed by the network and the increase in field service personnel expenses associated with the hiring and training of new field service personnel to support the Company's accelerated growth and its expansion into 15 new regional markets as of June 30, 1996. Direct operating expenses as a percentage of revenue decreased to 79.9% in the 1997 period from 103.5% in the 1996 period. The Company anticipates that direct operating expenses will continue to increase as the number of installed units increases. However, direct operating expenses as a percentage of revenue are anticipated to decrease as (i) coin pickup and processing cost economies from regional densities are realized and (ii) field engineering expenses decrease as a percentage of revenue as the Company increases its density in its existing markets.

REGIONAL SALES AND MARKETING

    Regional sales and marketing expenses increased to $1.6 million in the first six months of 1997 from $600,000 in the comparable 1996 period. The increase in regional marketing expense was the result of an increased level of advertising, cooperative promotion with its retail distribution partners and public relations efforts focused in the new regions installed during the 1997 period and the initial incurrence of ongoing marketing expenses in existing markets. The Company expects that the components of sales and marketing expenses in the future will include ongoing marketing expenses in existing markets and startup marketing expenses in new regions entered. The Company expects sales and marketing expenses to continue to increase as the Company expands the installed base of units and enters new regional markets.

PRODUCT RESEARCH AND DEVELOPMENT

    Product research and development expenses increased to $3.1 million in the first six months of 1997 from $1.4 million in the comparable 1996 period. The principal component of such expenses was personnel compensation and the period-to-period increase was due largely to higher staffing levels required for the improvement of existing and development of new Coinstar unit software, hardware, network applications and development costs related to new service offerings. The Company expects to increase its product research and development expenditures during 1997 as it continues to add personnel in connection with operating systems improvements and the potential addition of value-added services. A portion of the product research and development expenses may be capitalized in the future.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expense increased to $5.2 million in the first six months of 1997 from $1.9 million in the comparable 1996 period. The principal component of such expenses was personnel compensation and the period-to-period increase primarily reflects an investment in higher staffing levels during the second half of 1996 and first six months of 1997 to support the Company's rapid growth and expansion. The Company expects selling, general and administrative expenses to continue to increase in 1997 as the Company continues to add staff.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased to $3.8 million in the first six months of 1997 from $1.3 million in the comparable 1996 period. The increase was primarily due to the increase in the installed base of Coinstar units during these periods. The Company expects depreciation and amortization expense to increase significantly over the next several years as a result of expected increases in the installation of Coinstar units.

INTEREST INCOME AND EXPENSE

    Prior to October 1996, the Company funded its liquidity needs primarily from the issuance of equity securities. In October 1996, the Company issued a total of $95 million aggregate principal amount at maturity of the Notes and certain related warrants. Accordingly, the Company has incurred significant non-cash interest expense from the amortization of the original issue discount and deferred financing fees on such debt.

    Interest income increased to $1.0 million in the first six months of 1997 from $300,000 in the comparable 1996 period. The increase in interest income is attributable to higher invested cash balances resulting from net proceeds of $62.9 million received from the sale of the Notes in October 1996.

    Interest expense increased to $4.8 million in first six months of 1997 from $300,000 in the comparable 1996 period as a result of the sale of the Notes. The increase was due to the accretion of the Notes. No cash interest payments are due on the Notes until April 2000.

NET LOSS

    Net loss increased to $15.5 million in the first six months of 1997 from $5.3 million in the comparable 1996 period. The increase in net loss primarily was due to the fact that selling, general and administrative expenses, product, research and development expenses, and depreciation and amortization increased during the same period at a disproportionately higher rate than the Company's direct contribution margin. This was the result of the Company's decision to build the infrastructure necessary to support the rapid growth of its installed base of units. In the near term, the Company expects to continue to add infrastructure to support expected increases in its installed base, and as a result expects to incur increasing net losses. In the longer term, the Company expects that it will not be required to add as much infrastructure to support its installed base and as a result expects to achieve profitability as its direct contribution margin from its significantly larger base of installed units grows proportionately faster than its operating expenses. There can be no assurance, however, that the Company will install a sufficient number of units or obtain sufficient market acceptance to allow the Company to achieve or sustain profitability. See "Risk Factors--Dependence on Continued Market Acceptance By Consumers and Retail Distribution Partners."

YEARS ENDED DECEMBER 31, 1996 AND 1995

REVENUE

    Revenue increased to $8.3 million in 1996 from $1.1 million in 1995. The increase was due principally to the increase in the number of Coinstar units placed in service during 1996 and the increase in the volume of coins processed by the units in service during that year. The installed base of Coinstar units increased to 1,501 at the end of 1996 from 263 at the end of 1995. The dollar value of coins processed increased to $115.5 million during 1996 from $17.7 million in 1995.

DIRECT OPERATING EXPENSES

    Direct operating expenses increased to $7.3 million in 1996 from $1.3 million in 1995. The increase in direct operating expenses was primarily attributable to increased coin pickup and processing costs as a result of the increased dollar volumes processed by the network and the increase in field service personnel expenses associated with the hiring and training of new field service personnel to support the Company's accelerated growth and its expansion into 12 new regional markets in 1996. Direct operating expenses as a percentage of revenue decreased to 87% in 1996 from 126% in 1995.

REGIONAL SALES AND MARKETING

    Regional sales and marketing expenses increased to $1.5 million in 1996 from $349,000 in 1995. The increase in regional marketing expense was the result of an increased level of advertising, cooperative promotion with its retail distribution partners and public relations efforts focused in the new regions installed during 1996. Substantially all of the Company's sales and marketing expenses in 1996 were attributable to startup marketing activities as the Company increased its installed base to 23 regions at the end of 1996 from 11 regions in 1995.

PRODUCT RESEARCH AND DEVELOPMENT

    Product research and development expenses increased to $4.0 million in 1996 from $1.8 million in 1995 due largely to increased staffing levels required for the improvement of existing and development of new Coinstar unit software, hardware, network applications and development costs related to new service offerings. The Company expects to increase its product research and development expenditures in 1997 as it continues to add personnel in connection with operating systems improvements and the potential addition of value-added services. A portion of the product research and development expenses may be capitalized in the future.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses increased to $5.4 million in 1996 from $2.8 million in 1995. The increase primarily reflects an investment in higher staffing levels during the second half of 1996 to support the Company's rapid growth and expansion.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased to $4.1 million in 1996 from $1.1 million in 1995. The increase was primarily due to the increase in the installed base of Coinstar units during these years.

INTEREST INCOME AND EXPENSE

    Interest income increased to $848,000 in 1996 from $398,000 in 1995. The increase in interest income is attributable to higher invested cash balances resulting from net proceeds of $62.9 million received from the sale of the Notes in October 1996.

    Interest expense increased to $2.7 million in 1996 from $208,000 in 1995 as a result of the sale of the Notes in October 1996 and the accretion of such Notes since the original issue date to year end.

NET LOSS

    Net loss increased to $16.0 million in 1996 from $6.2 million in 1995. The increase in net loss primarily was due to disproportionately higher increases in operating expenses and interest expense as compared to increases in the Company's direct contribution margin. This was the result of the Company adding infrastructure during the year to support an expected increase in the number of installed units.

YEARS ENDED DECEMBER 31, 1995 AND 1994

REVENUE

    Revenue increased to $1.1 million in 1995 from $325,000 in 1994. The increase was due principally to the increase in the number of Coinstar units placed in service during 1995 and the increase in the volume of coins processed by the units in service during that year. The installed base of Coinstar units increased to 263 at the end of 1995 from 48 at the end of 1994. The dollar value of coins processed increased to $17.7 million during 1995 from $5.2 million in 1994.

DIRECT OPERATING EXPENSES

    Direct operating expenses increased to $1.3 million in 1995 from $488,000 in 1994. The increase in direct operating expenses was primarily attributable to increased coin pickup and processing costs as a result of the increased dollar volumes processed by the network and the overall growth of the number of units in service. The increase was also attributable to higher field service personnel expenses associated with the hiring and training of new field service personnel to support the Company's accelerated growth and its expansion into seven new regional markets in 1995. Operating expenses as a percentage of revenue decreased to 126% in 1995 from 150% in 1994.

REGIONAL SALES AND MARKETING

    Regional sales and marketing expenses increased to $349,000 in 1995 from $86,000 in 1994. The increase in regional marketing expense was the result of an increased level of advertising, cooperative promotion with its retail distribution partners and public relations efforts focused in the new startup regions installed during 1995. Substantially all of the Company's sales and marketing expenses in 1995 were attributable to startup marketing activities as the Company increased its installed base to 11 regions at the end of 1995 from four regions in 1994.

PRODUCT RESEARCH AND DEVELOPMENT

    Product research and development expenses increased to $1.8 million in 1995 from $1.6 million in 1994 due largely to the costs related to the improvement of existing and development of new Coinstar unit software, hardware, network applications and development costs related to new service offerings.

SELLING, GENERAL AND ADMINISTRATIVE

    Selling, general and administrative expenses increased to $2.8 million in 1995 from $1.7 million in 1994. The increase primarily reflects an investment in higher staffing levels to support the Company's rapid growth and expansion.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased to $1.1 million in 1995 from $439,000 in 1994. The increase was primarily due to the increase in the installed base of Coinstar units during these years.

INTEREST INCOME AND EXPENSE

    Interest income increased to $398,000 in 1995 from $34,000 in 1994. The increase in interest income is attributable to higher invested cash balances resulting from the proceeds received from private debt and equity financings.

    Interest expense decreased to $208,000 in 1995 from $297,000 in 1994 primarily as a result of a lower average level of borrowings during 1995.

NET LOSS

    Net loss increased to $6.2 million in 1995 from $4.3 million in 1994. The increase in net loss was the result of operating expenses increasing at a higher amount than the Company's increase in revenue during the period.

INCOME TAXES

    At December 31, 1996 and 1995, the Company had net deferred tax assets of approximately $9.9 million and $4.4 million, respectively, resulting primarily from net operating loss and credit carryforwards available to offset future income and tax obligations, respectively. The extent to which the loss carryforwards can be used to offset future taxable income will be limited because of the ownership changes within any three-year period as provided in the Tax Reform Act of 1986. The Initial Public Offering may trigger such a limitation as a result of which the annual usage will be limited by the market value of the Company at the closing of the offering multiplied by the then current long-term tax exempt interest rate. Such federal carryforwards expire through 2011. Based upon the Company's history of operating losses and expiration dates of the loss carryforwards, the Company has recorded a valuation allowance to the full extent of its net deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception and prior to its Initial Public Offering in July 1997, the Company has funded its operations primarily through the private sale of equity securities, equipment lease financing, bank borrowings and the sale of the Notes. As of June 30, 1997, the Company had cash and cash equivalents of $16.3 million, short-term investments of $23.1 million and working capital of $22.7 million. Cash and cash equivalents include $11.1 million of funds in transit, which represent amounts being processed by armored car carriers or residing in Coinstar units. Net cash used by operating activities was $1.3 million for the six months ended June 30, 1997 and net cash used by operating activities was $400,000 for the six months ended June 30, 1996. Net cash used by operating activities was $3.4 million, $4.5 million, $2.6 million for

1996, 1995 and 1994, respectively. The principal use of cash for all periods was to fund net operating losses incurred, partially offset by depreciation and other non-cash charges, and in 1996 and the six months ended June 30, 1997 by an increase in accrued liabilities.

    Net cash used by investing activities during the six month period ended June 30, 1997 was $6.1 million and $9.8 million for the comparable 1996 period. Capital expenditures for such periods were $15.4 million and $9.7 million, respectively. Net cash used by investing activities was $53.2 million, $3.9 million and $2.2 million in 1996, 1995 and 1994, respectively. Capital expenditures for such years were $20.8 million, $3.8 million and $2.2 million, respectively. The majority of capital expenditures consist of the purchase of Coinstar units. The installed cost of the Coinstar unit decreased over time to approximately $13,500 in 1996 from approximately $22,200 in 1993. The Company expects the cost of the unit to continue to decrease in 1997. In 1996, $32.2 million of the Company's investing activities were for the purchase of short-term investments. At the end of 1996, the Company's purchase commitments for 1997 totaled $8.7 million.

    Net cash used by financing activities for the six month period ended June 30, 1997 was $200,000 and net cash provided by financing activities for the six month period ended June 30, 1996 was $3.3 million. Net cash provided by financing activities was $66.3 million, $21.2 million and $4.7 million in 1996, 1995 and 1994, respectively. For 1996, financing activities consisted primarily of the sale of the Notes. For 1995, financing activities consisted primarily of proceeds from the sale of Preferred Stock. For 1994, financing activities consisted primarily of borrowings under short-term debt obligations which were subsequently converted into Preferred Stock.

    During 1995, the Company entered into a loan agreement which allowed for maximum borrowings of $2.0 million to be drawn under specific notes and secured by certain equipment of the Company. The Company drew down approximately $2.0 million under five separate notes between November 1995 and February 1996. The effective annual interest rate on this loan was 17.5%, and the loan was due in monthly installments. The Company repaid this note in December 1996. In connection with this loan, the Company issued 49,231 detachable warrants to purchase shares of Series C Preferred Stock at an exercise price of $3.25. Upon the closing of the Initial Public Offering, such warrants automatically converted into warrants to purchase an equivalent number of shares of Common Stock.

    In January 1996, the Company entered into a loan agreement which allows for maximum borrowings of $3.0 million to be drawn under specific notes secured by certain equipment of the Company. During 1996, the Company drew the entire $3.0 million. The effective annual interest rate on this loan is 16.6% and the loan is due in monthly installments that will be paid through October 1999. In connection with this loan, the Company issued detachable warrants to purchase 93,750 shares of its Series D Preferred Stock at an exercise price of $4.00. Upon the closing of the Initial Public Offering, such warrants automatically converted into warrants to purchase an equivalent number of shares of Common Stock.

    In August 1996, the Company entered into a $7.0 million term loan facility and a $250,000 line of credit. The facility was secured by certain Coinstar units and all remaining corporate assets, excluding specific equipment currently under lease or purchase money security interest. The Company drew approximately $4.5 million on this loan during 1996. The term loan bore interest at the rate of prime plus 3.5% and was payable on December 31, 2000. The line of credit bore interest at the rate of prime plus 3.0% and expired on August 12, 1997. The Company paid off this loan in December 1996. In connection with this loan, the Company issued detachable warrants to purchase 51,176 shares of its Series D Preferred Stock at an exercise price of $4.25. Upon the closing of the Initial Public Offering, such warrants automatically converted into warrants to purchase an equivalent number of shares of Common Stock.

    In October 1996, the Company issued and sold a total of $95.0 million in aggregate principal amount at maturity of the Notes due 2006, and warrants to purchase an aggregate of 665,000 shares of Common Stock at a nominal exercise price for proceeds, net of issuance costs, of $62.9 million. Although interest is not payable prior to April 1, 2000, the carrying amount of such indebtedness accretes as the original issue discount is amortized through maturity in October 2006 and the Company's interest expense includes such accretion. Cash interest on the Notes will accrue and be payable semi-annually in arrears at the rate of 13.0% per annum, on October 1 and April 1. No principal payments on the Notes are due prior to maturity in 2006. The Notes are redeemable at the option of the Company in whole or in part within 60 days of the consummation of a Public Equity Offering for an amount equal to 118% of the accreted value as of the date of redemption, plus accrued and unpaid interest and Liquidated Damages, if any. Otherwise the Notes are redeemable after October 1, 2001 at declining redemption prices to maturity. The Indenture governing the Notes contains certain covenants that, among other restrictions, limit the Company's ability to pay dividends or make other restricted payments, engage in transactions with affiliates, incur additional indebtedness, effect asset dispositions or merge or sell substantially all its assets.

    In July 1997, the Company completed its Initial Public Offering of 3,000,000 shares of Common Stock at a purchase price of $10.50 per share for net proceeds of approximately $28.5 million. The net proceeds received by the Company will be used (i) predominantly to fund capital expenditures and working capital in connection with the continued expansion of the Coinstar network, (ii) for product research and development, and deployment of enhancements to the Coinstar unit and the coin processing network and (iii) for general corporate purposes.

    The Company believes existing cash equivalents and short-term investments will be sufficient to fund its cash requirements and capital expenditure needs for the continued expansion of the Coinstar network at the recent installation rate for at least the next twelve months. The extent of additional financing needed will depend on the success of the Company's business. If the Company significantly increases installations beyond planned levels or if unit coin processing volumes generated are lower than historical levels, the Company may seek additional external financing to fund its cash needs. The Company's future capital requirements will depend on a number of factors, including the timing and number of unit installations, the type and scope of service enhancements, and the level of market acceptance of the Company's service. In addition, beginning in April 2000, the Company will have debt service obligations under the Notes that were issued in October 1996 of over $12 million per year until October 2006, at which time the principal amount of the Notes ($95.0 million) will be due.

QUARTERLY FINANCIAL RESULTS

    The following table sets forth selected unaudited quarterly financial information and operating data for the last five quarters. This information has been prepared on the same basis as the Company's Financial Statements and includes, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the quarterly results for the periods. The operating results and data for any quarter are not necessarily indicative of the results for future periods.

                                                    JUNE 30,   SEPTEMBER 30,  DECEMBER 31,   MARCH 31,   JUNE 30,
                                                      1996         1996           1996         1997        1997
                                                    ---------  -------------  ------------  -----------  ---------
STATEMENTS OF OPERATIONS DATA:
Revenue...........................................  $   1,388    $   2,830     $    3,349    $   3,995   $   5,294
Expenses:
  Direct operating................................      1,321        2,110          2,940        3,450       3,966
  Regional sales and marketing....................        407          396            494          630         972
  Product research and development................        762        1,014          1,533        1,441       1,640
  Selling, general and administrative.............      1,067        1,425          1,987        2,528       2,630
  Depreciation and amortization...................        796        1,098          1,741        1,684       2,158
Loss from operations..............................  $  (2,965)   $  (3,213)    $   (5,346)   $  (5,738)     (6,072)
OTHER DATA:
Number of New Coinstar units installed during the
  period..........................................        364          413            292          428         406
Installed base of Coinstar units at end of
  period..........................................        796        1,209          1,501        1,929       2,335
Number of regional markets........................         18           22             23           27          33
Dollar value of coins processed...................  $  20,692    $  37,637     $   44,841    $  52,724   $  70,626
Direct contribution (loss)(1).....................         67          720            409          545       1,328
Direct operating expense per average installed
  unit(2).........................................      2,205        2,055          2,112        2,037       1,858

------------------------

(1) Direct contribution (loss) is defined as revenue less direct operating expenses. The Company uses direct contribution (loss) as a measure of operating performance to assist in understanding its operating results. Direct contribution (loss) is not a measure of financial performance under GAAP and should not be considered in isolation or an alternative to gross margin, income (loss) from operations, net income (loss), or any other measure of performance under GAAP.

(2) Based on monthly averages of units in operation over the applicable period.

    Based on its limited operating history, the Company believes that coin processing volumes have been affected by seasonality; in particular the Company believes that on a relative basis coin processing volumes are lower in the months of January, February, September and October. There can be no assurance, however, that such seasonal trends will continue. Any projections of future seasonality are inherently uncertain due to the Company's limited operating history, and due to the lack of comparable companies engaged in the coin processing business. The Company's revenue growth in the third and fourth quarters of 1996 reflect the acceleration of Coinstar unit installations beginning in the second quarter of that year and higher coin volumes generated by its older units in service, offset in part by the seasonally lower coin processing volume of its installed base. In addition to the seasonal impact of such fourth quarter revenues, direct contribution in that fourth quarter reflects higher direct operating expenses as a percentage of revenue and higher field service expenses from the anticipated entry into new regional markets. Higher coin pickup and processing costs were attributable principally to seasonally lower volumes and a semi-fixed pickup schedule largely in effect during the period. The Company experienced improved pickup efficiencies in the quarters ended March 31, 1997 and June 30, 1997 and continues to take measures to optimize such efficiencies.

    In addition to fluctuations in revenue resulting from factors affecting customer usage, timing of unit installations will result in significant fluctuations in quarterly results. The rate of installations does not follow a regular pattern, as it depends principally on installation schedules determined by agreements between the Company and its retail distribution partners, variable length of partner trial periods and the planned coordination of multiple partner installations in a given geographic region.

    Increasing quarterly losses from operations during the periods presented were the result of higher direct operating expenses associated with the significant increase in the Company's installed base, higher depreciation and amortization expense from the expansion of the installed base and the significantly higher level of systems infrastructure and management personnel to support the Company's accelerated growth. The Company expects to continue to incur substantial and increasing quarterly operating losses from operations as it plans to significantly increase its installed base of Coinstar units.

NEW ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standard ("SFAS") No. 128, EARNINGS PER SHARE, was recently issued and is effective for the Company's fiscal year ending December 31, 1997. This statement requires a change in the presentation of earnings per share. Early adoption of this statement is not permitted. Management believes that the impact of the adoption of this statement on the financial statements, taken as a whole, will not be material.

    SFAS No. 130, REPORTING COMPREHENSIVE INCOME, and SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, were also issued and are effective for the Company's year ending December 31, 1998. The Company is currently evaluating the effects of these standards, however, management believes the impact of adoption will not be material to the financial statements, taken as a whole.

                                    BUSINESS

SUMMARY


    The Company develops, owns and operates a network of automated, self-service coin counting and processing machines that provide consumers with a convenient means to convert loose coins into cash. The Coinstar units, located in supermarkets and financial institutions in more than 25 states across the country, accept and count accumulated loose coins deposited by consumers and issue vouchers listing the total number, denominations and dollar value of coins processed less a processing fee charged by the Company, currently 7.5% (prior to 1996 the Company charged a 10% processing fee on pennies and a 5% processing fee on all other coins.) The vouchers are redeemable by customers at store cashiers for either credit towards retail purchases or cash, regardless of whether a purchase is made. The Company believes its service addresses a significant consumer need for a convenient and reliable coin processing method. The Coinstar service provides consumers with a means of redeeming accumulated loose coins and an alternative to manually presorting, counting and wrapping coins typically required for cash redemption at a bank. Since inception, the network has processed over 9.5 million customer transactions consisting of over 7.5 billion coins worth over $261 million. The Company began commercial deployment of the Coinstar network in 1994 and, in 1996, significantly accelerated its plans for installation of the Coinstar units in various geographic regions. As of June 30, 1997, the Company had an installed base of 2,335 units located in supermarkets and financial institutions in 33 regional markets across the United States.


    The Company believes a key competitive advantage is its significant expertise accumulated over the past five years in designing and manufacturing the Coinstar units, in developing and supporting a wide-area communications network capable of receiving and transmitting data to all Coinstar units, and in building a dedicated field service organization with the ability to rapidly deploy and service the Coinstar units. The Coinstar unit is a modularly designed, free-standing machine controlled by an internal computer connected to the Company's wide-area communications network. The network is critical to providing high availability of the Coinstar units, maintaining a high level of customer service and managing direct operating costs. The reliability of the Coinstar unit and the utilization of the communications network, in conjunction with the support of the Company's regional field service organization, have resulted in median availability of units in operation of over 98%. In addition, the network is used to distribute store-specific promotional programs such as electronic offers, coupons and advertising.

    The Company's primary objective is to extend its position as the leading provider of automated, self-service coin processing services and to develop new value-added services that can be delivered through its network. Principal elements of the Company's growth strategy include: (i) increasing penetration of its installed base in supermarkets in the largest DMAs nationwide; (ii) developing and implementing new marketing programs and initiatives to promote consumer awareness and usage of its service; and (iii) entering new distribution channels for the installation of the Coinstar unit, such as banks, convenience stores and mass merchants, and, potentially, international distribution channels. The Company will continue to evaluate new consumer service offerings that could be developed to capitalize on its ownership and operation of a networked service and delivery platform in high traffic retail locations. The modular construction of the Coinstar unit facilitates the potential addition of peripherals to provide additional services such as targeted electronic promotions, event ticketing and smart card applications.

THE RECURRING FLOW OF COINS IN THE ECONOMY

    THE NEW YORK TIMES has reported that an estimated 288 billion cash transactions have occurred on an annual basis in the United States. Assuming that the change generated by each such cash transaction averaged fifty cents, the annual coin flow resulting from such transactions would have been approximately $144 billion. Based on the current population in the United States, the average person handles approximately $600 in coins each year. To support this flow of coins in the economy, the U.S. Mint has produced $15 billion in new coins over the past 25 years. According to the U.S. Mint, the circulating stock of coins used in cash transactions is approximately $8 billion, which the Company estimates would have to turn over approximately 18 times a year to support a coin flow of $144 billion. The prevalence of coins in cash transactions and the lack of a convenient alternative for converting coins into cash has resulted in the accumulation of coins. Based on the U.S. Mint data above, only $8 billion of the $15 billion in coins produced over the last 25 years (the useful life of a coin) are regarded as circulating, and the Company believes there is an estimated $7 billion of non-circulating coins. New coins are made to replace those that fall out of circulation and to support the increasing size of the economy. In 1996 alone, the U.S. Mint produced over 19 billion new coins worth approximately $1 billion. The Company believes a significant market opportunity exists for providing a convenient method of redeeming non-circulating coins and recycling the recurring coin flow in the United States economy. The actual size of the market of recyclable coins potentially available to the Company, however, is limited by the number of geographic locations in which it is economically feasible for the Company to locate units. In addition, many consumers regularly use their loose change in commercial transactions rather than accumulating it, or may elect other alternatives for recycling their accumulated coins. In 1996 the Company processed approximately $115 million of coins. See "Risk Factors."

    The Company believes there is no widely available technology to quickly, accurately and reliably sort and count odd volumes of coins in a self-service environment. Traditionally, banks and other depository institutions have been the primary means by which consumers could convert coins into cash, but they typically have provided the service only to their depositors and generally only after the coins have been pre-sorted, counted and wrapped in paper rolls by the consumer, an inefficient and labor-intensive process. The lack of an efficient, hassle-free alternative for consumers to convert coins into cash presents the Company with a significant opportunity to capitalize on redeeming non-circulating coins as well as recycling coins on a regular basis.

    [CHART SHOWING ESTIMATED ANNUAL FLOW OF CONSUMER COINS IN THE U.S. ECONOMY, DESIGNATING (1) THE ESTIMATED ANNUAL COIN FLOW IN THE U.S. ECONOMY OF $144 BILLION AND PER PERSON OF $600, (2) THE ESTIMATED TOTAL OF COINS OUT OF CIRCULATION OF $7 BILLION, (3) THE AMOUNT OF COINS PROCESSED BY THE COMPANY IN 1996 OF $115 MILLION, AND (4) THE AMOUNT OF COIN PRODUCTION BY THE U.S. MINT IN 1996 OF $1 BILLION AND FROM 1972-1996 OF $15 BILLION. THE ESTIMATED ANNUAL COIN FLOW INFORMATION REFERS TO A FOOTNOTE STATING "THE NEW YORK TIMES HAS REPORTED THAT AN ESTIMATED 288 BILLION CASH TRANSACTIONS HAVE OCCURRED ON AN ANNUAL BASIS IN THE UNITED STATES. ASSUMING THAT THE CHANGE GENERATED BY EACH SUCH TRANSACTION AVERAGED FIFTY CENTS, THE ANNUAL COIN FLOW RESULTING FROM SUCH TRANSACTIONS WOULD HAVE BEEN APPROXIMATELY $144 BILLION. BASED ON THE CURRENT POPULATION IN THE UNITED STATES, THE AVERAGE PERSON HANDLES APPROXIMATELY $600 IN COINS EACH YEAR." COINS OUT OF CIRCULATION INFORMATION REFERS TO A FOOTNOTE STATING "THE U.S. TREASURY ESTIMATES THAT THE CUMULATIVE COIN PRODUCTION IN THE UNITED STATES HAS TOTALED APPROXIMATELY $23 BILLION. THE U.S. MINT ESTIMATES THAT A COIN HAS A USEABLE LIFE OF APPROXIMATELY 25 YEARS. FOR THE PURPOSES OF CALCULATING THESE FIGURES, THE COMPANY DOES NOT INCLUDE COINS OLDER THAN 25 YEARS. BASED ON THE U.S. MINT DATA, ONLY $8 BILLION OF THE $15 BILLION IN COINS PRODUCED IN THE LAST 25 YEARS ARE REGARDED AS CIRCULATING, AND THE COMPANY BELIEVES THAT THERE IS AN ESTIMATED $7 BILLION IN NON-CIRCULATING COINS. INCLUDING COIN PRODUCTION PRIOR TO 1972, THE TOTAL DOLLAR VOLUME OF COINS OUT OF CIRCULATION WOULD BE APPROXIMATELY $15 BILLION."]

THE COINSTAR SOLUTION

    The Company has designed, developed and is commercially deploying, in scale, what the Company believes to be the first and only widespread network of automated, self-service coin counting and processing machines. The Company believes its service addresses a significant consumer need for a convenient and reliable coin processing method. The Coinstar service provides consumers with a means of redeeming accumulated loose coins and an alternative to manually presorting, counting and wrapping coins typically required for cash redemption at a bank or other depository institution. The Company believes a key competitive advantage is its significant expertise accumulated over the past five years in designing and manufacturing the Coinstar units, in developing and supporting a wide-area communications network capable of receiving and transmitting data to all Coinstar units, and in building a dedicated field service organization with the ability to rapidly deploy and service the Coinstar units.

    Consumers take their accumulated loose coins to a supermarket or other retail distribution channel, process them in a Coinstar unit and receive a voucher. The voucher lists the total number, denominations and dollar value of coins processed less a processing fee charged by the Company, currently 7.5% (prior to 1996 the Company charged a 10% processing fee on pennies and a 5% processing fee on all other coins). The voucher is redeemable by the customer at the store cashier for either credit towards retail purchases or cash, regardless of whether a purchase is made.

    The key elements of the Coinstar system are:

    - COINSTAR UNIT. The Coinstar unit is an automated, self-service coin processing machine that incorporates certain hardware, electronics, and software components in a free-standing unit. The unit is highly accurate, durable, easy to use and service, and capable of processing up to 600 coins per minute. The Company's proprietary advances relating to certain aspects of coin processing enable the Coinstar unit to handle moisture, dirt, lint and other debris with infrequent clogging or malfunctioning, important features for operating in a self-service environment. Each unit is controlled by an internal computer that runs a multi-tasking operating system and is connected to the Company's wide-area communications network. The unit's flexible modular design, developed after extensive field testing, supports new applications developed by the Company, systems upgrades and expansion to address evolving customer needs.

    - NETWORK. The Coinstar units have been designed to operate as part of a two-way, wide-area communications network. The network is designed to allow the Coinstar units to transmit key financial data and operating statistics to headquarters on a daily basis. This information allows the Company to accurately track unit coin flows and operating performance, enabling the Company to efficiently schedule coin pickups, provide unit service and perform essential accounting and reporting functions. In addition, the network enables the Company to configure the units remotely with a variety of operational data, store specific advertising, on-screen promotions, coupons and future enhancements to the Coinstar unit.

    - REGIONAL FIELD SERVICE ORGANIZATION. The Company has built a regional field service organization with the primary goal of providing highly responsive service to its retail distribution partners. The field service organization is responsible for installing units, performing preventative maintenance and repairs, and ensuring efficient collection and handling of coins.

    The reliability of the Coinstar unit and the utilization of the communications network, in conjunction with the support of the Company's regional field service organization, have resulted in median availability of units in operation of over 98%.

    The Company's Coinstar units, first test marketed in 1993, were in operation in 52 supermarket chains and financial institutions in 33 market regions across the United States as of June 30, 1997. The following table sets forth key data which highlight the Company's growth:

                                                                                                      SIX MONTHS ENDED
                                                                YEAR-ENDED DECEMBER 31,                   JUNE 30,
                                                     ---------------------------------------------  ---------------------
                                                        1993        1994       1995        1996       1996        1997
                                                        -----     ---------  ---------  ----------  ---------  ----------
Installed base of Coinstar units at end of
  period...........................................          17          48        263       1,501        796       2,335
Number of regional markets.........................           2           4         11          23         18          33
Number of full time employees......................          15          35         56         160         90         245
Number of coins processed (in millions)............           2         147        461       3,407        944       3,569
Dollar value of coins processed (in thousands).....   $      74   $   5,245  $  17,701  $  115,476  $  32,998  $  123,350

BUSINESS STRATEGY

    The Company's primary objective is to extend its position as the leading provider of automated, self-service coin processing services and to develop new value-added services that can be delivered through its network. Principal elements of the Company's growth strategy include the following:

INCREASE UNIT PENETRATION IN SUPERMARKETS IN LEADING MARKETS

    The focus of the Company's growth has been to increase its installed base in supermarkets in some of the largest DMAs in the country. The Company believes that installation of Coinstar units in supermarket chains provides meaningful benefits to its retail distribution partners, such as offering a new customer service, increasing store traffic, promoting sales and generating media coverage. The Company has targeted supermarkets as its initial primary distribution channel for deployment of its units because of the prevalence of large regional chains, geographic concentration of stores and recurring consumer traffic, all of which create economies of scale for the marketing, deployment and operation of the Coinstar units. The Company estimates that there are approximately 30,000 supermarkets in the United States, 25,000 of which are located in the 100 largest DMAs targeted by the Company.

INCREASE COIN VOLUME

    The Company believes that increasing the volume of coins processed by each unit is dependent on generating greater consumer awareness of the service. The Company is increasing public relations initiatives associated with new market launches, developing additional cooperative advertising programs with its retail distribution partners and increasing its field marketing activities. Additionally, in May 1997 the Company began a pilot program in the western region of the State of Washington that provides consumers with a means for making tax-deductible cash donations to participating non-profit organizations of their choice through the Coinstar unit.

ENTER NEW DISTRIBUTION CHANNELS

    BANKS AND OTHER DEPOSITORY INSTITUTIONS. The Company believes that it could provide banks and other depository institutions with an economical way to handle their in-branch coin processing needs. Traditionally, banks and other depository institutions have been the primary means by which consumers could convert coins into cash, but they typically have provided the service only to their depositors and generally only after the coins have been pre-sorted, counted and wrapped in paper rolls by the consumer, an inefficient and labor-intensive process. However, many banks and other depository institutions would rather not spend the resources required for coin deposit services and are making it increasingly difficult for consumers to convert coins into cash at the teller window. The Company believes it can provide these banks and depository institutions with a turnkey program that requires no capital investment and that offers a new customer service. This program could result in a significant reduction in teller time and associated coin handling costs, and a potential new source of consumer and vendor deposits. The first pilot program with a regional bank was deployed in May 1997.

    CONVENIENCE STORES AND MASS MERCHANTS. The Company believes that, like supermarkets, convenience stores and other mass merchants represent a viable retail distribution channel for its service, offering a large market of potential consumers, a convenient location for multiple consumer visits and opportunities for large-scale deployments. Accordingly, the benefits offered to these potential retail distribution partners for placing a Coinstar unit on their premises are similar to those realized by supermarkets.

    INTERNATIONAL MARKET. A number of potential retail distribution partners in foreign countries have expressed interest in international expansion of the Coinstar network. The Company believes that its network and software technology could be adapted to meet the requirements of several foreign coin sets.

DEVELOP NEW VALUE-ADDED SERVICES FOR DELIVERY THROUGH THE NETWORK

    The Company will continue to evaluate new consumer service offerings that could be developed to capitalize on its ownership and operation of a networked computerized service and delivery platform in high traffic retail locations. The Coinstar unit is designed with an internal computer, high-speed two-way communications system, color monitor, printer, keypad and speaker, which give the Company the flexibility to upgrade its current services offerings and to expand to new applications. The modular construction of the Coinstar unit also facilitates the potential addition of other peripherals, such as card readers, scanners, and touch screens, which could enable the Company to provide additional services such as point of sale links, smart card applications, frequent shopper program links, electronic promotions, coupons, advertising and event ticketing, such as movies and concerts. The Company believes that such additional services may increase the value of a transaction to a customer and promote usage of the Coinstar unit. Although the Company frequently evaluates the relative risks and merits of introducing new value-added services, the Company has not made a determination to add any of the value-added services described above and does not have any current plans to incorporate such additional services.

SALES AND MARKETING

    The Company's current sales and marketing efforts are focused on expanding the Coinstar network within the United States and generating higher coin volumes for each Coinstar unit. The Company's retail distribution partner marketing strategy is to significantly increase its penetration with existing retail distribution partners as well as to establish relationships with new retail distribution partners in the 100 largest DMAs. The Company's consumer marketing strategy highlights the core benefits to consumers, which the Company believes are convenience and increased disposable income, to help build market awareness and increase consumer usage.

MARKETING TO RETAIL DISTRIBUTION PARTNERS

    The Company's retail development group is responsible for increasing the installed base of Coinstar units within retail chains in the 100 largest DMAs. Since the Coinstar service combines many aspects of the marketing, advertising, accounting and operations of potential retail distribution partners, sales calls can be made at the corporate, regional and store level of retail chains in each DMA. Entry and expansion within a chain is frequently accomplished through a two stage process, whereby a chain places a limited number of Coinstar units in its stores for an evaluation period, after which it decides whether to commit to chain-wide expansion. When marketing to supermarkets, the Company highlights the following key benefits of its service:

    - ENHANCES CUSTOMER SERVICE. Supermarket retailing is a highly competitive business with low margin, high volume unit economics that demands tight expense control. As a result, supermarkets continuously pursue cost savings initiatives and customer service opportunities to encourage shopper loyalty and attract new shoppers. The Coinstar unit enables supermarkets to provide a convenient service to their customers using minimal store space, while incurring virtually no additional cost.

    - INCREASES STORE TRAFFIC. The Company believes that installation of the Coinstar unit helps to increase store traffic. A market study conducted in 1995 by Griggs & Anderson Research, an independent market research firm hired by the Company, indicated that 33% of the Coinstar unit users were not in the store in which they normally shop. A survey conducted in 1996 by Northwest Research Group indicated that 87% of the respondents stated that they would visit another store to use the Coinstar unit if it were not installed in the store they regularly visit.

    - PROMOTES SALES. The Company believes that installation of the Coinstar unit can promote sales for its retail distribution partners by putting new disposable income in shoppers' hands while they are in the store. Coinstar customers are more likely to make a purchase in the store because they generally must redeem their vouchers at a check-out counter. The Company's market study indicated that 77% of customers spent some or all of their voucher in the store and, on average, customers who spent at least a portion of their voucher estimated that they spent 70% of their voucher in the store. Moreover, the study indicated that, of the Coinstar users who were not in the store in which they usually shop, 79% made purchases in that store. This first opportunity at new "found" money provides supermarkets with an increased opportunity of generating incremental sales.

    - GENERATES MEDIA COVERAGE. In order to increase awareness of the Coinstar unit and the supermarkets in which they are located, the Company usually launches a public relations effort in a new region or for a new supermarket partner, including coverage by the mass media, in-store merchandising, demonstrations and co-operative advertising.

    The following table presents the Company's historical unit growth and geographical expansion over the last four years and as of June 30, 1997. As of June 30, 1997, the Company's network of Coinstar units was operating in 52 supermarket chains and financial institutions located in 24 states.

                            UNIT EXPANSION BY STATE

                                                                           DECEMBER 31,
                                                         ------------------------------------------------   JUNE 30,
STATE                                                       1993         1994         1995        1996        1997
-------------------------------------------------------     -----        -----        -----     ---------  -----------
California.............................................          17           30          112         491         529
Washington.............................................                       18           55          93         110
North Carolina.........................................                                    32          70         100
Virginia...............................................                                    24          37          37
New York...............................................                                    19         153         228
New Jersey.............................................                                    13          98         197
Ohio...................................................                                     6          83         166
South Carolina.........................................                                     2           3          28
Texas..................................................                                               135         197
Pennsylvania...........................................                                                98         144
Indiana................................................                                                58          84
Massachusetts..........................................                                                54          54
Arizona................................................                                                51          75
Georgia................................................                                                33         101
Colorado...............................................                                                31          52
Delaware...............................................                                                 7          14
Kentucky...............................................                                                 5           8
Vermont................................................                                                 1           2
Michigan...............................................                                                            69
Utah...................................................                                                            23
Illinois...............................................                                                            13
Nevada.................................................                                                            38
Tennessee..............................................                                                            44
Louisiana..............................................                                                            22
                                                                 --           --
                                                                                          ---   ---------       -----
Total installed units..................................          17           48          263       1,501       2,335
                                                                 --           --
                                                                 --           --
                                                                                          ---   ---------       -----
                                                                                          ---   ---------       -----

    The Company estimates that there are approximately 30,000 supermarkets in the United States. The following table sets forth, as of June 30, 1997 for each supermarket chain and financial institution, the number of Coinstar units installed, the total number of stores and branches in operation and the penetration of the Company's installed base.

                                                            UNITS         TOTAL
CHAIN                                                     INSTALLED     STORES(1)     PENETRATION
-------------------------------------------------------  -----------  -------------  -------------
Abco Markets...........................................          24              53          45%
Acme Market............................................           3             183           1
Acme...................................................          19              19         100
A & P..................................................          64             427          15
Bel Air................................................          15              17          88
Bi-Lo..................................................          32             261          12
Cala Foods.............................................          20              29          69
Clemens Markets........................................           3              17          19
Dominick's Finer Foods.................................          13              86          15
Drexel Hill Foods......................................           1               1         100
Fifth Third Bank.......................................           4             411           *
Fleming Foods..........................................          17              87          19
Food 4 Less............................................          75              77          97
Food Lion..............................................           1           1,105           *
Seaway Food Town.......................................          23              43          53
Food Mark..............................................           3               7          43
Garrett Foods..........................................           1               1         100
Gerland's..............................................          20              20         100
Giant Eagle............................................          98             104          94
Giant..................................................           2             173           1
Grand Union............................................          35             224          15
Haggen(2)..............................................          13              17          76
Harris Teeter..........................................          85             136          62
Hughes Family Markets..................................          56              57          98
K.V. Mart..............................................          19              19         100
King Kullen............................................          43              47          91
Kroger(3)..............................................         502           1,372          36
L&R Food...............................................           1    less than 10         N/A
Larry's Markets........................................           5               6          83
Lucky Stores...........................................          39             436           9
Marsh Supermarkets.....................................          58              86          67
Mega Foods.............................................           1    less than 10         N/A
MidFirst Credit Union..................................           1    less than 10         N/A
Olson's................................................           1               1         100
Pak-n-Sav..............................................           1              17           6
Pathmark Stores........................................         128             144          89
Price Chopper..........................................          39              93          42
Quality Food Centers(4)................................          89              89         100
Raley's................................................          44              70          63
Ralph's................................................         252             265          95
Randall's..............................................          68              71          95
Safeway................................................           5             836           *
Save Mart..............................................          22              92          24
Schwegmann Giant Supermarkets..........................          22              26          84
Shop-Rite..............................................          66             168          39
Smith's(5).............................................          88             150          58
Star Market............................................          50              51          98
Stater.................................................           5             110           4
Super Fresh............................................          42             113          37
Tom Thumb..............................................          48              51          94
Twin County Grocers (Foodtown).........................          19              22          86
Waldbaum's.............................................          50              90          55
                                                              -----   -------------         ---
  Total................................................       2,335           7,983          29%
                                                              -----   -------------         ---
                                                              -----   -------------         ---

------------------------

*less than 1%

(1) Source: Company estimates and Trade Dimensions.

(2) Includes Top Foods, a division of Haggen.

(3) Includes King Soopers Stores, a division of Kroger.

(4) Includes Stock Market Foods, a division of QFC.

(5) Includes Smitty's, a division of Smith's.

    Generally, the Company enters into separate agreements with each of its retail distribution partners, providing for the Company's exclusive right to provide coin processing services in their retail locations. These contracts generally have terms ranging from two to three years and are generally terminable by either party with advance notice of at least 90 days. The Company and the retail distribution partner may also agree to certain marketing arrangements, such as promotional and public relations activities and advertising. In addition, Coinstar units in service in several supermarket chains account for a significant portion of the Company's revenue. In the six months ended June 30, 1997, Coinstar units in service in three supermarket chains accounted for approximately 32.3% of the Company's revenue. The units in service in two of these chains, Ralphs and Kroger, accounted for approximately 11.0% and 13%, respectively, of the Company's revenue in the six months ended June 30, 1997. The termination of any one or more of the Company's contracts with its retail distribution partners could have a material adverse effect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness. See "Risk Factors--Fluctuations in Quarterly Operating Results" and "Risk Factors--Possible Termination of Retail Distribution Partner Agreements."

MARKETING TO CONSUMERS

    Since the Company offers a new consumer service, an important element of its marketing strategy is to increase overall consumer awareness of the benefits of the service. Independent market research conducted in a sample of installed regions in October 1996 indicates that a majority of the consumers questioned were unaware of the Coinstar service. To promote consumer awareness, the Company is implementing an aggressive awareness-building campaign that it believes will further increase dollar volumes processed by the Coinstar units.

    The Coinstar unit has been designed to be prominently branded, highly identifiable, easily recognized and capable of self promotion to consumers. The Coinstar unit is generally located near the primary entrance areas of supermarkets and in clear view of the check-out counters or service centers. The Company is continually developing additional techniques such as the use of sound and animation that, when added to the Coinstar unit, are intended to attract consumers and stimulate awareness and trial.

    The Company markets to its supermarket partners' existing customer base by communicating through advertising media already used by such supermarket partners, such as cooperative newspaper advertisements and direct mail circulars, window signs, bag stuffers or printed bags, shelf talkers, in-store demonstrations and other merchandising aids.

    The Company also promotes the Coinstar unit to consumers in general by media which include the use of free-standing newspaper advertisements, billboards, radio and television commercials, targeted mailings and door-hangers. The Company plans to continue to capitalize on its promotional opportunities as it enters new markets and expands into existing markets with new or existing retail distribution partners. The Company has generally found local, regional and national press to be receptive to the Coinstar service and willing to devote space and/or air time to communicate the Company's message.

    The Company is also developing other programs designed to increase the breadth and volume of consumer usage. In May 1997, the Company began a pilot philanthropic service program in the western region of the State of Washington that the Company believes provides non-profit organizations with a highly cost-effective means of raising money. The new program enables non-profit organizations to be designated by the customer as recipients of the dollar value of coins processed by the Coinstar unit. This program provides consumers with a simple means for making tax-deductible donations. Instead of receiving a voucher to be redeemed at the retail distribution partner's check-out counter, the consumer receives a printed receipt evidencing the value of their donation. The Company has modified the functionality of the Coinstar unit so that consumers can designate the full value of their processed coins to a participating organization. The Company and the participating organizations will conduct joint promotional marketing for the new service. The organizations pay the Company a fee based on the amount of money raised through this new service that is significantly less, in general, than the amount these organizations would otherwise spend to raise funds. See "Risk Factors--Dependence on Continued Market Acceptance by Consumers and Retail Distribution Partners."

THE COINSTAR SYSTEM

    The Coinstar system consists of a robust unit, a two-way, wide-area communications network capable of receiving and transmitting data to and from all units and a dedicated field service organization. The reliability of the Coinstar unit and the utilization of the communications network, in conjunction with the support of the Company's regional field service organization, have resulted in median availability of units in operation of over 98%.

COINSTAR UNIT

    The Coinstar unit is comprised of a coin input and cleaning process, a coin counter that is designed to be jam-resistant, coin collection bins, a computer, a thermal printer, an input keypad, an internal phone and a color monitor. The Coinstar unit is highly accurate, durable, easy to use and service, and capable of processing up to 600 coins per minute. The counter detects foreign coins, slugs, debris and damaged coins and directs the coins processed to collection trolleys located inside the Coinstar unit. The Company's proprietary advances relating to certain aspects of coin processing enable the Coinstar unit to handle moisture, dirt, lint, and other debris with infrequent clogging or malfunctioning, important features for operating in a self-service environment. In October 1996 and April 1997, the Company was issued United States patents relating to removing debris from coins processed in a self-service environment and other aspects of self-service coin processing. These patents will expire in October 2013 and April 2014, respectively. Sufficient debris removal is important to reducing clogging and malfunctioning. Reducing these problems and the associated downtime improves unit availability for customer use and reduces the amount of time that Company or retail partner personnel must spend attending to the unit, both of which are important features of operating in a self-service environment.

    The Coinstar unit is controlled by an internal computer that runs a multi-tasking operating system. In addition to controlling and coordinating Coinstar unit functions, the computer electronically records nearly all aspects of the unit's operation. The unit electronically logs extensive transaction information such as a unique transaction number, the dollar amount, time and duration of each transaction, the numbers of each type of coin processed and the number of rejected coins. Aggregate log information is transmitted daily over the Company's wide-area communications network to the Company's headquarters for analysis and backup.

    The Coinstar unit is also equipped with a telephone handset that enables supermarket personnel to connect directly to the Coinstar Customer Service Center via a toll free number, providing store personnel direct support in the event assistance is required.

NETWORK SYSTEM AND TECHNOLOGY

    The Company believes that the availability of current performance, configuration, and financial data through the wide-area communications network is critical to providing high availability of the Coinstar units, maintaining a high level of customer service, and managing direct operating costs. The Company also believes the establishment and development of the network functions are a significant barrier to entry for competitors. The Company believes that the following benefits resulting from the network and associated features enable the Company to provide a higher level of service at a lower cost than a traditional reactive, dispatch-oriented service organization:

    - DOWNLOADABLE SOFTWARE PROGRAMS AND SYSTEMS ENHANCEMENTS. The two-way network permits headquarters to send information to each Coinstar unit, customized to the unit's location, including new graphics, animations, sounds and voucher designs. This capability permits the Company to promote the use of the service through store-specific advertising, on-screen promotions, special offers, sweepstakes and coupons. In addition, the network is used to download new versions of application and operating system software from headquarters to the units in the field, and effect other configuration changes electronically, avoiding on-site visits by Company personnel.

    - UNIT OPERATING PERFORMANCE REPORTING. Each Coinstar unit generates daily performance and operating reports that are transmitted over the network to headquarters for consolidation and then electronically distributed via the network to the responsible field service employee. In addition, the Coinstar unit provides specific service information to the responsible field employee by directly paging the employee with current operating information based on a series of predetermined performance criteria. The Company's personnel use this unit performance information to make proactive decisions to service each Coinstar unit in advance, such as determining when a preventative maintenance is required or identifying the specific maintenance or repairs needed.

    - ENHANCEMENT OF FIELD SERVICE PRODUCTIVITY. Performance and operating reports generated by the network are also used to better utilize field service and armored carrier personnel. As part of the daily performance and operating reports sent over the network, each Coinstar unit reports its fill status and predicts, based on a number of factors, when it will become full. This information is used by the Company to manage the efficiency of armored carrier pickups and reduce downtime resulting from full Coinstar units.

    - FINANCIAL REPORTING AND RECONCILIATION. The network allows Coinstar units to transmit key financial data and operating statistics to headquarters on a daily basis. The financial and accounting information generated by the Coinstar units is cross-checked at the Company's headquarters with bank records and armored carrier processing data logged into the network to ensure the accuracy, speed and control of each deposit. The Company also balances the coin counts verified by armored carriers against the coin counts declared by the Coinstar unit on a bin-by-bin basis, all of which information is available from the network. In addition, retail distribution partners receive weekly automated facsimile reports generated by the network detailing information such as transaction volumes and deposits made for each store.

    - AUTOMATED TRACKING OF COIN COLLECTION, PROCESSING AND DEPOSITS. The Company is expanding the Company's wide-area communications network to provide information to, and gather information from, each of the Company's armored carrier partners by deploying a proprietary automatic receipt tracking system ("ARTS"). The addition of ARTS to the Coinstar network enables the Company to track each deposit to the respective bank accounts of the retail distribution partners and the Company.

    The wide-area and local area networks at the Company's headquarters are coupled securely using sophisticated modern networking equipment. These scaleable networks are integrated using standard tcp/ip networking protocols over a 100 Mbps backbone which features automatic segmentation and secure subnets via firewall and intelligent ethernet switch technology. Headquarters components of the network operate on widely available personal computers with advanced reliability features including RAID-5 storage, multi-processor configurations and clustering. The Company has built an extensive and secure intranet on top of this physical infrastructure using standard client/server tools provided by leading industry vendors. The client/server applications leverage both traditional high performance relational database management systems technology as well as novel, more flexible, discussion-oriented database technology. Certain data processing activities occur at the Coinstar unit during off-peak hours, distributing the processing load from headquarters and allowing the network of Coinstar units to grow faster than the corresponding headquarters system capacities. In the event of a network failure, however, availability of the Coinstar units and related field service would be negatively impacted until such failure was repaired, and a continued failure for a sustained period could have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's ability to achieve sufficient cash flow to service its indebtedness. See "Risk Factors--Risks of Defects in Operating Systems."

REGIONAL FIELD SERVICE ORGANIZATION


    The Company has assembled a regional field service organization comprised of approximately 145 field service personnel and supporting employees with the primary goal of providing highly responsive service to its retail distribution partners. The field service organization is responsible for performing preventative maintenance and repairs and ensuring the efficient collection and handling of coins.


    FIELD SERVICE PERSONNEL. In all markets in which the Company operates, the field service employee is the Company's primary direct contact with consumers and retail distribution partners. Every member of the field service team is connected to the wide-area communications network. Each Coinstar unit generates daily performance and operating reports which are transmitted over the network to headquarters for consolidation and then electronically distributed via the network to the responsible field service employee. In addition, the Coinstar unit provides specific service information to the responsible field service employee by directly paging such employee with current operating information based on a series of predetermined performance criteria. If a site visit is required, the field service employee responds on location, often before store personnel at the site become aware of a problem. Such current operating information is intended to allow Coinstar personnel to use this unit performance information to make proactive decisions when maintaining the network of Coinstar units. The most common problems, however, involve simple coin jams, most of which can be readily fixed by the store manager. More difficult problems are handled by Coinstar field service personnel.

    ARMORED CARRIERS. The Company contracts with armored carrier companies to handle the transportation and processing of coins deposited in Coinstar units. The armored carriers are part of the traditional money handling infrastructure and secure liability and loss insurance to protect the value of the coins handled by them. The use of these contracted resources facilitates Coinstar's growth and security with minimal investment in facilities and equipment when entering new markets. The armored carrier service typically includes removing the coin trolleys, tagging them for deposit, cleaning of the Coinstar unit, transporting the coins for processing at the armored carrier's facilities, and depositing the coins to the Company's local depository for subsequent transfer to the respective bank accounts of the retail distribution partners and the Company. The frequency of coin collections by armored carriers is determined by machine usage and are monitored through the network. By leveraging its wide-area communications network capabilities with its armored carrier service partners through ARTS, the Company can efficiently monitor every step of the coin collection and deposit process and manage the variable costs of pickups.

    Generally, the Company contracts with one armored carrier to service a particular region. Many of these carriers do not have long-standing relationships with the Company and these contracts generally can be terminated by either party with advance notice ranging from 30 to 90 days. In the past, the Company has experienced a sudden disruption in service from an armored carrier company. The Company does not currently have nor does it expect to have in the foreseeable future the internal capability to provide back up service in the event of sudden disruption in service from an armored carrier company. Any failure by the Company to maintain its existing relationships or to establish new relationships on a timely basis or on acceptable terms would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's ability to achieve sufficient cash flow to service its indebtedness. See "Risk Factors--Reliance on Third Party Manufacturer and Service Providers."

    INSTALLATION PERSONNEL. The ability to quickly and reliably perform large-scale installations of Coinstar units with minimum impact on store operations is important to building a nationwide network. Each installation is managed by an individual account manager. For a typical installation, a sales operations representative visits the store prior to the delivery of the Coinstar unit to coordinate with the store manager regarding the location of the Coinstar unit within the store and to review site requirements. Site requirements are generally limited to a 110 volt outlet and a telephone line. On the day of delivery, a Coinstar field service employee unpacks, levels and calibrates the unit and conducts a training and orientation session for store personnel.

PRODUCT RESEARCH AND DEVELOPMENT

    The Company has increased its product research and development efforts over the past several years and expects to continue to spend a significant portion of its resources on these activities for the foreseeable future. The Company spent approximately $1.6 million, $1.8 million, and $4.0 million for technology and product research and development in 1994, 1995, and 1996, respectively. The Company presently employs approximately 40 software engineers, information technology specialists and other professional staff in these efforts and contracts with a number of specialized outside consultants for additional services. The main focus of the Company's product research and development efforts includes improvements to the operating systems and enhancements to the network to support both the continued expansion of the network and the potential addition of value-added services. See "Risk Factors--Rapid Technological Change."

MANUFACTURING AND SUPPLY

    The Company's manufacturing strategy is to utilize leading manufacturers to produce Coinstar units at a reasonable cost. The Company believes that using contract manufacturers has several advantages including decreasing capital investment in plant and equipment and working capital, the ability to leverage contract manufacturers' purchasing relationships for lower material costs, minimal fixed costs of maintaining unused manufacturing capacity, greater capacity flexibility and the ability to utilize suppliers' broad technical and process expertise. Currently, the Coinstar units are assembled under contract with a contract manufacturer in Redmond, Washington, which utilizes several subsuppliers to provide components and subassemblies. Each Coinstar unit is manufactured to the Company's proprietary designs and specifications, and all designs, documentation, tooling, specialized fixtures and test equipment are owned by the Company. Each unit is inspected and tested for quality by Company personnel prior to shipment.

    The Company does not conduct manufacturing operations and is dependent and will continue to be dependent on outside parties for the manufacture of the Coinstar unit and its key components. While Coinstar intends to significantly expand its installed base, such expansion may be constrained by the manufacturing capacity of its third party manufacturers and suppliers. Although the Company expects that its current contract manufacturer, SeaMed, will be able to produce sufficient units to meet projected demand, there can be no assurance that SeaMed or other manufacturers will be able to meet the Company's manufacturing needs in a satisfactory and timely manner. In the event of an unanticipated increase in demand for Coinstar unit installations by retail distribution partners, the Company may be unable to meet such demand due to manufacturing constraints. Although the Company has a contract with SeaMed, it does not have a long-term obligation to continue the manufacture of the Coinstar unit or its components. Further, SeaMed is principally engaged in the manufacture of electronic medical instruments for medical technology companies. The Company believes that it is SeaMed's only material non-medical customer. As such, the Company faces an increased risk that SeaMed may choose to focus exclusively on manufacturing its medical products and cease making the Company's products. Should SeaMed cease providing services, the Company would be required to locate and qualify additional suppliers. There can be no assurance that the Company would be able to locate alternate manufacturers on a timely basis. See "Risk Factors--Reliance on Third-Party Manufacturers and Service Providers."

    The Company currently purchases the coin counter component of the Coinstar unit from a single manufacturer, Scan Coin AB, pursuant to an agreement that may be terminated by either party with six months notice at any time on or after June 30, 1998. The Company has entered into a non-binding letter of intent with Scan Coin AB for a new agreement, although no assurance can be given that the parties will enter into a new agreement. Currently, no other manufacturer produces a coin counter capable of being used in the Coinstar units without extensive enhancements and modifications. No assurance can be given that Scan Coin AB will be able or willing to supply coin counter components to the Company in the future. The Company believes that it would require up to 12 months to source and make necessary modifications to an alternative coin counter component. Moreover, it could take several additional months for any such alternative supplier to meet the Company's required volume levels. Accordingly, any cessation, slow-down or disruption in the Company's current supply of coin counter components would have a material adverse effect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness. Although the Company believes alternative suppliers are available, there can be no assurance that the Company would be able to locate an alternate supplier on a timely or cost efficient basis, if at all, and make the necessary modifications and enhancements to the design of the Coinstar unit to utilize such replacement, both of which, in the event of their nonoccurrence, would materially impair its ability to have Coinstar units manufactured. A prolonged inability to obtain certain components could have a material adverse effect on the Company's business, financial condition and results of operations and on its ability to achieve sufficient cash flow to service its indebtedness, particularly as the Company increases its manufacturing requirements to support its nationwide deployment. See "Risk Factors--Exposure to Component Shortages from Single Source Supplier."

PROPRIETARY RIGHTS

    The technology necessary to quickly, accurately and reliably identify, count and process coins is complex. The Company purchases the coin counter component of the Coinstar unit on an OEM basis from a third party. The Company has made several technological advances relating to self-service coin processing that are important to the successful operation of the Coinstar unit in a self-service environment. These advancements are implemented both mechanically and through the Company's software. These technologies enable the Coinstar unit to handle moisture, dust, lint, dirt, paper, paper clips, and other debris with infrequent clogging or malfunctioning. In October 1996 and April 1997, the Company was issued United States patents relating to removing debris from coins processed in a self-service environment and other aspects of self-service coin processing. These patents will expire in October 2013 and April 2014, respectively. Sufficient debris removal is important to reduce clogging and malfunctioning. Reducing these problems and the associated downtime improves the unit availability for customer use and reduces the amount of time that Company or retail partner personnel must spend attending to the unit, both of which are important features of operating in a self-service environment. The Coinstar unit also has a unique printed circuit board which contains a non-volatile memory for data storage purposes. This board stores records of transactions and other significant events which can be recovered in the event of a main CPU or hard disk failure. This board also supports downloadable code to facilitate software modification.

    No assurance can be given that any patents will be issued from any pending patent applications or from any future patent applications will be issued, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Moreover, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. On June 18, 1997, the Company filed in the United States District Court, Northern District of California against CoinBank, one of its competitors, the Patent Infringement Claim. CoinBank responded to the Company by letter dated June 23, 1997, alleging that the Company failed to conduct a reasonable investigation before filing the Patent Infringement Claim, the Patent Infringement Claim is unreasonable and without factual foundation and the Patent Infringement Claim was filed for an improper purpose. CoinBank has demanded the Company dismiss such action, and has indicated that if such action is not dismissed, CoinBank will answer the Patent Infringement Claim on June 26, 1997 and counterclaim for declaration of noninfringement, invalidity and unenforceability of the subject patent and file a claim for $12 million of damages based on the tort of intentional interference with prospective economic advantage. CoinBank further stated that it may file a cross-complaint against Scan Coin AB for indemnity and breach of warranty of title. On June 27, 1997, CoinBank answered the Patent Infringement Claim and counterclaimed for declaration of noninfringement, invalidity and unenforceability of the subject patent, and filed a claim for breach of warranty against Scan Coin AB. There can be no assurance that the Company will prevail in such Patent Infringement Claim or on any claim that might be filed by CoinBank against the Company, or that as a result of such Patent Infringement Claim, the Company's patent will not be limited in scope or found to be invalid. See "Risk Factors--Uncertainty of Protection of Patents and Proprietary Rights."

COMPETITION

    The Company believes that it is the first company to provide a widespread network of self-service coin processing machines that provides a convenient, reliable means for consumers to convert loose coins into cash. The Company has become aware of two direct competitors that operate self-service coin processing machines, both of which the Company believes operate an installed base of less than 50 units in certain regions of the United States. There can be no assurance, however, that such competitors have not increased or will not increase their installed base of units or expand their service nationwide. The Company also competes indirectly with manufacturers of machines and devices that enable consumers to count or sort coins themselves. The Company also competes or may compete directly or indirectly with banks and similar depository institutions for coin conversion customers. Currently, banks are the primary alternative available to consumers for converting coins into cash, and they generally do not charge a fee for accepting rolled coins. As the market for coin processing develops, banks or other businesses may decide to offer additional coin processing services, either as a customer service or on a self-service basis, and compete directly with the Company. Many of these potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and public relations resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to consumers and businesses. There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to achieve sufficient cash flow to service its indebtedness.

    The Company believes its proprietary and patented advances relating to self-service coin processing, its ability to collect and analyze operating and financial statistics from Coinstar units through its wide-area communications network, its installed base of units in supermarkets nationwide and its dedicated regional field service organization are its principal competitive strengths. There can be no assurance, however, that the Company's competitors, or others, will not succeed in developing technologies, products or services that are more effective, less costly or more widely used than those that have been or are being developed by the Company or that would render the Company's technologies or products obsolete or not competitive. See "Risk Factors--Competition."

EMPLOYEES

    As of June 30, 1997, the Company had 265 employees, including 20 part-time field service employees. The Company has separate internal departments, including sales and marketing, operations, technology systems and engineering, and finance and administration. No employee is represented by a union, and the Company has not experienced a work stoppage. The Company believes its employee relations are good.

PROPERTIES


    The Company's headquarters occupies a 46,070 square foot facility in Bellevue, Washington. The Company operates under a lease which expires in August 2004. The Company also occupies a 10,196 square foot building in Bellevue, Washington under a lease which expires in March 2002. The Company believes this space is adequate for its current needs and that it will be able to renew its leases and obtain additional space, if necessary.


LITIGATION

    The Company is not a party to any material legal proceedings other than those associated with the Patent Infringement Claim. See "Business--Proprietary Rights."

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND SENIOR MANAGEMENT

    The executive officers, directors and senior management of the Company, and their ages as of June 30, 1997 are as follows:


NAME                            AGE                       POSITION
------------------------------  ---   -------------------------------------------------
Jens H. Molbak................  35    President, Chief Executive Officer and Director
Rod W. Brooks.................  44    Vice President of Sales and Marketing
Kirk A. Collamer..............  44    Vice President and Chief Financial Officer
Aaron R. Finch................  38    Vice President of Operations
Daniel A. Gerrity.............  36    Vice President and Chief Technical Officer
George H. Clute(1)............  47    Director
Larry A. Hodges(2)............  48    Director
David E. Stitt(1)(2)..........  50    Director
Ronald A. Weinstein(1)(2).....  56    Director

SENIOR MANAGEMENT
Kirk W. Beach.................  43    Director, Software Engineering
William W. Booth..............  41    Director, Retail Development
Bruce Coonan..................  50    Director, Consumer Value Marketing
Michael L. Doran..............  47    Director, Information Systems
Steven M. Geiger..............  39    Director, Accounting, Controller
Jessaca A. Jacobson...........  34    Director, Sales Operations
Dennis J. Johnson.............  46    Director, Marketing and Sales Promotion
Carol Lewis...................  47    National Director, Philanthropic Services
Timothy J. Manion.............  39    Director, Operations Strategy and Planning
Thomas B. Owen, Jr............  49    Director, Commercial Services
Marion E. Mehrer..............  40    Director, Corporate Services
Michael W. Parks..............  50    Director, Field Operations
Marlane L. Wolf...............  52    National Director, Financial Services Program


------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

EXECUTIVE OFFICERS AND DIRECTORS

    JENS H. MOLBAK, the Company's President, Chief Executive Officer and a director, founded the Company in 1990. Prior to that he served two years as an analyst at Morgan Stanley & Co., Inc., an investment bank. Mr. Molbak earned his M.B.A. from Stanford University Graduate School of Business and his B.A. in Psychobiology with distinction in the major from Yale University.

    ROD W. BROOKS, the Company's Vice President of Sales and Marketing, joined the Company in July 1995. From June 1993 until July 1995, he was the Vice President of Marketing, Consumer Product Division at Novell, Inc., a computer networking company. From June 1989 until March 1993, Mr. Brooks served as the Senior Vice President, Marketing and Merchandising for Egghead, Inc., a software retailer ("Egghead"). Mr. Brooks has also held Vice President, Marketing positions at Northern Automotive, Inc. and Quality Food Centers ("QFC"). Mr. Brooks obtained his B.A. in Communications from Washington State University in 1975.

    KIRK A. COLLAMER, the Company's Vice President and Chief Financial Officer, joined the Company in February 1997. From March 1995 until February 1997, Mr. Collamer served as the Chief Financial Officer of Muzak Limited Partnership, a business music services provider. From April 1988 to March 1995, he served in various capacities at Ameritech Corporation, a telecommunications company, including serving as Vice President, Finance and Controller and Vice President and Chief Financial Officer of two subsidiaries. Prior to that he served in various finance positions at Brown-Forman Corp./Jack Daniel Distillery, a producer of distilled spirits, and Aladdin Industries, Inc., a marketer of consumer products. He has been a Certified Public Accountant since 1974 and was previously employed by the public accounting firm of Arthur Andersen & Co. from 1974 until 1978. Mr. Collamer received his M.B.A. from Vanderbilt University and his B.A. in Accounting from Michigan State University.

    AARON R. FINCH, the Company's Vice President of Operations, joined the Company in February 1993. Prior to joining the Company, Mr. Finch worked in the Investment Evaluation Department at Weyerhaeuser Co., a forest products company, from 1990 until February 1993. He obtained his M.B.A. from Stanford University Graduate School of Business and his B.S. in Natural Resource Management from Colorado State University.

    DANIEL A. GERRITY, the Company's Vice President and Chief Technical Officer, joined the Company in November 1993 after serving on the Company's Advisory Board since 1990. Prior to joining the Company, Mr. Gerrity was an engineering manager for Slate Corporation, an application software company, from 1990 until November 1993. Mr. Gerrity earned his M.B.A. from Stanford University Graduate School of Business, his M.S. in Computer Systems from Stanford University and his B.S. in Electrical Engineering from Stanford University.

    GEORGE H. CLUTE has been a director of the Company since 1995. Mr. Clute, a founding general partner of Rainier Venture Partners and Olympic Venture Partners, has been a general partner of those venture capital funds since 1982. Mr. Clute serves on the boards of Nth Degree Software Corp., Inc., a privately held software development company, Sequel Technology Corp., a privately held internet software development company, the Western Association of Venture Capitalists and the Washington Software & Digital Media Alliance. He also sits on the Executive Industry Board for the Fred Hutchinson Cancer Research Center. He earned his M.B.A. and A.B. from the University of California, Los Angeles.

    LARRY A. HODGES has been a director of the Company since December 1995. Mr. Hodges has served as the President and Chief Executive Officer of Mrs. Field's Cookies, a retail cookie/bakery chain, since April 1994. Prior to that Mr. Hodges was hired in 1992 by Prudential Insurance Company ("Prudential") to manage a distressed asset of Prudential, Food Barn Stores, Inc., a supermarket chain ("Food Barn"). In 1993, Food Barn filed for bankruptcy protection in federal court and was subsequently sold. Prior to that, Mr. Hodges served in various capacities at American Stores Company, a food and drug retailer, for 25 years, including serving as President of two subsidiaries. Mr. Hodges earned his B.A. from California State University, San Bernardino. Mr. Hodges also serves as a director of Ameristar Casinos, Inc., a casino gaming company.

    DAVID E. STITT has been a director of the Company since 1995. Since 1986, he has been an employee of Vencap, Inc. (formerly, Vencap Equities Alberta Ltd.), a venture capital firm, most recently as a Vice President. Mr. Stitt represents Vencap, Inc. on several private company boards of directors in which such firm has an investment interest. Mr. Stitt also serves on the board of Applied Microsystems Corporation, an embedded systems tools company. Previously for seven years, he was Vice President of Sales and Marketing for Westmills Carpet Ltd., a regional carpet manufacturer located in western Canada.

    RONALD A. WEINSTEIN has been a director of the Company since 1992. From 1984 to July 1991, he was a principal of Sloan Capital Companies, a private investment firm. From February 1989 until April 1991, Mr. Weinstein served as Executive Vice President of Merchandising at Egghead. Mr. Weinstein serves as Chairman of B&B Auto Parts, Inc., an auto parts supplier and is a director of QFC.

    The Company intends to name two additional non-employee directors following the Initial Public Offering.

SENIOR MANAGEMENT

    KIRK W. BEACH, the Company's Director of Software Engineering, joined the Company in October 1996. From April 1996 until October 1996, he served as Vice President, MIS of Health Resource Publishing Company (a Catalina Marketing Corporation company) where he developed corporate strategies for the network and systems. Prior to that, Mr. Beach was the Senior Director of Store Systems for Catalina Marketing Corporation from January 1989 until October 1996.

    WILLIAM W. BOOTH, the Company's Director of Retail Development, joined the Company in April 1995. From April 1992 until March 1995 he served as the Senior Director, Retail Marketing Services for Catalina Marketing Corporation, a consumer marketing company. From July 1989 until March 1992 he served as Senior Accountant Executive at Citicorp POS Information Services. Prior to that he held account management and analyst positions at Datachecker Systems, Inc. and Sweda International, Inc. Mr. Booth earned his B.A. in Economics/Business Administration from Washington and Jefferson College.

    BRUCE COONAN, the Company's Director of Consumer Value Marketing, joined the Company in September 1995. From 1989 until September 1995, he operated an independent consulting firm specializing in business planning, market development and executive searches. Prior to that he held management positions in marketing, sales promotion and sales with Colgate-Palmolive Co., Kimberly-Clark Corp. and Ralston Purina Co. He also served as Vice President of Catalina Marketing Corporation from January 1984 to August 1988. Mr. Coonan received his Master of International Management from the American Graduate School of International Management and his B.A. from Stanford University.

    MICHAEL L. DORAN, the Company's Director of Information Systems, joined the Company in August 1996. From June 1989 to August 1996, Mr. Doran served as Senior Manager, Application Services for Snohomish Public Utility District where he directed automation planning and application development. Prior to that, he opened and managed the Oregon office of Fiserv, Inc., a national service bureau providing computer services to financial institutions and, while at US Bancorp, Inc., he managed the bank's automated teller machines and debit card automation projects. He earned his B.S. in Business Administration from Oregon State University.

    STEVEN M. GEIGER, the Company's Director of Accounting, Controller, joined the Company in June 1996. From January 1991 until June 1996 he served as Corporate Controller and the Director of Financial Planning and Assistant Treasurer for MIDCOM Communications Inc., a communications services company. Mr. Geiger is a Certified Public Accountant, a Certified Management Accountant and a Certified Cash Manager. Mr. Geiger received his B.S. in Finance from the University of Washington.

    JESSACA A. JACOBSON, the Company's Director of Sales Operations, joined the Company in April 1996. From June 1994 until April 1996, Ms. Jacobson operated an independent consulting company specializing in business planning, operations development, and marketing support catering to the specialty coffee industry in both domestic and international markets. Prior to that, she held various positions in retail operations with The Coffee Connection, Inc., a Boston based specialty coffee retailer, from October of 1985 until June of 1994, serving as the Director of Retail Operations for that organization from February 1989 until June of 1994. Ms. Jacobson earned her B.A. degree in English from Occidental College.

    DENNIS J. JOHNSON, the Company's Director of Marketing and Sales Promotion, joined the Company in April 1996. From 1985 until April 1996, he held various positions in marketing and sales with Oberto Sausage Company, a snack food company, serving most recently as Vice President of Corporate Marketing. Prior to that Mr. Johnson served as a director of Alpac Corp., a beverage distributor, as Division Sales Development Manager and District Manager for PepsiCo, Inc. and as a sales representative and account manager for General Foods Corporation. Mr. Johnson earned a B.S. in Business and a B.S. in Political Science from the University of Oregon.

    CAROL LEWIS, the Company's National Director, Philanthropic Services, joined the Company in September 1996. From February 1994 until July 1995, she served as Executive Director of Pacific Northwest Ballet, a professional ballet company. Prior to that she served as Senior Vice President of Administration for Egghead. Ms. Lewis' prior experience includes six years as Deputy Mayor of the City of Seattle and work as a television news reporter for several Northwest stations. She has a Masters in Public Policy from the JFK School of Government at Harvard University and a B.A. from Stanford University.

    TIMOTHY J. MANION, the Company's Director, Operations Strategy and Planning, joined the Company in November 1996. Prior to joining the Company, Mr. Manion held various management positions with Federal Express Corporation, an overnight shipping company, from 1978 until November 1995. Mr. Manion earned a B.A. from the University of Michigan in 1981.

    MARION E. MEHRER, the Company's Director of Corporate Services, joined the Company in August 1993. From May 1989 until August 1993, she served as Business Manager and Controller for Fruhling, Inc., a construction company. Prior to that, she spent six years at Microsoft Corporation in charge of corporate services and operations in the International Division. Ms. Mehrer received her D.P.M. degree from the Illinois College of Podiatric Medicine and her B.S. in Environmental Health, School of Public Health from the University of Washington.


    THOMAS B. OWEN, JR., the Company's Director of Commercial Services, joined the Company in June 1997. From March 1996 until May 1997, he served as Director of Operations & Finance for Edmark Corporation, a developer of educational software for children. Prior to that, he held various manufacturing, operations, and finance positions with firms in the computer hardware and software industry, including Quebecor Integrated Media, Egghead Software, and Hewlett Packard Co. Mr. Owen earned his M.B.A. from Stanford University Graduate School of Business and his B.A. in English from Tufts University.


    MICHAEL W. PARKS, the Company's Director of Field Operations, joined the Company in April 1994. From September 1993 to April 1994, Mr. Parks served as President of Seriphus Group, a consulting company he founded. From 1969 until August 1993, he served as Vice President at Seafirst Bank where he helped develop and operate their debit card program and automated teller machine systems. Mr. Parks is a graduate of the Post-Graduate Level Banking Program at Pacific Coast Banking School at the University of Washington and holds a B.A. from Central Washington University.

    MARLANE L. WOLF, the Company's National Director, Financial Services Program, joined the Company in February 1997. From May 1993 until February 1997, she worked for Bank of America and their Seafirst division as Vice President, Marketing Director of Seafirst. Prior to that, she was an Executive Vice President and Senior Manager at Pacific First Bank where she managed Marketing, Human Resources, Corporate Affairs, Training and Office Services. Her background also includes marketing management, product development and business development positions at Pillsbury Co. and Beatrice Foods Inc. Ms. Wolf completed a custom marketing management program at the J.L. Kellogg Graduate School of Northwestern University. She earned a B.A. from the University of Minnesota where she also did graduate work.

FINANCIAL ADVISOR

    ACORN VENTURES, INC. (RUFUS W. LUMRY). Acorn Ventures, Inc. ("Acorn"), of which Mr. Lumry is a majority owner and employee, is a financial advisor of the Company. Acorn was selected by the Board of Directors to serve as financial advisor to the Company. In that role, Acorn assists in defining the Company's business strategy, identifying and meeting with sources of financing and assisting the Company in structuring and negotiating such financings. The Company entered into a consulting agreement with Acorn setting forth the services to be provided and indemnifying Acorn for certain actions, events or proceedings related to such consulting relationship. Acorn does not receive any compensation for its services, but is reimbursed for reasonable out-of-pocket expenses in connection with services rendered.

    Mr. Lumry was one of the original founders of McCaw Cellular Communications, Inc. ("McCaw") and from 1982 to 1990, served as its Chief Financial Officer. Prior to his retirement in 1990, he served as a director of McCaw since its organization and as a director of LIN Broadcasting, Inc., a partially owned subsidiary of McCaw. Mr. Lumry received an A.B. in Economics from Harvard College in 1969 and a M.B.A. from The Harvard Graduate School of Business Administration in 1974.

DIRECTORS' COMPENSATION

    The Company's directors do not currently receive any cash compensation for service on the Board or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

    In February 1997, each of the Company's non-employee directors, Messrs. Clute, Hodges, Stitt and Weinstein, was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share under the Equity Incentive Plan. Upon the completion of the Initial Public Offering, non-employee directors will not be eligible to participate in the Equity Incentive Plan, but will be eligible to receive options under the Directors' Plan. See "Equity Incentive Plans."

COMMITTEES

    The Audit Committee consists of Mr. Clute, Mr. Stitt and Mr. Weinstein. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

    The Compensation Committee consists of Mr. Hodges, Mr. Stitt and Mr. Weinstein. The Compensation Committee makes recommendations regarding the Company's equity incentive plans and makes decisions concerning salaries and incentive compensation for employees and consultants of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other party, nor has any such relationship existed in the past. Mr. Weinstein is a stockholder of the Company and has entered into financing arrangements with the Company from time to time.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") whose salary and bonus for the fiscal year ended December 31, 1996 were in excess of $100,000 for services rendered in all capacities to the Company for that fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS
                                                   ANNUAL COMPENSATION(1)   -------------------
                                                                                SECURITIES
                                                   -----------------------      UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION                        SALARY ($)   BONUS ($)       OPTIONS (#)         COMPENSATIONS ($)
-------------------------------------------------  ----------  -----------  -------------------  -----------------------
Jens H. Molbak...................................  $   97,081      --               25,000                 --
  President, Chief Executive Officer and Director
Rod W. Brooks....................................     153,730      --               25,000                 --
  Vice President of Sales and Marketing
Aaron R. Finch...................................     100,636      --               15,000                 --
  Vice President of Operations
Daniel A. Gerrity................................     126,219   $  15,000           30,000                 --
  Vice President and Chief Technical Officer
Warren M. Gordon(2)..............................     100,636      --               15,000                 --
  Vice President of Finance

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) In February 1997, Mr. Gordon resigned from his position as the Company's Chief Financial Officer and served as the Company's Vice President--Finance until April 1997 when he began a one year leave of absence.

EQUITY INCENTIVE PLANS

    1997 EQUITY INCENTIVE PLAN. In March 1997, the Board of Directors adopted the Company's 1997 Equity Incentive Plan (the "Equity Incentive Plan"). The Equity Incentive Plan is an amendment and restatement of the Company's 1992 Stock Option Plan, as amended. The Company has reserved a total of 2,900,000 shares of Common Stock for issuance under the Equity Incentive Plan. The Equity Incentive Plan provides for grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"), to employees (including officers and employee directors) and nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees (including officers and employee directors) and consultants of the Company. The Company's Board of Directors has delegated administration of the Equity Incentive Plan to the Compensation Committee. The Compensation Committee membership is intended to satisfy the provisions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Code Section 162(m), in each case to the extent applicable. The Committee has the authority, subject to the terms of the Equity Incentive Plan, to determine the recipients and types of awards to be granted, the terms of the awards granted, including the exercise price, number of shares subject to the award the exercisability thereof, and the form of consideration payable upon exercise.

    The terms of stock options granted under the Equity Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Equity Incentive Plan is determined by the Board of

Directors, provided that, in the case of an incentive stock option, the exercise price cannot be less than 100% of the fair market value of the Common Stock on the date of grant and, in the case of a nonstatutory stock option, the exercise price cannot be less than 85% of the fair market value of the Common Stock on the date of grant. The exercise price of options under the Equity Incentive Plan granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant and the terms of these options cannot exceed five years. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. No optionee shall be eligible for option grants under the Equity Incentive Plan covering more than 1,000,000 shares at such time as Section 162(m) of the Code becomes applicable to the Plan.

    Options granted under the Equity Incentive Plan vest at the rate specified in the option agreement. No option may be transferred by the optionee other than by will or the laws of descent or distribution or, for a nonstatutory option, pursuant to a qualified domestic relations order, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death, and, provided further, that the Compensation Committee may grant a nonstatutory stock option that is transferable. An optionee whose relationship with the Company or any affiliate ceases for any reason (other than by death or disability) generally may exercise options in the three month period following such cessation (unless such options terminate or expire sooner or later by their terms). Options under the Equity Incentive Plan may be exercised for up to twelve months after an optionee's relationship with the Company and its affiliates ceases due to disability and for up to twelve months after an optionee's relationship with the Company and its affiliates ceases due to death (unless such options expire sooner or later by their terms).

    Shares subject to options which have expired or otherwise terminated without having been exercised in full become available for the grant of options under the Equity Incentive Plan. Furthermore, the Board of Directors may offer to exchange new options for existing options, with the shares subject to the existing options again becoming available for grant under the Equity Incentive Plan. In the event of a decline in the value of the Company's Common Stock, the Board of Directors has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

    Restricted stock purchase awards granted under the Equity Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a service vesting schedule determined by the Board. The purchase price of such awards will be at least 85% of the fair market value of the Common Stock on the date of grant. Stock bonuses may be awarded in consideration for past services without a purchase payment.

    Upon certain changes in control of the Company, all outstanding awards under the Equity Incentive Plan shall either be continued, assumed or substituted by the surviving entity. If the surviving entity determines not to continue, assume or substitute such awards, then the time during which such options may be exercised shall be accelerated and the awards shall be terminated if not exercised prior to such event.

    As of June 30, 1997, 257,787 shares of Common Stock had been issued upon the exercise of options granted under the Equity Incentive Plan, options to purchase 921,900 shares of Common Stock at a weighted average exercise price of $5.67 per share were outstanding and 1,720,313 shares remained available for future option grants. The Equity Incentive Plan will terminate in March 2007, unless terminated sooner by the Board of Directors.

    1997 EMPLOYEE STOCK PURCHASE PLAN. In March 1997, the Company's Board of Directors adopted the Purchase Plan covering an aggregate of 200,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering may be no more than 27 months. The Board has currently authorized an initial offering beginning with the effectiveness of the Initial Public Offering and ending July 31, 1999.

    Employees are eligible to participate if they are employed by the Company, or an affiliate of the Company designated by the Board of Directors, provided that under the currently authorized offerings an employee's customary employment is for at least 20 hours per week and five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors and applied, on specified dates determined by the Board of Directors, to the purchase of shares of Common Stock. Under the currently authorized offerings, the purchase dates are each January 31 and July 31. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering and participation ends automatically on termination of employment with the Company or, under the currently authorized offerings, when the employee elects to enroll in another offering.

    In the event of certain changes in control, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock.

    1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. In March 1997, the Company's Board of Directors adopted the Directors' Plan to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee of disinterested directors.

    The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 100,000. Pursuant to the terms of the Directors' Plan, each person serving as a director of the Company who is not an employee of the Company (a "Non-Employee Director") shall upon the date such person first becomes a Non-Employee Director after the effectiveness of the Initial Public Offering of the Company's Common Stock automatically be granted an option to purchase 10,000 shares of Common Stock. In addition, on the date of each annual meeting of stockholders following the effectiveness of the Initial Public Offering each Non-Employee Director automatically will be granted an option to purchase 5,000 shares of Common Stock (pro-rated for Non-Employee Directors with less than a full year's tenure).

    Options granted under the Directors' Plan will vest immediately. The exercise price of options under the Directors' Plan must equal or exceed the fair market value of the Common Stock on the date of grant. No options granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable except pursuant to a domestic relations order in beneficiary descriptions. Unless otherwise terminated by the Board of Directors, the Directors' Plan automatically terminates in March 2007. As of the date hereof, no options have been granted under the Directors' Plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:

                                                   INDIVIDUAL GRANTS
                        -----------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF                                                               ASSUMED ANNUAL RATES OF STOCK
                         SECURITIES      PERCENTAGE OF                                            PRICE APPRECIATION FOR OPTION
                         UNDERLYING      TOTAL OPTIONS     EXERCISE      MARKET                            TERM($)(4)
                           OPTIONS     GRANTED IN FISCAL     PRICE        PRICE     EXPIRATION   -------------------------------
NAME                     GRANTED(1)       1996 (%)(2)       ($/SH)      ($/SH)(3)      DATE         0%         5%         10%
----------------------  -------------  -----------------  -----------  -----------  -----------  ---------  ---------  ---------
Jens H. Molbak........       25,000              9.8       $    0.70    $   10.50    4/30/2006   $ 245,000  $ 389,724  $ 601,461
Rod W. Brooks.........       25,000              9.8            0.70        10.50    4/30/2006     245,000    389,724    601,461
Aaron R. Finch........       15,000              5.9            0.70        10.50    4/30/2006     147,000    233,834    360,877
Daniel A. Gerrity.....       30,000             11.8            0.70        10.50    4/30/2006     294,000    467,668    721,754
Warren M. Gordon(5)...       15,000              5.9            0.70        10.50    4/30/2006     147,000    233,834    360,877

------------------------------

(1) Options generally become exercisable at a rate of 50% on the second anniversary of the vesting commencement date and 2.083% each month thereafter and have a term of 10 years. Options may be exercised prior to vesting, subject to the Company's right to repurchase in the event service is terminated.

(2) Based on an aggregate of 254,850 shares subject to options granted to employees of the Company in the fiscal year ended December 31, 1996, including the Named Executive Officers.

(3) Based on the Initial Public Offering price of $10.50 per share. The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 0%, 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.

(4) The potential realizable value is calculated by assuming that the Initial Public Offering price of $10.50 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(5) In February 1997, Mr. Gordon resigned from his position as the Company's Chief Financial Officer and served as the Company's Vice President--Finance until April 1997 when he began a one year leave of absence.

AGGREGATE OPTIONS EXERCISED IN 1996 AND YEAR-END OPTION VALUES

    The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 1996 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1996:

                                                                   NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED OPTIONS AT         VALUE OF UNEXERCISED
                                                                                                    IN-THE-MONEY OPTIONS AT
                                 SHARES                           DECEMBER 31, 1996 (#)             DECEMBER 31, 1996($)(2)
                               ACQUIRED ON       VALUE      ----------------------------------  --------------------------------
NAME                          EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE(1)     EXERCISABLE     UNEXERCISABLE
----------------------------  -------------  -------------  -----------  ---------------------  -----------  -------------------
Jens H. Molbak..............       --             --            25,000            --             $ 245,000           --
Rod W. Brooks...............       --             --           100,000            --             1,002,500           --
Aaron R. Finch..............       --             --            96,500            --               975,400           --
Daniel A. Gerrity...........       --             --            90,000            --               901,875           --
Warren M. Gordon(3).........       13,500      $   5,400        61,500            --               617,175           --

------------------------------

(1) Options are immediately exercisable; however, the shares purchasable under such options are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares.

(2) Based on the difference between the Initial Public Offering price of $10.50 per share and the exercise price.

(3) In February 1997, Mr. Gordon resigned from his position as the Company's Chief Financial Officer and served as the Company's Vice President--Finance until April 1997 when he began a one year leave of absence.

401(K) PLAN

    As of July 1995, the Board adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for additional matching contributions to the 401(k) Plan by the Company in an amount determined by the Company. The trustees under the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable until withdrawn, and so that the contributions by the Company will be deductible when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers.

    In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since the Company's inception in February 1991, the Company issued, in private placement transactions, shares of its Preferred Stock as follows: (i) 649,775 shares of Series A Preferred Stock at $1.00 per share in March and November 1992, (ii) 895,506 shares of Series B Preferred Stock at $4.00 per share along with warrants to purchase 43,752 shares of Series B Preferred Stock for $4.00 per share in June and September 1993, (iii) 4,567,016 shares of Series C Preferred Stock at $3.25 per share along with warrants to purchase 1,419,369 shares of Series C Preferred Stock for $3.00 to $4.00 per share in February 1995, (iv) 2,500,000 shares of Series D Preferred Stock for $4.00 per share along with warrants to purchase 705,891 shares of Series D Preferred Stock for $4.25 per share in December 1995, and (v) 100,000 shares of Series E-1 Preferred Stock for $6.00 per share along with warrants to purchase 350,000 shares of Series E-2 Preferred Stock for $0.60 per share and warrants to purchase 550,000 shares of Series E-3 Preferred Stock for $0.388636 per share in August 1996. The warrants provide that the purchase price paid for each warrant be credited toward the exercise price for that warrant, resulting in effective exercise prices for the warrants to purchase the Series E-2 Preferred Stock and Series E-3 Preferred Stock of $11.40 and $15.61136 per share, respectively. The following table sets forth the shares of Preferred Stock purchased by each of the Company's directors, executive officers and key employees, five percent stockholders and their respective affiliates:

                                                                      SERIES B     SERIES C     SERIES D    SERIES E
                                                         SERIES A     PREFERRED    PREFERRED   PREFERRED   PREFERRED
                                                         PREFERRED    STOCK AND    STOCK AND   STOCK AND   STOCK AND
INVESTOR                                                   STOCK      WARRANTS     WARRANTS     WARRANTS    WARRANTS
------------------------------------------------------  -----------  -----------  -----------  ----------  ----------
Benaroya Capital Company, L.L.C.......................      --           --           --        1,154,118      --
Vencap, Inc.(1).......................................      --           --          900,000      192,353      --
CIBC Woody Gundy Ventures, Inc........................      --           --          800,001      265,087      --
Eos Partners SBIC, L.P................................      --           --          700,001      160,294      --
Entities affiliated with Olympic Venture Partners III,
  L.P.(2).............................................      --           --          630,000      168,309      --
Roanoke Investors, L.P................................      --           --          400,000      256,471      --
Acorn Ventures, Inc...................................      --           --           --           --       1,000,000
Rod W. Brooks(3)......................................      --           --           --            8,015      --
Aaron R. Finch(4).....................................      --           50,000       --            9,618      --
Ronald Weinstein(5)...................................      60,000       53,907      100,178       36,833      --

------------------------

(1) Mr. Stitt, a director of the Company, is an officer of Vencap, Inc. Mr. Stitt disclaims beneficial ownership of such shares except to the extent of his pro rata ownership interest therein.

(2) Mr. Clute, a director of the Company, is a general partner of the general partner of the entities affiliated with Olympic Venture Partners III, L.P. Mr. Clute disclaims beneficial ownership of such shares except to the extent of his pro rata ownership interest therein.

(3) Mr. Brooks is the Vice President of Sales and Marketing of the Company.

(4) Mr. Finch is the Vice President of Operations of the Company.

(5) Mr. Weinstein is a director of the Company. Includes shares beneficially owned by the Weinstein Family Partnership, of which Mr. Weinstein is a general partner.

    In January 1994, the Board of Directors granted to each of Gary Hudson, Stephen Sander and Ronald Weinstein an option to purchase 10,000 shares of the Company's Series B Preferred Stock and granted to Victor Alhadeff an option to purchase 5,000 shares of the Company's Series B Preferred Stock. Each such option has an exercise price of $4.00 per share and was fully vested on the date of grant. At that time, such individuals were members of the Company's Board of Directors.

    As of December 31, 1996, the Company had approximately 116 Coinstar units installed in QFC, including Hughes Markets, Inc. its subsidiary ("QFC-Hughes") grocery stores. During 1996, the Coinstar units installed in QFC-Hughes were responsible for approximately 14.9% of the Company's revenue. Mr. Weinstein, a director of the Company, is also a director of QFC.

    The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1997 for (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each Named Executive Officer, (iii) each director, and (iv) all current directors and executive officers of the Company as a group.

                                                                        NUMBER OF SHARES
                                                                          BENEFICIALLY       PERCENTAGE OF SHARES
BENEFICIAL OWNER                                                              OWNED        BENEFICIALLY OWNED(1)(2)
----------------------------------------------------------------------  -----------------  -------------------------
Benaroya Capital Company, L.L.C.(3) ..................................       1,154,118                  7.4%
  1001 Fourth Avenue, Suite 4700
  Seattle, WA 98154
Vencap, Inc.(4) ......................................................       1,092,353                  7.0
  1980 Manulife Place
  10180-101 Street
  Edmonton, Alberta T5J3S4
CIBC Wood Gundy Ventures, Inc.(5) ....................................       1,065,088                  6.8
  425 Lexington Avenue, 2nd Floor
  New York, NY 10017
Acorn Ventures, Inc.(6) ..............................................       1,000,000                  6.0
  11400 SE 6th Street, Suite 120
  Bellevue, WA 98004
Eos Partners SBIC, L.P.(7) ...........................................         860,295                  5.5
  320 Park Avenue
  New York, NY 10022
Entities affiliated with Olympic Venture Partners(8) .................         798,309                  5.1
  2420 Carillon Point
  Kirkland, WA 98033
Roanoke Investors' Limited Partnership ...............................         656,471                  4.2
  1111 Third Avenue, Suite 2220
  Seattle, WA 98101
Jens H. Molbak(9).....................................................         701,225                  4.5
Rod W. Brooks(10).....................................................         108,015                 *
Kirk A. Collamer......................................................               0                    0
Aaron R. Finch(11)....................................................         163,261                  1.0
Daniel A. Gerrity(12).................................................          90,000                 *
George H. Clute(13)...................................................         808,309                  5.2
Larry A. Hodges(14)...................................................          15,940                 *
David E. Stitt(15)....................................................       1,102,353                  7.0
Ronald A. Weinstein(16)...............................................         258,380                  1.6
All directors and executive officers as a group
  (9 persons) (17)....................................................       3,247,483                 20.4%
                                                                        -----------------               ---

------------------------

 *  Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person (unless such shares are otherwise assumed to be outstanding). Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 15,666,396 shares of Common Stock outstanding after completion of the Initial Public Offering and assumes the cash exercise of warrants to purchase 2,693,420 shares of Common Stock effective upon the completion of the Initial Public Offering or within 90 days thereafter.

 (2) Certain of the principal stockholders, including Benaroya Capital Company, L.L.C., Vancap, Inc., CIBC Wood Gundy Ventures, Inc., Acorn Ventures, Inc., Eos Partners SBIC, L.P., entities affiliated with Olympic Venture Partners, Roanoke Investors' Limited Partnership and Jens H. Molbak, purchased 355,238 shares in the aggregate of the Common Stock offered in the Initial Public Offering, and accordingly, such stockholders' beneficial ownership increased after the Initial Public Offering.

 (3) Includes 254,118 shares that may be acquired upon the exercise of a certain warrant issued in connection with a prior Preferred Stock financing, which expired upon the completion of the Initial Public Offering.

 (4) Includes 250,045 shares that may be acquired upon the exercise of certain warrants issued in connection with a prior Preferred Stock financing, which expired upon the completion of the Initial Public Offering. Mr. Stitt, a director of the Company, is a Vice President of Vencap, Inc. (formerly, Vencap Equities Alberta Ltd.) Mr. Stitt disclaims beneficial ownership of the shares except to the extent of his pro rata ownership therein.

 (5) Includes 242,984 shares that may be acquired upon the exercise of certain warrants issued in connection with a prior Preferred Stock financing, which expired upon the completion of the Initial Public Offering.

 (6) Includes 900,000 shares that may be acquired upon the exercise of certain warrants issued in connection with a prior Preferred Stock financing. Fifty percent (50%) of the shares issued upon the exercise of such warrants are subject to a repurchase option in favor of the Company in the event that the Company has not attained a specified valuation on certain dates.

 (7) Includes 196,833 shares that may be acquired upon the exercise of certain warrants issued in connection with a prior Preferred Stock financing, which expired upon the completion of the Initial Public Offering.

 (8) Includes 760,294 shares beneficially owned by Olympic Venture Partners III, L.P. ("OVP III"), of which 173,756 shares may be acquired upon the exercise of certain warrants issued in connection with a prior Preferred Stock financing, which expired upon the completion of the Initial Public Offering. Also includes 38,015 shares beneficially owned by OVP III Entrepreneurs Fund, an affiliate of OVP III, of which 8,688 shares may be acquired upon the exercise of certain warrants issued in connection with a prior Preferred Stock financing, which expired upon the completion of the Initial Public Offering. Mr. Clute, a director of the Company, is a general partner of the General Partner of OVP III and OVP III Entrepreneurs Fund. Mr. Clute disclaims beneficial ownership of the shares except to the extent of his pro rata ownership therein.

 (9) Includes 25,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997, but such shares are subject to repurchase by the Company through April 2000. Also includes 75,000 shares held by Mt. Shuksan Investments LLC ("Shuksan") and 73,000 shares held by Penny Partners L.P. ("Penny"). Mr. Molbak shares voting and investment power over the shares held by Shuksan and Penny and disclaims beneficial ownership of such shares except to the extent of his ownership interest therein.

(10) Includes 80,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997, but such shares are subject to repurchase by the Company through April 2000. Also includes

    1,765 shares issuable upon the exercise of a warrant which expired upon the completion of the Initial Public Offering.

(11) Includes 16,250 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997, but such shares are subject to repurchase by the Company through April 2000. Also includes 16,404 shares issuable upon the exercise of warrants which expired upon the completion of the Initial Public Offering.

(12) Includes 66,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997, but such shares are subject to repurchase by the Company through April 2000.

(13) Includes 760,294 shares beneficially owned by OVP III, of which 173,756 shares may be acquired upon the exercise of certain warrants issued in connection with a prior Preferred Stock financing, which expired upon the completion of the Initial Public Offering. Also includes 38,015 shares beneficially owned by OVP III Entrepreneurs Fund, an affiliate of OVP III, of which 8,688 shares may be acquired upon the exercise of certain warrants issued in connection with a prior Preferred Stock financing, which expired upon the completion of the Initial Public Offering. Mr. Clute, a director of the Company, is a general partner of the General Partner of OVP III and OVP III Entrepreneurs Fund. Mr. Clute disclaims beneficial ownership of the shares except to the extent of his pro rata ownership therein. Also includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997.

(14) Includes 15,940 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997.

(15) Includes 250,045 shares that may be acquired upon the exercise of certain warrants issued in connection with a prior Preferred Stock financing, which expired upon the completion of the Initial Public Offering. Mr. Stitt, a director of the Company, is a Vice President of Vencap, Inc. Mr. Stitt disclaims beneficial ownership of the shares except to the extent of his pro rata ownership therein. Also includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1997.

(16) Includes 90,400 shares beneficially owned by the Weinstein Family Partnership, of which 14,132 shares may be acquired upon the exercise of certain warrants issued in connection with prior Preferred Stock financings, which expired upon the completion of the Initial Public Offering. Mr. Weinstein is a general partner of the Weinstein Family Partnership. Also includes 20,395 shares that may be acquired upon the exercise of certain warrants issued in connection with prior Preferred Stock financings, which expired upon the completion of the Initial Public Offering and shares issuable upon the exercise of options.

(17) Includes 244,618 shares subject to stock options exercisable within 60 days of June 30, 1997 and 311,429 shares that may be acquired upon the exercise of certain warrants issued in connection with prior Preferred Stock financings, which expired upon the completion of the Initial Public Offering.

                               THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

    The Old Notes were sold by the Company on October 22, 1996, to Smith Barney Inc. (the "Initial Purchaser"), who subsequently resold the Old Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act). In connection with the sale of the Old Notes, the Company agreed to use its reasonable best efforts to cause to become effective within the time periods respectively specified in the Registration Rights Agreement or earliest to occur of (i) an initial public offering, (ii) October 1, 1999, or (iii) the consummation of any offering of securities after giving effect to which the Company is subject to the reporting requirements of the Exchange Act, a registration statement with respect to the Exchange Offer. However, in the event that (i) any change in applicable law or applicable interpretations of the staff of the Commission does not permit the Company to effect the Exchange Offer or (ii) if for any other reason the Exchange Offer is not consummated within 135 days after August 8, 1996, (iii) any Holder of Old Notes notifies the Company that, for certain specified reasons, such Holder is precluded from participating in the Exchange Offer, or
(iv) any Holder who participates in the Exchange Offer does not receive New Notes which can be sold without restriction under federal and state securities laws, the Company has agreed to use its reasonable best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective for 24 months from the Effectiveness Date (as defined in the Registration Rights Agreement).

    The Exchange Offer is being made by Coinstar to satisfy its obligations pursuant to the Registration Rights Agreement. Once the Exchange Offer is consummated, Coinstar will have no further obligation to register any of the Old Notes not tendered by the Holders for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes." A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Based on an interpretation by the staff of the Commission set forth in the Staff's Exxon Capital Holdings Corp. SEC No-Action Letter (available April 13,
1989), Morgan Stanley & Co., Inc. SEC No-Action Letter (available June 5, 1991), Shearman & Sterling SEC No-Action Letter (available July 7, 1993), and other no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Old Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors-- Consequences to Non-Tendering Holders of Old Notes."

    In addition, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

TERMS OF THE EXCHANGE OFFER

GENERAL

    Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer; provided, that Old Notes may be tendered only in integral multiples of $1,000.

    As of July 31, 1996, there was $95 million of aggregate principal amount at maturity of the Old Notes outstanding and one registered Holder of Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to such
registered Holder as of            , 1997.

    In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will be issued and transferable in book-entry form through DTC. See "The Exchange Offer--Book-Entry Transfer."

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Notes for the purpose of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

    NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean December 19, 1997, unless the Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.


    In order to extend the Expiration Date, the Company will notify the Exchange Agent and the record Holders of Old Notes of any extension by oral or written notice, each prior to 9:00 a.m., New York City time, on the business day prior to the previously scheduled expiration date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Old Notes are tendered.

    The Company reserves the right to delay accepting any Old Notes, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "The Exchange Offer--Conditions" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent. Any such delay in acceptance, extension, amendment or termination will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

ACCRETION OF THE NEW NOTES AND THE OLD NOTES; INTEREST

    The Old Notes will continue to accrete in principal amount through (but not including) the date of issuance of the New Notes. From and after the date of issuance of the New Notes, the New Notes shall accrete at the rate of 13% per annum, but no cash interest will accrue or be payable in respect of the New Notes prior to October 1, 1999. Thereafter, the New Notes will bear interest at a rate equal to 13% per annum. Interest on the New Notes will be payable semi-annually in arrears on October 1 and April 1 of each year, commencing on April 1, 2000.

PROCEDURES FOR TENDERING


    To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by Instruction 2 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.


    The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

    Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

    Any beneficial holder whose Old Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to consent and/or tender on its behalf. If such beneficial Holder wishes to tender on its own behalf, such beneficial Holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such Holder's name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S. (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "The Exchange Offer-Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such New Notes, and that such Holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making activities or other trading activities and not acquired directly from the Company, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

    The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the exchange for Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of the Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as defined herein) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received express acknowledgment from a participant tendering Old Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that such agreement may be enforced against such participant.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

    Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures, described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

        (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the Commission;

        (b) any action or proceeding instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer;

        (c) there shall have been adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer;

        (d) a banking moratorium shall have been declared by U.S. federal or California or New York state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

        (e) trading on the New York Stock Exchange or generally in the U.S. over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

        (f) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

    If any such conditions exist, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to exchanging Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "The Exchange Offer--Withdrawal of Tenders") or (iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Old Notes of such waiver.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition to the foregoing conditions, (i) if, because of any change in applicable law or applicable interpretations thereof by the Commission, the Company is not permitted to effect the Exchange Offer or (ii) if for any other reason the Exchange Offer is not consummated within 135 days of August 8, 1997, or (iii) any Holder of Old Notes notifies the Company that, for certain specified reasons, such Holder is precluded from participating in the Exchange Offer or (iv) any Holder who participates in the Exchange Offer does not receive New Notes which can be sold without restrictions under federal and state securities laws, then the Company shall file a Shelf Registration Statement and use its reasonable best efforts to keep the Shelf Registration Statement effective for 24 months from the Effectiveness Date. Thereafter, the Company's obligation to consummate the Exchange Offer shall be terminated.

EXCHANGE AGENT

    The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal and Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


BY REGISTERED OR CERTIFIED MAIL:               BY OVERNIGHT COURIER:

Attention: Denise Robinson                     Attention: Denise Robinson
Reorganization Section                         Reorganization Section
The Bank of New York                           The Bank of New York
101 Barclay Street, 7E                         101 Barclay Street, Ground Level
New York, NY 10286                             Corporate Trust Services Window
                                               New York, NY 10286

BY HAND:                                       BY FACSIMILE:

Attention: Denise Robinson                     (212) 815-6339
Reorganization Section                         Attention: Denise Robinson
The Bank of New York                           Reorganization Section
101 Barclay Street, Ground Level
Corporate Trust Services Window                Confirm by telephone:
New York, NY 10286                             (212) 815-2791

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company, are estimated in the aggregate to be approximately $175,000, and include fees and expenses of the Exchange Agent and the Trustee under the Indenture and accounting and legal fees.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is face value as reflected in the Company's accounting records on the date of the Exchange Offer. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be capitalized and amortized over the term of the New Notes.

                            DESCRIPTION OF OLD NOTES

    The Old Notes were issued under an indenture dated as of October 1, 1996 (the "Indenture"), by and between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the form of Indenture is available from the Company upon request. The following summaries of certain provisions of the Old Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Old Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Old Note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. As used in this "Description of Old Notes," the "Company" refers to Coinstar, Inc.

GENERAL

    The Old Notes are unsecured obligations of the Company and are subordinated to all other Senior Debt of the Company and are to be effectively subordinated to all indebtedness (including senior indebtedness and trade credit) of subsidiaries of the Company. The Old Notes are limited to $95,000,000 aggregate principal amount at maturity, were issued in fully registered form only in denominations of $1,000 or any integral multiple thereof and were scheduled to mature on October 1, 2006.

    Interest on the Old Notes neither accrues nor is payable prior to October 1, 1999. Thereafter, interest would accrue at 13% per annum and would be payable semi-annually in arrears on each October 1 and April 1, commencing April 1, 2000. Interest would be computed on the basis of a 360-day year composed of twelve 30-day months.

OPTIONAL REDEMPTION BY THE COMPANY

    The Indenture provides that Old Notes are not redeemable at the option of the Company prior to October 1, 2001. At any time on or after that date the Old Notes could be redeemed at the Company's option on at least 30 but not more than 60 days' notice, in whole at any time or in part from time to time, at the following respective prices (expressed in percentages of the principal amount), together with accrued and unpaid interest and Liquidated Damages thereon, if any, through the date of redemption, during the 12-month period beginning October 1 of the years indicated:

YEAR                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------
2001.............................................................................    108.000%
2002.............................................................................    105.333
2003.............................................................................    102.667
2004 and thereafter..............................................................    100.000

OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERING

    The Indenture provides that, in the event that the Company consummates a Public Equity Offering after which there is a Public Market, the Company may, at its option, redeem at any time prior to October 1, 1999, from the proceeds of such Public Equity Offering received by the Company, up to 100% of the aggregate principal amount of the of the Old Notes originally issued at a redemption price equal to 118% of the Accreted Value thereof plus accrued and unpaid Liquidated Damages, if any, to the date of redemption; provided, however, that such redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

REDEMPTION OR REPURCHASE AT THE OPTION OF THE HOLDERS

CHANGE OF CONTROL

    The Indenture provides that upon the occurrence of a Change of Control, the Company is required to offer to repurchase (the "Change of Control Offer") all or a portion of each Holder's Old Notes at a purchase price equal to 101% of the Accreted Value thereof on the date of purchase (if prior to October 1, 1999), or (if on or after October 1, 1999) 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase.

    On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment Old Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the Change in Control Payment in respect of all Old Notes or portions thereof so accepted, and (iii) deliver or cause to be delivered to the Trustee Old Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Old Notes or portions thereof being tendered to the Company.

    Any amounts remaining after the purchase of Old Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

    The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company. With respect to the disposition of assets, the phrase "all or substantially all" as used in the

Indenture (including as set forth under "The Exchange Offer--Certain Covenants--Merger, Consolidation and Sale of Assets" below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make a Change of Control Offer.

    None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control repurchase feature of the Old Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Old Notes that the Company is required to repurchase. In the event that the Company were required to repurchase outstanding Old Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its repurchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

    If an offer is made to repurchase the Old Notes pursuant to a Change of Control Offer, the Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws and regulations in connection with the repurchase of the Old Notes in connection with a Change of Control and, to the extent that the provisions of such securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

ASSET SALES

    The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to: (i) sell, lease, convey or otherwise dispose of any assets (including, without limitation, by way of a sale and leaseback or similar arrangement) other than in the ordinary course of business, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by the provisions of Indenture governing Changes of Control or successors by way of a merger, consolidation or sale of assets and not by this provision; or (ii) issue or sell Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1 million or (b) for aggregate net proceeds in excess of $1 million (each of the foregoing an "ASSET SALE"), unless (x) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as evidenced by a resolution of the Company's Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets, or other property or Equity Interests issued or sold or otherwise disposed of in the Asset Sale; and (y) at least 100% in the case of a sale of accounts (except for a sale of past-due accounts for collection), and 75% in the case of a sale of other assets, of such consideration is in the form of cash or Cash Equivalents or any combination thereof. Notwithstanding the foregoing, any Restricted Payment or Permitted Investment that is permitted by provisions of the Indenture governing Restricted Payments shall not be deemed to be an Asset Sale. Notwithstanding the foregoing, the consideration received by the Company or any Restricted Subsidiary in respect of any transaction which would constitute an Asset Sale but for the fact that the fair market value of the property of which disposition is made, or the amount of aggregate net proceeds yielded thereby, is less than $1 million, shall, unless such transaction is permitted as a Restricted Payment or Permitted Investment under provisions of the Indenture governing Restricted Payments, equal to at least the fair market value of such property.

    Within 270 days after any Asset Sale, the Company or such Subsidiary shall apply the Net Proceeds from such Asset Sale, to (a) reinvest in the business of the Company (or any Restricted Subsidiary of the Company) that the Company was engaged in on the date of this Indenture or (b) permanently reduce borrowings and commitments under Indebtedness permitted to be incurred pursuant to "The Exchange Offer--Certain Covenants--Limitation on Indebtedness and Issuance of Disqualified Capital Stock." Pending the final application of any such Net Proceeds, the Company may temporarily invest such Net Proceeds in any manner not prohibited by this Indenture. Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "EXCESS PROCEEDS."

    Within five Business Days after any date that the aggregate amount of Excess Proceeds exceeds $5 million (an "ASSET SALE OFFER TRIGGER DATE"), the Company shall commence an Asset Sale Offer pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to (if prior to the Full Accretion Date) 100% of the Accreted Value thereof on the date of repurchase, plus accrued and unpaid Liquidated Damages thereon, if any, or (if on or after the Full Accretion Date) 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase, in each case in accordance with the procedures set forth in
Section 3.09 hereof. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use the remaining Excess Proceeds for any purpose not prohibited by the Indenture. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be deemed to be reset at zero.

SELECTION AND NOTICE

    If less than all of the Old Notes are to be redeemed at any time, selection of Old Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Old Notes are listed or, if the Old Notes are not so listed, by lot or by such other method as the Trustee deems fair and appropriate; provided, that no Old Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Old Notes to be redeemed at its registered address. If any Old Note is to be redeemed in part only, the notice of redemption that relates to such Old Note shall state the portion of the principal amount thereof to be redeemed. An Old Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Old Note. On and after the redemption date, interest will cease to accrue on Old Notes or portions thereof called for redemption.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

    The Indenture provides that, the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution (other than dividends or distributions payable solely in shares of Capital Stock (other than Disqualified Capital Stock) on shares of the Company's Capital Stock to holders of such Capital Stock, (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, (iii) make any principal payment on, or purchase, defease, redeem, or otherwise acquire or retire for value any Indebtedness of the Company that is subordinate in right of payment to the Old Notes, or (iv) make any Investment (other than Permitted Investments) (each of the foregoing prohibited actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a "Restricted Payment"), if at the time of such proposed Restricted Payment or immediately after giving effect thereto, (a) a Default or an Event of Default has occurred and is continuing or would result therefrom, or
(b) the Company is not, or would not be, able to incur at least $1.00 of additional Indebtedness under the Debt to Cash Flow Ratio test, or (c) the aggregate amount of Restricted Payments made subsequent to the Issue Date (excluding Restricted Payments permitted by clauses (w) and (x) below) exceeds or would exceed the sum of: (1) the difference between (A) the cumulative Consolidated EBITDA of the Company as of the date of such Restricted Payment since the Issue Date, minus (B) the product of 1.75 times cumulative Consolidated Interest Expense of the Company as of the date of such Restricted Payment since the Issue Date, PLUS (2) 100% of the aggregate net proceeds received by the Company from sales of Capital Stock of the Company since the Issue Date (other than net proceeds from the sale of Disqualified Capital Stock and net proceeds invested pursuant to clause (viii) of the definition of "Permitted Investments" contained in the Indenture and net proceeds with respect to which Indebtedness has been issued pursuant to clause (x) of "The Exchange Offer--Certain Covenants--Limitation on Indebtedness and Issuance of Disqualified Capital Stock"). The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, declare or pay any dividend or make any other payment or distribution(s) on any shares of the Company's Preferred Equity (other than dividends or distributions payable solely in shares of Preferred Equity of the same series (other than Disqualified Capital Stock) prior to October 1, 1999.

    Notwithstanding the foregoing, the Indenture provides that the provisions set forth in the immediately preceding paragraph shall not prohibit: (u) the payment of any dividend within 60 days of the date of declaration of such dividend, if at said date of declaration such payment would have complied with the provisions of the Indenture; (v) dividends and distributions made by any Wholly Owned Subsidiary of the Company or a Restricted Subsidiary, (w) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, or the substantially concurrent conversion of, other Equity Interests of the Company (other than Disqualified Capital Stock), (x) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Capital Stock); PROVIDED, HOWEVER, that the amount of any such net cash proceeds that are utilized for any redemption, repurchase, retirement or defeasance pursuant to clauses (w) or (x) above shall be excluded from clause (c)(2) above, (y) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Subsidiary of the Company held by any employee, consultant or other service provider of the Company; PROVIDED that the aggregate price paid for all such Capital Stock shall not exceed $1 million, and (z) with respect to any Restricted Subsidiary organized as a partnership or limited liability company or similar organization, distributions in respect of partners' or members' income tax liability or such distributions as may be required by law in an amount not to exceed $1 million; PROVIDED, HOWEVER, in each case, that no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment pursuant to any of the above clauses (u) though (z) and would not result therefrom.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the first paragraph of this section were computed, which calculations may be based upon the Company's most recently available financial statements.

LIMITATION ON INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED CAPITAL STOCK

    The Indenture provides that the Company shall not directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR"), any Indebtedness (including Acquired Debt), or issue any Disqualified Capital Stock, and the Company shall not cause or permit any of its Restricted Subsidiaries to incur any

Indebtedness or issue any shares of Preferred Equity; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Debt) and the Company may issue Disqualified Capital Stock if: (i) no Default or Event of Default shall have occurred and be continuing; and (ii) immediately after giving pro forma effect to such proposed incurrence and the receipt and application of the net proceeds therefrom, the Company's Debt to Cash Flow Ratio would not exceed (a)
7.0 to 1.0 from the Issue Date until the Full Accretion Date, and (b) 5.0 to 1.0 thereafter. The foregoing limitation shall not apply to (i) the Notes; (ii) Indebtedness of the Company outstanding on the Issue Date; (iii) Indebtedness incurred by the Company or its Restricted Subsidiaries to finance the purchase of Coinstar units; provided, however, that (a) the aggregate principal amount of such Indebtedness does not exceed 100% of the fair market value (on the date of such incurrence) of the Coinstar units acquired, plus marketing costs incurred within 120 days after the initial regional marketing launch for the designated marketing area in which such Coinstar units are installed, provided that such marketing costs shall not exceed $2,500 for each Coinstar unit installed, and
(b) the Company has budgeted the proceeds of the Offering in accordance with the "Use of Proceeds" section of the Offering Memorandum and as projected and described in Exhibit A to the Offering Memorandum; (iv) Indebtedness incurred by the Company for working capital purposes pursuant to a revolving credit facility in an aggregate principal amount that, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (iv) and then outstanding, does not exceed $10 million; (v) Indebtedness of the Company's Restricted Subsidiaries to the Company or to any Wholly Owned Restricted Subsidiary of the Company; (vi) additional Indebtedness incurred by the Company or its Restricted Subsidiaries to the extent that the aggregate principal amount or accreted value thereof, as applicable (measured as of the date of issuance), does not exceed $10 million at any one time outstanding; (vii) Permitted Refinancing Indebtedness; (viii) Hedging Obligations entered into by the Company not as speculative investments but as hedging transactions designed to protect the Company against fluctuations in interest rates in connection with Permitted Indebtedness; (ix) Indebtedness of the Company or a Restricted Subsidiary under any Currency Agreements; provided that (a) such Currency Agreements relate to Indebtedness otherwise permitted under this Indenture or the purchase of Coinstar units by the Company or a Restricted Subsidiary in the ordinary course of business and (b) such Currency Agreements do not increase the Indebtedness or other obligations of the Company or a Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; and (x) additional indebtedness equal to the aggregate amount of net cash proceeds received from the sale of Capital Stock other than Disqualified Capital Stock since the Issue Date (provided that the net proceeds from such sales of Capital Stock will be excluded from the clause (c)(ii) of the first paragraph of "The Exchange Offer--Certain Covenants--Restricted Payments" and the basket created by clause
(viii) of the definition of Permitted Investments).

ASSET MAINTENANCE TEST.

    The Indenture provides that, notwithstanding any other provision of the Indenture, the Company shall not (i) effect any sale, lease, transfer or other disposition of any of its property or assets to a Subsidiary or (ii) make any Permitted Investment (except (a) the initial $10 million permitted by clause
(viii) of the definition thereof and (b) an aggregate of $1 million for Investments in Restricted Subsidiaries solely for the creation and maintenance thereof) or (iii) make any Restricted Payment (except a Restricted Payment permitted by clauses (u)-(z) of the second paragraph of "The Exchange Offer--Certain Covenants-- Restricted Payments"), if, as a result thereof or immediately upon giving effect thereto, Total Gross Assets would be less than the amounts set forth below during the twelve-month period commencing January 1 of each year set forth below:

                                                                                TOTAL GROSS
YEAR                                                                              ASSETS
---------------------------------------------------------------------------  -----------------
1996.......................................................................   $  60.0 million
1997.......................................................................      60.0 million
1998.......................................................................      70.0 million
1999.......................................................................      92.5 million
2000 and thereafter........................................................     100.0 million

    In the event the Company redeems or repurchases, or effects a Legal Defeasance or Covenant Defeasance with respect to, less than 100% of the Old Notes, the amounts set forth under the caption "Total Gross Assets" above shall be reduced by multiplying each such amount by a fraction the denominator of which shall be the then outstanding aggregate Accreted Value (if prior to October 1, 1999) or principal amount (if on or after October 1, 1999) of the Old Notes and the numerator of which shall be the Accreted Value (if prior to October 1, 1999) or principal amount (if on or after October 1, 1999) of the Notes so redeemed, repurchased or defeased.

    Within 30 days after the consummation by the Company of any transaction of a type described in any of clause (i), (ii) or (iii) above, the Company shall deliver, or cause to be delivered, to the Trustee, an Offficers' Certificate stating that such transaction complies with this section and that all conditions precedent in the Indenture relating to such transaction has been complied with.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property or the rendering of any service) with or for the benefit of any Affiliate (each, an "AFFILIATE TRANSACTION") other than any Affiliate Transaction that is on terms that are fair and reasonable and no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained at such time in a comparable transaction or series of related transactions on an arms-length basis from a Person that is not such an Affiliate; provided, however, that any Affiliate Transaction involving aggregate consideration of $1 million or more shall require approval by a majority of the disinterested members of the Company's Board of Directors; and provided, further, that any Affiliate Transaction involving aggregate consideration of $10 million or more in the event that a Public Equity Offering shall have been consummated or $5 million or more prior to the consummation of a Public Equity Offering, shall require a fairness opinion from an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, transactions between or among any combination of the Company and its Restricted Subsidiaries will not be deemed Affiliate Transactions, and any transaction among any combination of the Company and its Restricted Subsidiaries, on one hand, and any one or more Unrestricted Subsidiaries on the other hand, shall not be deemed an Affiliate Transaction if it is on terms that are fair and reasonable to the Company or any such Restricted Subsidiary and would be permitted under "The Exchange Offer--Certain Covenants--Restricted Payments."

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or to any of its Restricted Subsidiaries; or (iii) transfer any of its property or assets to the Company or to any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Indebtedness as in effect on the Issue Date, (b) the Indenture and the Old Notes, (c) applicable law, (d) any Indebtedness permitted by the terms of the Indenture to be incurred, PROVIDED that the restrictions contained in the agreements governing such other Indebtedness are no more restrictive than those contained in Exhibit C to the Indenture, (e) customary provisions in leases or purchase-money or installment sales financings permitted hereunder and entered into in the ordinary course of business and consistent with past practices, restricting the transfer, assignment or disposition of the assets so financed, assets directly related thereto (such as related insurance), proceeds, products and replacements thereof and accessions thereto, but not otherwise imposing restrictions on any transfers of properties or assets to the Company or any of its Restricted Subsidiaries, and not imposing restrictions of the kinds contemplated by clauses (i) or (ii) above, in each case, more restrictive than those set forth in Exhibit C to the Indenture, or (f) Permitted Refinancing Debt, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Indenture provides as follows:

    The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary at any time; provided, however, that immediately after giving effect to such designation on a pro forma basis as if the same had occurred at the beginning of the most recently ended full fiscal quarter of the Company for which consolidated financial statements are available, (i) the Company would be permitted to incur at least $1.00 of additional Indebtedness under the Debt to Cash Flow Ratio test and (ii) an Officers' Certificate with respect to such designation is delivered to the Trustee within 75 days after the end of the fiscal quarter of the Company in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year), which Officers' Certificate states the effective date of such designation; and PROVIDED, FURTHER, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if no Default or Event of Default would be in existence following such designation.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; PROVIDED, HOWEVER, that immediately after giving effect to such designation on a pro forma basis, the Company would be in compliance with "The Exchange Offer-- Certain Covenants--Restricted Payments." For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash or in the form in which such Investment was originally made) in the Subsidiary so designated, whether made before or after the Issue Date, shall be deemed to be Restricted Payments at the time of such designation and shall reduce the amount available for Restricted Payments. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

NO SENIOR SUBORDINATED DEBT

    The Indenture provides that notwithstanding the provisions of "The Exchange Offer--Certain Covenants--Limitation of Indebtedness and Issuance of Disqualified Capital Stock," the Company shall not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Old Notes.

MERGER, CONSOLIDATION AND SALE OF ASSETS

    The Indenture provides as follows:

    The Company shall not consolidate with or merge with or into any Person (whether or not the Company is the surviving Person) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (whether as an entirety or substantially as an entirety in a transaction or a series of related transactions) to any Person or adopt a Plan of Liquidation unless: (i) either (a) the Company will be the surviving or continuing corporation (the "SURVIVING PERSON") or (b) the Surviving Person (if other than the Company) formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall expressly assume, by supplemental indenture, executed and delivered to the Trustee and in form satisfactory to the Trustee, all of the obligations of the Company under the Old Notes, the Indenture and the Registration Rights Agreement, and the obligations under the Old Notes, the Indenture, and the Registration Rights Agreement remain in full force and effect, (ii) immediately after giving effect to such transaction and the assumption contemplated above, the Company or such Surviving Person shall have a Debt to Cash Flow Ratio equal to or less than the Debt to Cash Flow Ratio of the Company immediately preceding the transaction; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing; and (iv) immediately after giving effect to such transaction, the Surviving Person shall continue to operate the business of the Company that was the principal business of the Company immediately preceding such transaction.

    In connection with any consolidation, merger or transfer contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent in this Indenture provided for relating to such transaction or transactions have been complied with.

REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Old Notes are outstanding, the Company shall furnish to the Trustee and to all Holders of Old Notes once the Company becomes subject to the reporting requirements of the Exchange Act, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms (without exhibits unless requested), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and shall promptly make such information available to all securities analysts and prospective investors upon request. The Company shall at all times comply with TIA '314(a).

    For so long as any Transfer Restricted Securities remain outstanding, the Company shall furnish to all Holders and prospective purchasers of the Old Notes designated by the Holders of Transfer Restricted

Securities, promptly upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

EVENTS OF DEFAULT AND REMEDIES

EVENTS OF DEFAULT

    The Indenture provides that an Event of Default shall occur upon the happening of any of the following:

        (a)(i) the Company defaults in the payment when due of interest or Liquidated Damages on any Note on any day and such default continues for a period of 30 days or more after the same becomes due and payable;

        (b) the Company defaults in the payment when due of principal or Accreted Value of any Note, when such principal or Accreted Value becomes due and payable, at maturity, upon redemption (including in connection with an offer to purchase), pursuant to an Asset Sale Offer, a Change of Control Offer or otherwise;

        (c) the Company defaults in the observance or performance of any other covenant, representation, warranty or agreement contained in this Indenture or the Notes, which default continues for a period of 45 days after the Company receives written notice specifying the default (and requiring that such default be remedied) from the Trustee or from the Holders of not less than 25% in Accreted Value (if prior to the Full Accretion Date) or aggregate principal amount (if on or after the Full Accretion Date) of the Notes then outstanding;

        (d) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Material Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Material Restricted Subsidiary), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $5 million or more;

        (e) one or more judgments are entered by a court or courts of competent jurisdiction against the Company or any of its Material Restricted Subsidiaries and such judgment or judgments remain undischarged, or unstayed or unsatisfied for a period of 60 consecutive days, where such judgment or judgments are for the payment of money in an aggregate amount in excess of $5 million (in excess of applicable insurance coverage with respect to which the Company's insurer has acknowledged coverage in writing);

        (f) the Company or any of its Restricted Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

            (i) commences a voluntary case,

            (ii) consents to the entry of an order for relief against it in an involuntary case,

           (iii) consents to the appointment of a Bankruptcy Custodian of such Person or for all or substantially all of its property,

            (iv) makes a general assignment for the benefit of its creditors, or

            (v) generally is not paying its debts as they become due;

        (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (i) is for relief against the Company or any of its Material Restricted Subsidiaries in an involuntary case;

            (ii) appoints a Bankruptcy Custodian of the Company or any of its Material Restricted Subsidiaries for all or substantially all of the property of the Company or any of its Material Restricted Subsidiaries; or

           (iii) orders the liquidation of the Company or any of its Material Restricted Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days; or

        (h) any holder of at least $5 million in aggregate principal amount of Indebtedness of the Company or any Material Restricted Subsidiary shall commence judicial proceedings to foreclose upon assets of the Company or any Material Restricted Subsidiary having an aggregate fair market value, individually or in the aggregate, of at least $5 million or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure.

    If any Event of Default (other than an Event of Default specified in clause
(f) or (g) above with respect to the Company, any Material Restricted Subsidiary or any group of Material Restricted Subsidiaries that, taken as a whole, would constitute a Material Restricted Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (f) or
(g) above occurs with respect to the Company, any Material Restricted Subsidiary or any group of Material Restricted Subsidiaries that, taken as a whole, would constitute a Material Restricted Subsidiary), all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of any principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

    If an Event of Default occurs on or after October 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default occurs prior to October 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then, upon acceleration of the Notes, an additional premium shall also become and be immediately due and payable in an amount, for each of the years beginning on October 1 of the years set forth below, as set forth below (expressed as a percentage of the Accreted Value to the date of payment that would otherwise be due but for the provisions of this sentence):

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
1997..............................................................................     113.000%
1998..............................................................................     111.750%
1999..............................................................................     110.500%
2000..............................................................................     109.250%
2001..............................................................................     108.000%

    Holders of not less than a majority in aggregate Accreted Value (if prior to the Full Accretion Date) or principal amount (if on or after the Full Accretion
Date) of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Liquidated Damages, if any, or interest on the Notes (including in connection with an offer to purchase).

    The Holders of the Old Notes may not enforce the Indenture or the Old Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate Accreted Value (if prior to the full Accretion Date) or aggregate principal amount (if on or after the Full Accretion Date) of the then outstanding Old Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest) on the Old Notes if it determines that withholding notice is in their interest.

    Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

DEFEASANCE

    The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Legal Defeasance or Covenant Defeasance be applied to all outstanding Old Notes upon compliance with the conditions set forth below.

    Upon the Company's exercise of the option applicable to Legal Defeasance, the Company shall, subject to the satisfaction of the conditions set forth below, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 of the Indenture and the other Sections of the Indenture referred to in (i)-(iv) below, and to have satisfied all of its other obligations under such Old Notes and the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Old Notes to receive solely from the trust fund described in Section 8.04 of the Indenture, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest (including Liquidated Damages) on such Notes when such payments are due; (ii) the Company's obligations with respect to such Old Notes under Article 2 and Section 4.02 of the Indenture; (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's obligations in connection therewith; and (iv) to the Legal Defeasance Article Eight of the Indenture. Subject to compliance with such Article 8, the Company may exercise its option to Legal Defeasance notwithstanding the prior exercise of its option to Covenant Defeasance.

    Upon the Company's exercise of the option applicable to Covenant Defeasance, the Company shall, subject to the satisfaction of the conditions set forth below, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 4.13 of the Indenture with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, "Covenant Defeasance"), and the Notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Old Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Old Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 of the Indenture, but, except as specified above, the remainder of this Indenture and such Old Notes shall be unaffected thereby. In addition, upon the Company's exercise of the option applicable to Covenant Defeasance, subject to the satisfaction of the conditions set forth below, sections (c) through (e) and section (h) of "The Exchange Offer--Events of Default and Remedies-- Events of Default shall not constitute Events of Default.

    The following shall be the conditions to the application of either Legal Defeasance or Covenant Defeasance to the outstanding Old Notes:

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding Old Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

    (b) in the case of an election to Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Old Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (c) in the case of an election to Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to Article Eight of the Indenture concurrently with such incurrence); provided, however, that the benefits of any Covenant Defeasance or Legal Defeasance shall immediately and automatically cease if any Event of Default under section (f) or (g) of "The Exchange Offer--Events of Default and Remedies--Events of Default" shall have occurred, at any time in the period ending on the 91st day after the date of deposit;

    (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

    (f) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date such opinion: after the 91st day following the deposit (assuming that no Holder of any Old Notes would be considered an insider of the Company under applicable Bankruptcy Law), the rights of the Holders will not be adversely affected in any proceeding under applicable Bankruptcy Law by reason of such Covenant Defeasance or Legal Defeasance (by comparison to the rights such Holders would have had such Covenant Defeasance or Legal Defeasance not been effected);

    (g) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the Holders of Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding its creditors or others; and

    (h) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

MODIFICATION OF THE INDENTURE

    The Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Old Notes without notice to or consent of any
Holder: (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Old Notes in addition to or in place of certificated Old Notes;
(iii) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the TIA;
(iv) to make any change that would provide any additional benefits or rights to the Holders or that does not adversely affect the legal rights hereunder of any Holder; (v) to provide for the assumption of the Company's obligations to the Holder of the Old Notes in case of a merger or consolidation pursuant to "The Exchange Offer--Certain Covenants--Merger, Consolidation or Sale of Assets."

    In addition, subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Old Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Old Notes) and, subject to Sections 6.04 and
6.07 the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

    Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of certain documents, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

    It shall not be necessary for the consent of the Holders of Notes to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

    After an amendment, supplement or waiver becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 of the Indenture, the Holders of a majority in aggregate principal amount of the Old Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Old Notes. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Old Notes held by a non-consenting Holder):

        (a) reduce the principal amount of Old Notes whose Holders must consent to an amendment, supplement or waiver;

        (b) reduce the principal of or change the fixed maturity of any Old Notes or alter any provision that, directly or indirectly, affects the redemption price, redemption date or the Accreted Value (if prior to the Full Accretion Date) or principal amount (if on or after the Full Accretion
    Date) of the Old Notes;

        (c) reduce the rate of or change the time for payment of interest, including default interest, on any Old Note;

        (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Old Notes (except a rescission of acceleration of the Old Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Old Notes and a waiver of the payment default that resulted from such acceleration);

        (e) make any Old Note payable in any currency other than that stated in the Old Notes;

        (f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes (or, if applicable, Accreted Value);

        (g) waive a redemption payment with respect to any Old Note (other than a payment required by "The Exchange Offer--Redemption or Repurchase at Option of the Holders--Asset Sales" or "The Exchange Offer--Redemption or Repurchase at Option of the Holders--Change of Control;" or

        (h) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, no amendment of the Indenture shall adversely affect the rights of any holder of Senior Debt under the subordination provisions of the Indenture without the consent of such holder. Every amendment, waiver or supplement of the Indenture or the Old Notes shall comply with the TIA as then in effect.

SUBORDINATION

    The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Old Note is subordinated in right of payment, to the extent and in the manner provided to the prior payment in full of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt. A distribution may consist of cash, securities or other property, by set-off or otherwise.

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    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities:

        (a) holders of Senior Debt shall be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before Holders shall be entitled to receive any payment with respect to the Old Notes (except that Holders may receive (i) securities that are subordinated to at least the same extent as the Old Notes to (A) Senior Debt and (B) any securities issued in exchange for Senior Debt and (ii) payments and other distributions made from any defeasance trust created pursuant to the Indenture); and

        (b) until all Obligations with respect to Senior Debt (as provided in subsection (a) above) are paid in full, any distribution to which Holders would be entitled but for these provisions shall be made to holders of Senior Debt (except that Holders may receive securities that are subordinated to at least the same extent as the Old Notes to (i) Senior Debt and (ii) any securities issued in exchange for Senior Debt), as their interests may appear.

    The Company may not make any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Old Notes and may not acquire from the Trustee or any Holder any Old Notes for cash or property (other than (i) securities that are subordinated to at least the same extent as the Old Notes to (A) Senior Debt and (B) any securities issued in exchange for Senior Debt and (ii) payments and other distributions made from any defeasance trust created pursuant to the Indenture) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:

        (a) a default in the payment of any principal or other Obligations with respect to Designated Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Designated Senior Debt; or

        (b) a default, other than a payment default, on Designated Senior Debt occurs and is continuing that then permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of the default (a "Payment Blockage Notice") from a Person who may give it pursuant to Section 10.11 of the Indenture. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until (i) at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Old Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    The Company may and shall resume payments on and distributions in respect of the Old Notes and may acquire them upon the earlier of:

        (1) the date upon which the default is cured or waived, or

        (2) 179 days have passed after notice is received if the maturity of such Designated Senior Debt has not been accelerated,

if Article 10 of the Indenture otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.

    If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.

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    The Company shall give prompt written notice to the Trustee of any fact known to the Company that would prohibit the making of any payment to or by the Trustee in respect of the Old Notes. Failure to give such notice shall not affect the subordination of the Old Notes or Senior Debt. Notwithstanding these provisions or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment to or by the Trustee in respect of the Old Notes, unless and until the Trustee shall have received a Payment Blockage Notice; and, prior to the receipt of any Payment Blockage Notice, the Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled in all respects to assume that no such facts exist; PROVIDED, HOWEVER, that if a Responsible Officer of the Trustee shall not have received, at least three Business Days prior to the date upon which by the terms hereof any such money may become payable for any purpose (including, without limitation, the payment of the principal amount, issue price, accrued original issue discount, redemption price, purchase price, Change of Control Offer Purchase Price or interest, if any, as the case may be, in respect of any Note), a Payment Blockage Notice, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to such date.

    Subject to the provisions of Section 7.01 of the Indenture, the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Debt (or a trustee or agent on behalf of such holder), or a Representative of any of the foregoing, to establish that such notice has been given by a holder of Senior Debt (or a trustee or agent on behalf of any such holder). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, the extent of which such Person is entitled to participate in such or distribution of any other facts pertinent to the rights of such Person, and if such evidence is not furnished, the Trustee may defer any payment which it may be required to make for the benefit of such Person pursuant to the terms of this Indenture pending judicial determination as to the rights of such Person to receive such payment.

    In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Old Notes at a time when the Trustee or such Holder, as applicable, has received a Payment Blockage Notice or otherwise has actual knowledge that such payment is prohibited, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

    With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt shall be entitled, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

    The Company shall promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate these provisions, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt.

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    After all Senior Debt is paid in full and until the Notes are paid in full,
Holders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Old Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made to holders of Senior Debt that otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on the Old Notes.

    Nothing in this Indenture shall:

        (1) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Old Notes in accordance with their terms;

        (2) affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Debt; or

        (3) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders.

    If the Company fails because of these provisions to pay principal of or interest on an Old Note on the due date, the failure is still a Default or Event of Default.

    No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Old Note shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

GOVERNING LAW

    The Indenture provides that it and the Old Notes will be governed by, and construed in accordance with, the internal laws of the State of New York. Each of the parties to the Indenture irrevocably and unconditionally: (i) submits itself and its property in any legal action or proceeding relating to the Indenture, the Old Notes and the Notes Registration Rights Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, and appellate courts thereof, and consents and agrees to such action or proceeding being brought in such courts; and (ii) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in any inconvenient court and agrees not to plead or claim the same.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions with the Company or its Subsidiaries; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

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CERTAIN DEFINITIONS

    "ACCRETED VALUE" means, with respect to any Note, as of any date of determination prior to the Full Accretion Date, the sum of (i) the initial offering price of such Note and (ii) the portion of the excess of the principal amount of each Note over such initial offering price that shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 13% per annum of the initial offering price of such Note, compounded semi-annually on each October 1 and April 1 from the Issue Date of the Notes through the date of determination; PROVIDED that on and after the Full Accretion Date, the Accreted Value shall be equal to the principal amount of such Note.

    "ACQUIRED DEBT" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and (ii) Indebtedness encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control and, PROVIDED, FURTHER, that the Principal shall be deemed an Affiliate of the Company so long as the Principal directly or indirectly owns at least 3% of the Equity Interests of the Company and Mr. Rufus Lumry and any Person of which at least 5% of the Equity Interests of such Person is directly or indirectly owned by Mr. Lumry or any Affiliate of Mr. Lumry shall be deemed an affiliate of the Company so long as Mr. Lumry or any affiliate of Mr. Lumry is a member of the Board of Directors of the Company or directly or indirectly owns at least 3% of the Equity Interests of the Company.

    "BANKRUPTCY CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar officer under any Bankruptcy Law.

    "BANKRUPTCY LAW" means Title 11, U.S. Code or any similar federal or state law, as amended from time to time, and applicable to the relevant case, providing for the relief of debtors.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

    "CAPITAL STOCK" means: (i) in the case of a corporation, corporate stock;
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or other membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of (other than any such distributions in respect of Indebtedness), the issuing Person.

    "CASH EQUIVALENTS" means: (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of "B" or better; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) above entered into with

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any financial institution meeting the qualifications specified in clause (iii)
above; (v) commercial paper having a rating of at least P-1 from Moody's or a rating of at least A-1 from Standard & Poor's; and (vi) mutual funds and money market accounts investing 100% of the funds under management in instruments of the types described in clauses (i) through (v) above and, in each case, maturing within twelve months after the date of acquisition by the Company thereof.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "PERSON" or "GROUP" (within the meanings of Sections 13(d)(3) and 14(d)(2), respectively, of the Exchange Act) other than (y) the holders of the Company's Capital Stock as of the date of this Indenture, or (z) the Principal or any Related Party, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company and (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "PERSON"or "GROUP" (as defined above), other than (y) the holders of the Company's Capital Stock as of the date of this Indenture, or (z) the Principal and any Related Party, becomes the "BENEFICIAL OWNER" (as such term is defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act) directly or indirectly, of more than 50% of the Voting Stock of the Company or (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED ANNUALIZED EBITDA" means, with respect to any Person, such Person's Consolidated EBITDA for the most recently completed full fiscal quarter for which internal financial statements are available ending not more than 135 days prior to the transaction or event giving rise to the need to calculate Consolidated Annualized EBITDA, multiplied by four.

    "CONSOLIDATED EBITDA" means, with respect to any Person for any period, the sum (without duplication) of (i) Consolidated Net Income of such Person for such period; plus, (ii) to the extent that any of the following shall have been included in determining such Consolidated Net Income, (A) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), (B) all income taxes for such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or distributions of assets outside the ordinary course of business), (C) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period and (D) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period); less (iii)(A) all non-cash items of such Person or any of its Restricted Subsidiaries increasing such Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash items that were added back in determining Consolidated EBITDA in any prior period.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person, for any period, the sum of: (i) the amount of interest in respect of Indebtedness (including amortization of original issue discount, fees payable in connection with financings, including commitment, availability and similar fees, and amortization of debt issuance costs, capitalized interest, non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under, and the net costs associated with, any Interest Rate Agreement, however denominated, with respect to such Indebtedness); (ii) the amount of Redeemable Dividends of such Person; (iii) the amount

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of Preferred Equity dividends in respect of all Preferred Equity of Restricted
Subsidiaries held by Persons other than the referent Person or a Restricted Subsidiary thereof, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and (iv) the interest component of rentals in respect of any Capital Lease Obligation, in each case, that was paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capital Lease Obligation will be deemed to accrue at an interest rate reasonably determined by the referent Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED TOTAL INDEBTEDNESS" means the sum (without duplication) of (i) the total amount of Indebtedness and the aggregate liquidation value of all Disqualified Capital Stock of such Person plus all Indebtedness and the aggregate liquidation value of all Preferred Equity of its Restricted Subsidiaries, all as shown on a consolidated balance sheet of such Person, plus
(ii) the total amount of Indebtedness shown on the balance sheet of the primary obligor on such Indebtedness, to the extent that such Indebtedness has been guaranteed by such Person or one of its Restricted Subsidiaries. The Indebtedness of the Company and its Restricted Subsidiaries shall not include any Indebtedness of Unrestricted Subsidiaries so long as such Indebtedness is Non-Recourse Debt.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuation in the values of the currencies of the countries (other than the United States) in which the Company does business.

    "DEBT TO CASH FLOW RATIO" means, as to any Person, for any period of determination, the ratio of (i) the Consolidated Total Indebtedness of such Person as of the date of calculation to (ii) the Consolidated Annualized EBITDA of such Person.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED SENIOR DEBT" means Senior Debt of the Company that is permitted under section (iv) of "The Exchange Offer--Certain Covenants--Limitation on Indebtedness and Issuance of Disqualified Capital Stock" and that has been designated by the Company as "DESIGNATED SENIOR DEBT."

    "DISQUALIFIED CAPITAL STOCK" means any Capital Stock to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the Stated Maturity of the Notes.

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    "EQUITY INTERESTS" means, collectively, Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and a willing buyer under no compulsion to buy.

    "FULL ACCRETION DATE" means October 1, 1999.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations fully guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "HOLDER" means a Person in whose name a Note is registered.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, that is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any such balance that constitutes an accrued expense or trade payable) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included: (i) any Capital Lease Obligations; (ii) Indebtedness of any other Person secured by a Lien to which the property or assets owned or held by the referent Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property or assets or the amount of the Indebtedness so secured); (iii) Guarantees by such Person of Indebtedness of any other Person; (iv) the aggregate liquidation preference of any Disqualified Capital Stock; (v) all obligations of such Person in respect of letters of credit, bankers' acceptance or other similar instruments or credit transactions (including reimbursement obligations with respect thereto); and (vi) any Hedging Obligation of such Person applicable to any of the foregoing. In no event shall "Indebtedness" be deemed to include trade credit or credit on open account for which payment is not overdue by more than 60 days or endorsements for deposit in the ordinary course of business.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "ISSUE DATE" means the date on which the Notes are initially issued.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction), but excluding any such filings in respect of operating leases or similar notice or precautionary filings relating to transactions or arrangements that do not give rise to Indebtedness.

    "LIQUIDATED DAMAGES" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

    "MATERIAL RESTRICTED SUBSIDIARY" means any Restricted Subsidiary that would be a "SIGNIFICANT SUBSIDIARY" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

    "MOODY'S" means Moody's Investors Service, Inc. and any successor to the rating agency business thereof.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Equity dividends, excluding, however, any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, sales commissions and legal, accounting and investment banking fees) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFERING" means the Offering of the Notes by the Company.

    "OFFERING MEMORANDUM" means the Offering Memorandum of the Company, dated October 22, 1996, with respect to the Notes.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers, at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company that meets the requirements of Section 11.05 of the Indenture.

    "OPINION OF COUNSEL" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 11.05 of the Indenture. The counsel may be an employee of or counsel to the Company or the Trustee.

    "PERMITTED INVESTMENTS" means any of the following: (i) Investments in cash and Cash Equivalents; (ii) Investments by the Company or by any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary; (iii) any Investments in the Company or in a wholly owned Restricted Subsidiary of the Company; (iv) Investments existing on the Issue Date; (v) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary and on ordinary business terms; (vi) Investments arising from transactions by the Company or any Restricted Subsidiaries with trade creditors or customers in the ordinary course of business; (vii) Investments made as the result of non-cash consideration received from an Asset Sale; and (viii) additional Investments in Unrestricted Subsidiaries, joint ventures or similar business entities not exceeding $10 million plus the net proceeds received by the Company from issuance of Capital Stock since the Issue Date (other than from the issuance of Disqualified Capital Stock).

    "PERMITTED REFINANCING DEBT" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a period until its final maturity date no shorter than the final maturity date of, and has a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date on or later than the final maturity date of, and is subordinated in right of payment to, such Notes on terms at least as favorable to the Holders of such Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or the Restricted Subsidiary that was the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, company (including limited liability company), partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "PREFERRED EQUITY" means any Capital Stock of a Person, however designated, that entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

    "PRINCIPAL" means Mr. Jens H. Molbak.

    "PROPERTY" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such Person).

    "PUBLIC EQUITY OFFERING" means the consummation of an offering of Equity Interests (other than Disqualified Capital Stock) by the Company to the public pursuant to a registration statement filed with the SEC, the aggregate gross proceeds of which exceed $25 million.

    "PUBLIC MARKET" means the condition that exists at any time after a Public Equity Offering has been consummated and at least 20% of the Company's Capital Stock (i) has been distributed pursuant to an effective registration statement under the Securities Act or (ii) is saleable pursuant to Rule 144 promulgated under the Securities Act.

    "RELATED PARTY" means, with respect to any Principal, (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/ or such other Persons referred to in the immediately preceding clause (i).

    "RESPONSIBLE OFFICER," when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is not designated to be an Unrestricted Subsidiary.

    "SEC" means the Securities and Exchange Commission.

    "SENIOR DEBT" means any Indebtedness that is permitted to be incurred by the Company pursuant to the Indenture unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any obligations incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, which obligations do not constitute Indebtedness, and (z) any Indebtedness that is incurred in violation of this Indenture.

    "STANDARD AND POOR'S" means Standard and Poor's Rating Group, a division of McGraw Hill Inc., and any successor to the rating agency business thereof.

    "STATED MATURITY" means October 1, 2006.

    "SUBSIDIARY," with respect to any Person, means (i) any corporation, a majority of whose voting stock (defined as any class or classes of capital stock having voting power under ordinary circumstances to elect a majority of the Board of Directors) is owned, directly or indirectly, by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries and (ii) any other Person (other than a corporation) in which the Company, one or more of its Subsidiaries, or the Company and one or more Subsidiaries, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof. As of the Issue Date, the Company as no Subsidiaries.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA, except as provided in Section 9.03 hereof.

    "TOTAL GROSS ASSETS" means, as of any date of determination, the total assets of the Company plus total accumulated depreciation on Coinstar units, computer and information systems and office equipment, less (i) all goodwill, trade names, patents and any other intangibles and (ii) any assets of, or Equity Interests in, any Subsidiary of the Company or any Investment in any other Person, all as would be set forth on a balance sheet of the Company on an unconsolidated basis as of such date of determination in accordance with GAAP; provided, however, that Total Gross Assets shall not include (x) for any date of determination prior to January 1, 1999, any of the Company's Coinstar units which the Company acquired, or any capital expenditure invested in Coinstar units expended or incurred, more than five years prior to the date of determination; (y) for any date of determination from and after January 1, 1999, any of the Company's Coinstar units that the Company acquired, or any capital expenditure invested in Coinstar units expended or incurred, more than seven years prior to the date of determination; and (z) any Coinstar unit (or any portion of the revenue from any such unit) that has been (1) pledged or encumbered to secure obligations of any Person other than the Company or (2) leased, assigned or is otherwise subject to a transaction such that as a result of such lease, assignment or other transaction any other Person shall be entitled on a non-contingent basis to receive directly all or a portion of the revenue generated by such Coinstar unit.

    "TRUSTEE" means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such
Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding comply with the provisions of
Section 4.11 of the Indenture; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (iv) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (v) in the case of a Subsidiary that is a corporation, such Subsidiary has at least one director on its board of directors that is not a director or Executive Officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.15 of the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter be deemed a Restricted Subsidiary for all purposes of this Indenture, including that any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 of the Indenture, the Company shall be in default of such Section).

    "VOTING STOCK" means, with respect to any specified Person, Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                            DESCRIPTION OF NEW NOTES

    The terms of the New Notes will be identical in all material respects to those of the Old Notes, except that (i) the Old Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except to the extent that the Initial Purchaser may have certain registration rights under limited circumstances) and (ii) the Old Notes provide for an increase in the interest rate thereon pursuant to the Registration Rights Agreement. In that regard, the Old Notes provide that, in the event that the Exchange Offer is not consummated or a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes is not declared effective on or prior to October 1, 1999, the interest rate on the Old Notes will increase by 0.50% per annum following October 1, 1999; provided, however, that if the Company requests Holders of Old Notes to provide certain information called for by the Registration Rights Agreement for inclusion in any such Shelf Registration Statement, then the Old Notes owned by Holders who do not deliver such information to the Company or who do not provide comments on the Shelf Registration Statement when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate pursuant to the Registration Rights Agreement. The New Notes are not entitled to any such increase in the interest rate thereon. Holders of Old Notes should review the information set forth under "Summary--Certain Consequences of a Failure to Exchange Old Notes" and "Summary--Terms of New Notes."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes certain U.S. Federal income tax considerations to holders of the New Notes who are subject to U.S. net income tax with respect to the New Notes ("U.S. persons") and who will hold the New Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the New Notes or holders thereof, it does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular investor in light of its particular investment circumstances or to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss the treatment of New Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a New Note and one or more other investments, or situations in which the functional currency of the holders is not the U.S. dollar.

    Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

EXCHANGE OF NOTES

    The exchange of the Old Notes for the New Notes should not be a taxable event to Holders for federal income tax purposes. The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. If, however, the exchange of the Old Notes for the New Notes were treated as an exchange for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Accordingly, a holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

ORIGINAL ISSUE DISCOUNT

    The New Notes will be issued with a deep original issue discount, and each Holder will be required to include in its gross income original issue discount income as described below.

    Original issue discount on each New Note will equal the excess of the stated redemption price at maturity of the New Note over the Holder's adjusted tax basis in the New Note. A Holder of a New Note must include original issue discount in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. Generally, original issue discount must be included in income in advance of the receipt of cash representing such income.

    In general, a Holder's adjusted tax basis in the New Note will equal the Holder's adjusted basis for the Holder's Old Note increased by any original issue discount or market discount previously included in income by such Holder with respect to such New Note and decreased by any payments received thereon. The stated redemption price at maturity will include all payments required to be made on the New Notes, as the case may be, whether denominated as principal or interest (other than payments subject to remote or incidental contingencies).

    The Holder of a New Note must include in gross income, for all days during its taxable year in which it holds such New Note, the sum of the "daily portions" of original issue discount. The "daily portions" are determined by allocating to each day in an "accrual period" (generally the period between interest payments or compounding dates) a PRO RATA portion of the original issue discount that accrued during such accrual period. The amount of original issue discount that will accrue during an accrual period is the product of the "adjusted issue price" of the New Note at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the particular accrual period). The adjusted issue price of a New Note is the sum of the issue price of the Old Note exchanged for the New Note plus prior accruals of original issue discount, reduced by the total payments made with respect to such New Note and Old Note in all prior periods and on the first day of the current accrual period. Each payment on a New Note will be treated as a payment of original issue discount to the extent that original issue discount has accrued as of the date such payment is due and has not been allocated to prior payments, and any excess will be treated as a payment of principal.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

    A Holder may elect to treat all "interest" on any New Note as original issue discount and calculate the amount includable in gross income under the method described above. For this purpose, "interest" includes stated and unstated interest, original issue discount, acquisition discount, market discount and DE MINIMIS market discount, as adjusted by any acquisition premium.

ACQUISITION PREMIUM

    A Holder that purchases a New Note at a purchase price greater than the adjusted issue price will be considered to have purchased the New Note at an "acquisition premium" equal to such excess. A Holder will reduce the original issue discount otherwise includable for each accrual period by an amount equal to the product of (i) the amount of such original issue discount otherwise includable for such period, and (ii) a fraction, the numerator of which is the acquisition premium and the denominator of which is the excess of the amounts payable on the New Note after the purchase date over the adjusted issue price.

MARKET DISCOUNT

    A Holder that purchases a New Note at a purchase price less than the adjusted issue price will be considered to have purchased the New Note at a "market discount" equal to such difference. Market discount, however, will be considered to be zero if less than 0.25% of the stated redemption price at maturity of a Note multiplied by the number of complete years to maturity remaining after the date of its purchase.

    Any principal payment or gain realized by a Holder on disposition or retirement of a New Note will be treated as ordinary income to the extent that there is accrued market discount on the New Note. Unless a Holder elects to accrue under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the Holder has held the obligation and the denominator of which is the number of days from the date the Holder acquired the obligation until its maturity. A Holder may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a New Note purchased with market discount. Any such deferred interest expenses would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includable in income. If the Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the Holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a New Note, the Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (which does not include any amount attributable to accrued but unpaid interest) and the Holder's adjusted tax basis in the New Note.

    Gain or loss realized on the sale, exchange or retirement of a New Note will be capital (subject to the market discount rules, discussed above). The deductibility of capital losses is subject to limitations. A Holder's capital gain holding period for a New Note will generally include the period of time such Holder held the Old Note exchanged for the New Note. In the case of individuals, capital gain will be long-term if the New Note has been held for more than eighteen months (and taxed at a maximum rate of 20%), will be mid-term capital gain if held for more than one year but not more than eighteen months (and taxed at a maximum rate of 28%) and otherwise will be short-term (and taxed at ordinary income rates).

BACKUP WITHHOLDING

    A holder of a New Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the New Note and proceeds from the sale, exchange, redemption or retirement of the New Note, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a New Note who does not provide the Company with its correct taxpayer identification number may be subject to penalties imposed by the IRS.

    A holder of a New Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

    Any amount paid as backup withholding will be creditable against the holder's U.S. Federal income tax liability.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of the New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market making activities or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "The Exchange Offer--Terms of the Exchange Offer."

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Cooley Godward LLP, Menlo Park, California. Certain partners and associates of Cooley Godward LLP beneficially own approximately 35,020 shares of the Company's Common Stock.

                                    EXPERTS

    The financial statements of Coinstar, Inc. as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Interim Financial Statements (Unaudited):

Balance Sheets as of June 30, 1997 and December 31, 1996...................................................  F-2

Statements of Operations for the Three and Six Months Ended June 30, 1997 and 1996.........................  F-3

Statement of Stockholders' Equity (Deficit) for the Six Months Ended June 30, 1997.........................  F-4

Statements of Cash Flows for the Six Months Ended June 30, 1997 and 1996...................................  F-5

Notes to Financial Statements for the Three and Six Months Ended June 30, 1997 and 1996....................  F-6

Audited Financial Statements:

Independent Auditors' Report...............................................................................  F-8

Balance Sheets as of December 31, 1996 and 1995............................................................  F-9

Statements of Operations for the Years Ended December 31, 1996, 1995 and 1994..............................  F-10

Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 1996, 1995 and 1994.....................................................  F-11

Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994..............................  F-12

Notes to Financial Statements for the Years Ended December 31, 1996, 1995 and 1994.........................  F-13

                                 COINSTAR, INC.

                                 BALANCE SHEETS


                                                                                                   JUNE 30,
                                                                             DECEMBER 31,  -------------------------
                                                                                 1996         1997
                                                                             ------------  -----------      1997
                                                                                                        ------------
                                                                                                        (PRO FORMA)
                                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................................   23,867,763    16,271,057   16,271,057
  Short-term investments available for sale................................   32,441,912    23,080,853   23,080,853
  Prepaid expenses and other current assets................................      865,000     1,837,032    1,837,032
                                                                             ------------  -----------  ------------
    Total current assets...................................................   57,174,675    41,188,942   41,188,942
PROPERTY AND EQUIPMENT, net................................................   22,459,254    34,568,664   34,568,664
                                                                             ------------  -----------  ------------
OTHER ASSETS...............................................................    2,897,177     3,345,379    3,345,379
                                                                             ------------  -----------  ------------
    TOTAL..................................................................   82,531,106    79,102,985   79,102,985
                                                                             ------------  -----------  ------------
                                                                             ------------  -----------  ------------

                                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable.........................................................    1,779,702     2,843,092    2,843,092
  Accrued liabilities......................................................    7,690,288    14,132,412   14,132,412
  Current portion of long-term debt and capital lease obligations..........      910,535     1,546,649    1,546,649
                                                                             ------------  -----------  ------------
    Total current liabilities..............................................   10,380,525    18,522,153   18,522,153
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS...............................   69,154,936    73,082,574   73,082,574
                                                                             ------------  -----------  ------------
MANDATORILY REDEEMABLE PREFERRED STOCK.....................................   24,972,084    24,972,084       --
COMMITMENTS AND CONTINGENCIES:
TOTAL STOCKHOLDERS' EQUITY (DEFICIT).......................................  (21,976,439)  (37,473,826) (12,501,742)
                                                                             ------------  -----------  ------------
      TOTAL................................................................   82,531,106    79,102,985   79,102,985
                                                                             ------------  -----------  ------------
                                                                             ------------  -----------  ------------


                       See notes to financial statements

                                 COINSTAR, INC.

                            STATEMENTS OF OPERATIONS

                                                        SIX MONTHS ENDED JUNE 30,    THREE MONTHS ENDED JUNE 30,
                                                      -----------------------------  ----------------------------
                                                          1996            1997           1996           1997
                                                      -------------  --------------  -------------  -------------
REVENUE.............................................  $   2,133,643  $    9,288,582  $   1,387,982  $   5,293,558

EXPENSES:
  Direct operating..................................      2,208,420       7,415,653      1,320,530      3,965,509
  Regional sales and marketing......................        614,756       1,601,824        406,602        971,916
  Product research and development..................      1,422,337       3,080,297        761,797      1,639,655
  Selling, general, and administrative..............      1,939,614       5,157,287      1,068,012      2,629,624
  Depreciation and amortization.....................      1,294,977       3,842,538        795,793      2,158,210
                                                      -------------  --------------  -------------  -------------
  Loss from operations..............................     (5,346,461)    (11,809,017)    (2,964,752)    (6,071,356)

OTHER INCOME (EXPENSE):
  Interest income...................................        254,553       1,019,707         94,592        439,669
  Interest expense..................................       (254,936)     (4,758,676)      (167,573)    (2,414,608)
                                                      -------------  --------------  -------------  -------------
NET LOSS............................................  $  (5,346,844) $  (15,547,986) $  (3,037,733) $  (8,046,295)
                                                      -------------  --------------  -------------  -------------
                                                      -------------  --------------  -------------  -------------
UNAUDITED PRO FORMA INFORMATION (Note 1):
Pro forma net loss per share........................  $       (0.51) $        (1.49) $       (0.29) $       (0.77)
                                                      -------------  --------------  -------------  -------------
  Pro forma weighted average shares outstanding.....     10,459,883      10,459,883     10,459,883     10,459,883
                                                      -------------  --------------  -------------  -------------
                                                      -------------  --------------  -------------  -------------

                       See notes to financial statements.

                                 COINSTAR, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                        SERIES A              SERIES B
                                COMMON STOCK        PREFERRED STOCK        PREFERRED STOCK     CONTRIBUTED
                            --------------------  --------------------  ---------------------  CAPITAL FOR  ACCUMULATED
                             SHARES     AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT     WARRANTS      DEFICIT
                            ---------  ---------  ---------  ---------  ---------  ----------  -----------  ------------
BALANCE, December 31,
  1996....................    793,059  $  18,396    649,775  $ 649,775    895,506  $3,582,034   $2,621,160  $(28,847,804)

Exercise of stock
  options.................    190,953     75,331     --         --         --          --          --            --

Unrealized loss on short-
  term investments
  available for sale......     --         --         --         --         --          --          --            (24,732)

Net loss..................     --         --         --         --         --          --          --        (15,547,986)

BALANCE, June 30, 1997....    984,012  $  93,727    649,775  $ 649,775    895,506  $3,582,034   $2,621,160  $(44,420,522)
                            ---------  ---------  ---------  ---------  ---------  ----------  -----------  ------------
                            ---------  ---------  ---------  ---------  ---------  ----------  -----------  ------------


                               TOTAL
                            ------------
BALANCE, December 31,
  1996....................  $(21,976,439)
Exercise of stock
  options.................        75,331
Unrealized loss on short-
  term investments
  available for sale......       (24,732)
Net loss..................   (15,547,986)
BALANCE, June 30, 1997....  $(37,473,826)
                            ------------
                            ------------

                       See notes to financial statements.

                                 COINSTAR, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       FOR THE SIX MONTHS ENDED
                                                                                    ------------------------------
                                                                                    JUNE 30, 1996   JUNE 30, 1997
                                                                                    --------------  --------------
OPERATING ACTIVITIES:
  Net loss........................................................................  $   (5,346,844) $  (15,547,986)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization.................................................       1,294,185       3,842,538
    Debt discount amortization....................................................           7,558       4,445,130
    Accrued investment income.....................................................          21,195          60,091
    Cash provided (used) by changes in operating assets and liabilities:
      Prepaid expenses and other current assets...................................  $     (131,146) $     (972,033)
      Other assets................................................................           9,034        (586,555)
      Accounts payable............................................................         966,662       1,063,389
      Accrued liabilities.........................................................       2,781,247       6,442,123
                                                                                    --------------  --------------
  Net cash provided (used) by operating activities................................  $     (398,109) $   (1,253,303)

INVESTING ACTIVITIES:
  Purchase of short-term investments..............................................        --        $  (11,916,020)
  Sale of short-term investments..................................................        --            21,192,254
  Purchase of fixed assets........................................................  $   (9,651,190)    (15,392,219)
  Payment of security deposit.....................................................        (134,072)       --
                                                                                    --------------  --------------
  Net cash used by investing activities...........................................  $   (9,785,262) $   (6,115,985)

FINANCING ACTIVITIES:
  Repayment of equipment loans....................................................  $     (392,566) $     (302,749)
  Proceeds from long-term debt....................................................       3,547,823        --
  Proceeds from Series D Warrants exercised.......................................         128,148        --
  Proceeds from exercise of stock options.........................................          63,520          75,331
                                                                                    --------------  --------------
  Net cash provided (used) by financing activities................................  $    3,346,925  $     (227,418)
                                                                                    --------------  --------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................  $   (6,836,446) $   (7,596,706)

CASH AND CASH EQUIVALENTS:
  Beginning of period.............................................................  $   14,119,532  $   23,867,763
                                                                                    --------------  --------------
  End of period...................................................................  $    7,283,086  $   16,271,057
                                                                                    --------------  --------------
                                                                                    --------------  --------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest........................................  $      252,131  $      344,395

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Purchase of equipment financed by capital lease obligation......................  $      140,792  $      421,376

                       See notes to financial statements.

                                 COINSTAR, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          FOR THE THREE AND SIX MONTHS
                          ENDED JUNE 30, 1996 AND 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    FINANCIAL STATEMENT PREPARATION: The financial statements as of and for the three and six months ended June 30, 1997 and 1996 are unaudited, but in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations and cash flows for the periods presented.

    These statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with management's discussion and analysis and with the Company's audited financial statements and the accompanying notes for the years ended December 31, 1996, 1995 and 1994. The results of operations for the three and six months ended June 30, 1997, are not necessarily indicative of the results to be expected for the entire year.

    UNAUDITED PRO FORMA BALANCE SHEET: The accompanying pro forma balance sheet as of June 30, 1997, which is unaudited, is presented as if the conversion of preferred stock into common stock occurred on such date, and excludes warrants to purchase 2,693,420 shares of common stock at a weighted average exercise price of $2.96 per share which expire upon the July 9, 1997 closing of the Company's initial public offering or 90 days thereafter. Such warrants may be exercised for cash or on a cashless basis at the option of the warrant holder.

    UNAUDITED PRO FORMA NET LOSS PER SHARE: Pro forma net loss per share is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect, if any, of options and warrants issued and outstanding, and after giving pro forma effect to the conversion of the Company's outstanding preferred stock, as described above, as if such conversion had occurred at the beginning of the periods presented. Pursuant to rules of the Securities Exchange Commission, all common stock warrants, and options issued by the Company at a price less than the initial public offering price during the 12 months preceding the closing date (using the treasury stock method until shares are issued) have been included in the calculation of common and common equivalent shares outstanding for the periods presented, regardless of their dilutive effect.

    RECLASSIFICATIONS: Certain reclassifications have been made to the 1996 financial statements to conform to the presentation used in 1997.

    NEW ACCOUNTING PRONOUNCEMENTS:  Statement of Financial Accounting Standards
(SFAS) No. 128, "EARNINGS PER SHARE," was recently issued and is effective for the Company's fiscal year ending December 31, 1997. This Statement requires a change in the presentation of earnings per share. Early adoption of this statement is not permitted. Management believes that the impact of the adoption of this Statement on the financial statements, taken as a whole, will not be material.

    SFAS No. 130, "REPORTING COMPREHENSIVE INCOME" and SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," were also recently issued and are effective for the Company's year ending December 31, 1998. The Company is currently evaluating the effects of these Standards, however, management believes the impact of adoption will not be material to the financial statements, taken as a whole.

                                 COINSTAR, INC.

NOTE 2: INITIAL PUBLIC OFFERING

    In July 1997, the Company completed its Initial Public Offering of 3,000,000 shares of Common Stock at a purchase price of $10.50 per share for net proceeds of approximately $28.5 million (including approximately $1.0 million of estimated expenses.) The net proceeds received by the Company will be used (i) predominantly to fund capital expenditures and working capital in connection with the continued expansion of the Coinstar network, (ii) for product research and development, and deployment of enhancements to the Coinstar unit and the coin processing network and (iii) for general corporate purposes.

    Upon the July 9, 1997 closing of the offering, the preferred stock outstanding at June 30, 1997 was converted into common stock and certain common and preferred stock warrants are expected to be exercised.

NOTE 3: EXCHANGE OFFER

    On October 22, 1996, the Company completed a private placement offering of 95,000 units, each of which consisted of a $1,000 principal amount of 13% senior subordinated discount notes, due at maturity in 2006, and warrants to purchase seven shares of common stock of the Company, at an exercise price of $.01 per warrant share, subject to adjustment under certain circumstances.

    Pursuant to a related Registration Rights Agreement between the Company and the initial purchaser of the notes, the Company was required to agree to offer to exchange the notes (not registered under the Securities Act) for otherwise substantially identical notes registered under the Securities Act (the "Exchange Act"). The Registration Rights Agreement also identified certain events, including the Company's initial public offering, that require the Company to consummate such Exchange Offer.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Coinstar, Inc.
Bellevue, Washington

    We have audited the accompanying balance sheets of Coinstar, Inc. (the "Company") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
February 14, 1997
(May 28, 1997, as to Notes 1 and 9
and June 27, 1997 as to Notes 2 and 11)

                                 COINSTAR, INC.

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1995         1996
                                                                                         -----------  -----------
                                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents............................................................  $14,119,532  $23,867,763
  Short-term investments available for sale............................................      --        32,441,912
  Prepaid expenses and other current assets............................................      251,516      865,000
                                                                                         -----------  -----------
      Total current assets.............................................................   14,371,048   57,174,675
PROPERTY AND EQUIPMENT:
  Coinstar units.......................................................................    6,200,246   24,843,112
  Computers............................................................................      396,131    1,653,768
  Office furniture and equipment.......................................................      135,242      413,317
  Leasehold improvements...............................................................      --            29,953
  Coinstar components..................................................................      --           840,167
                                                                                         -----------  -----------
                                                                                           6,731,619   27,780,317
  Accumulated depreciation.............................................................   (1,582,842)  (5,321,063)
                                                                                         -----------  -----------
                                                                                           5,148,777   22,459,254
OTHER ASSETS, net of accumulated amortization of $16,680, $78,497 and $147,672.........       81,044    2,897,177
                                                                                         -----------  -----------
      TOTAL............................................................................  $19,600,869  $82,531,106
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable.....................................................................  $   910,674  $ 1,779,702
  Accrued liabilities..................................................................      955,910    7,690,288
  Current portion of long-term debt and capital lease obligations......................      593,208      910,535
                                                                                         -----------  -----------
      Total current liabilities........................................................    2,459,792   10,380,525
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion and net of
  unamortized discounts of $29,322, $28,831,550 and $26,661,797........................    1,064,308   69,154,936
                                                                                         -----------  -----------
      Total liabilities................................................................    3,524,100   79,535,461
MANDATORY REDEEMABLE PREFERRED STOCK:
  Preferred stock, $.001 par value--Authorized, 16,000,000 shares: Series
    C--Designated, 6,100,000 shares; issued and outstanding, 4,567,016, 4,659,324 and
    4,659,324 shares (preferred in liquidation, $15,142,803), pro forma none
    outstanding........................................................................   14,094,787   14,509,472
    Series D--Designated, 3,500,000 shares; issued and outstanding 2,500,000, 2,556,471 and 2,556,471 shares (preference in liquidation, $10,225,884), pro forma none
     outstanding.......................................................................    9,452,977    9,862,612
    Series E-1--Designated, issued, and outstanding, 100,000 shares (preference in
     liquidation, $600,000), pro forma none outstanding................................      --           600,000
    Series E-2--Designated, 350,000 shares; none issued and outstanding................      --           --
    Series E-3--Designated, 550,000 shares; none issued and outstanding................      --           --
                                                                                         -----------  -----------
      Total mandatorily redeemable preferred stock.....................................   23,547,764   24,972,084
COMMITMENTS AND CONTINGENCIES (Notes 5, 6 and 11)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.001 par value--Authorized, 16,000,000 shares Series A--Designated, issued, and outstanding, 649,775 shares (preference in liquidation, $649,775), pro
    forma none outstanding.............................................................      649,775      649,775
  Series B--Designated, 974,258 shares; issued and outstanding, 895,506 shares
    (preference in liquidation, $3,582,034), pro forma none outstanding................    3,582,034    3,582,034
  Common stock, $.001 par value--Authorized, 22,000,000 shares; issued and outstanding,
    779,559, 793,059 and 984,012 shares; pro forma, 9,972,976 shares...................       14,346       18,396
  Contributed capital for warrants.....................................................    1,163,319    2,621,160
  Accumulated deficit..................................................................  (12,880,469) (28,847,804)
                                                                                         -----------  -----------
      Total stockholders' equity (deficit).............................................   (7,470,995) (21,976,439)
                                                                                         -----------  -----------
        TOTAL..........................................................................  $19,600,869  $82,531,106
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                       See notes to financial statements

                                 COINSTAR, INC.

                            STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------
                                                                          1994           1995            1996
                                                                      -------------  -------------  --------------
REVENUE.............................................................  $     324,810  $   1,062,865  $    8,312,080
EXPENSES:
  Direct operating..................................................        488,467      1,335,721       7,258,406
  Regional sales and marketing......................................         85,691        349,131       1,504,633
  Product research and development..................................      1,647,923      1,830,153       3,969,185
  Selling, general, and administrative..............................      1,716,407      2,789,538       5,351,476
  Depreciation and amortization.....................................        439,378      1,117,655       4,133,904
                                                                      -------------  -------------  --------------
  Loss from operations..............................................     (4,053,056)    (6,359,333)    (13,905,524)
OTHER INCOME (EXPENSE):
  Interest income...................................................         34,364        398,305         848,194
  Interest expense..................................................       (297,758)      (207,687)     (2,661,374)
                                                                      -------------  -------------  --------------
    Net loss before extraordinary item..............................     (4,316,450)    (6,168,715)    (15,718,704)
EXTRAORDINARY ITEM--
  Loss related to early retirement of debt..........................       --             --               248,631
                                                                      -------------  -------------  --------------
NET LOSS............................................................  $  (4,316,450) $  (6,168,715) $  (15,967,335)
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------
UNAUDITED PRO FORMA INFORMATION (Note 2):
  Pro forma net loss per share before extraordinary item............                                $        (1.47)
  Pro forma extraordinary item per share............................                                         (0.02)
                                                                                                    --------------
  Pro forma net loss per share......................................                                $        (1.49)
                                                                                                    --------------
                                                                                                    --------------
  Pro forma weighted average shares outstanding.....................                                    10,714,705
                                                                                                    --------------
                                                                                                    --------------

                       See notes to financial statements.

                                 COINSTAR, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                              SERIES A              SERIES B
                                     COMMON STOCK         PREFERRED STOCK       PREFERRED STOCK     CONTRIBUTED
                                ----------------------  --------------------  --------------------  CAPITAL FOR  ACCUMULATED
                                 SHARES      AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT     WARRANTS      DEFICIT
                                ---------  -----------  ---------  ---------  ---------  ---------  -----------  ------------
BALANCE, January 1, 1994......    726,225   $   7,262     649,775  $ 649,775    895,506  $3,582,034  $  --        $(2,395,304)
Contributed capital for
  warrants....................     --          --          --         --         --         --         272,678        --
Net loss......................     --          --          --         --         --         --          --        (4,316,450)
                                ---------  -----------  ---------  ---------  ---------  ---------  -----------  ------------
BALANCE, December 31, 1994....    726,225       7,262     649,775    649,775    895,506  3,582,034     272,678    (6,711,754)
Exercise of stock options.....     53,334       7,084      --         --         --         --          --            --
Contributed capital for
  warrants....................     --          --          --         --         --         --         890,641        --
Net Loss......................     --          --          --         --         --         --          --        (6,168,715)
                                ---------  -----------  ---------  ---------  ---------  ---------  -----------  ------------
BALANCE, December 31, 1995....    779,559      14,346     649,775    649,775    895,506  3,582,034   1,163,319   (12,880,469)
Exercise of stock options.....     13,500       4,050      --         --         --         --          --            --
Exercise of Series C Preferred
  stock warrants..............     --          --          --         --         --         --         (45,453)       --
Exercise of Series D Preferred
  stock warrants..............     --          --          --         --         --         --         (34,329)       --
Contributed capital for
  warrants....................     --          --          --         --         --         --       1,537,623        --
Net Loss......................     --          --          --         --         --         --          --       (15,967,335)
                                ---------  -----------  ---------  ---------  ---------  ---------  -----------  ------------
BALANCE, December 31, 1996....    793,059   $  18,396     649,775  $ 649,775    895,506  $3,582,034  $2,621,160  ($28,847,804)
Exercise of stock options.....    190,953      75,331      --         --         --         --          --            --
Unrealized loss on short-term
  investments available for
  sale........................     --          --          --         --         --         --          --           (46,228)
Net loss......................     --          --          --         --         --         --          --        (7,501,691)
                                ---------  -----------  ---------  ---------  ---------  ---------  -----------  ------------
BALANCE, March 31, 1997.......    984,012   $  93,727     649,775  $ 649,775    895,506  $3,582,034  $2,621,160  ($36,395,723)
                                ---------  -----------  ---------  ---------  ---------  ---------  -----------  ------------
                                ---------  -----------  ---------  ---------  ---------  ---------  -----------  ------------


                                   TOTAL
                                -----------
BALANCE, January 1, 1994......  $ 1,843,767
Contributed capital for
  warrants....................      272,678
Net loss......................   (4,316,450)
                                -----------
BALANCE, December 31, 1994....   (2,200,005)
Exercise of stock options.....        7,084
Contributed capital for
  warrants....................      890,641
Net Loss......................   (6,168,715)
                                -----------
BALANCE, December 31, 1995....   (7,470,995)
Exercise of stock options.....        4,050
Exercise of Series C Preferred
  stock warrants..............      (45,453)
Exercise of Series D Preferred
  stock warrants..............      (34,329)
Contributed capital for
  warrants....................    1,537,623
Net Loss......................  (15,967,335)
                                -----------
BALANCE, December 31, 1996....  $(21,976,439)
Exercise of stock options.....       75,331
Unrealized loss on short-term
  investments available for
  sale........................      (46,228)
Net loss......................   (7,501,691)
                                -----------
BALANCE, March 31, 1997.......  $(29,449,027)
                                -----------
                                -----------

                       See notes to financial statements.

                                 COINSTAR, INC.

                            STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                         1994           1995            1996
                                                                     -------------  -------------  --------------
OPERATING ACTIVITIES:
  Net loss.........................................................  $  (4,316,450) $  (6,168,715) $  (15,967,335)
  Adjusted to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization..................................        439,378      1,117,655       4,133,904
    Debt discount amortization.....................................        211,757         88,545       1,819,457
    Accrued investment income......................................       --             --              (263,063)
    Cash provided (used) by changes in operating assets and
      liabilities:
      Prepaid expenses and other current assets....................       (167,365)       (28,956)       (613,494)
      Other assets.................................................        (31,384)          (867)        (64,803)
      Accounts payable.............................................        916,637       (205,791)        869,029
      Accrued liabilities..........................................        314,445        670,839       6,734,378
                                                                     -------------  -------------  --------------
  Net cash provided(used) by operating activities..................     (2,632,982)    (4,527,290)     (3,351,917)
INVESTING ACTIVITIES:
  Purchase of short-term investments...............................       --             --           (32,245,346)
  Sale of short-term investments...................................       --             --              --
  Purchase of fixed assets.........................................     (2,162,585)    (3,823,307)    (20,819,556)
  Payment of security deposit......................................       --              (33,975)        (98,791)
                                                                     -------------  -------------  --------------
  Net cash used by investing activities............................     (2,162,585)    (3,857,282)    (53,163,693)
FINANCING ACTIVITIES:
  Borrowings under short-term debt agreements......................      4,448,424        100,000        --
  Payments on short-term debt......................................       --             (460,000)       --
  Payments on long-term debt.......................................       --             --            (6,462,640)
  Borrowings under long-term debt obligations, net of financing
    costs..........................................................       --            1,549,055      69,840,270
  Proceeds from sale of Series C Preferred stock...................       --            9,621,737         369,232
  Proceeds from sale of Series D Preferred stock...................       --            9,452,977         375,306
  Proceeds from sale of Series E Preferred stock...................       --             --               600,000
  Proceeds from exercise of stock options..........................       --                7,084           4,050
  Contributed capital for warrants.................................        272,678        890,641       1,537,623
                                                                     -------------  -------------  --------------
  Net cash provided (used) by financing activities.................      4,721,102     21,161,494      66,263,841
                                                                     -------------  -------------  --------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................        (74,465)    12,776,922       9,748,231
CASH AND CASH EQUIVALENTS:
  Beginning of period..............................................      1,417,075      1,342,610      14,119,532
                                                                     -------------  -------------  --------------
  End of period....................................................  $   1,342,610  $  14,119,532  $   23,867,763
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.........................       --        $     119,142  $      832,061
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Conversion of debt and accrued interest to Series C Preferred
    stock..........................................................       --            4,473,050        --
  Purchase of equipment financed by capital lease obligation.......       --              117,267         553,065

                       See notes to financial statements.

                                 COINSTAR, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND BUSINESS

    GENERAL: Coinstar, Inc. (the "Company") develops, owns and operates a network of automated, self-service coin counting and processing machines that provide consumers with a convenient means to convert loose coins into cash. The Company has increased its store installation base every year since inception, and as of December 31, 1996, had an installed base of 1,501 units located in supermarkets in 18 states.

    INITIAL PUBLIC OFFERING: On March 28, 1997, the Company's Board of Directors authorized the filing of a registration statement for the initial underwritten public offering of its common stock. Upon the closing of the offering, the presently outstanding preferred stock will convert into common stock and certain common and preferred stock warrants are expected to be exercised.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS: The Company considers all highly liquid securities purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents includes funds in transit, which represent amounts being processed by armored car carriers or residing in Coinstar units, of $767,000 and $5.5 million at December 31, 1995 and 1996, respectively.

    SECURITIES AVAILABLE FOR SALE: The Company's investments are all classified as available for sale and are stated at fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement specifies that available for sale securities are reported at fair value with changes in unrealized gains and losses recorded directly to stockholders' equity. All of the Company's investments have maturities of one year or less. Unrealized gains or losses at December 31, 1996, were insignificant, and there were no realized gains or losses on investments in 1996. Fair value is based upon quoted market prices.

    PROPERTY AND EQUIPMENT: Property and equipment are depreciated using the following methods and useful lives:

                   TYPE OF ASSET                               METHOD            USEFUL LIFE
---------------------------------------------------  --------------------------  ------------
Coinstar units purchased prior to January 1, 1996    150% declining balance       60 months

Coinstar units purchased subsequent to January 1,
  1996                                               Straight-line                60 months

Installation costs for Coinstar units                Straight-line                36 months

Furniture and equipment                              Straight-line                60 months

Computer equipment                                   Straight-line                36 months

    In order to achieve volume discounts, the Company prepurchases certain components of the Coinstar units. When a component is placed into service, the cost is transferred to the appropriate Coinstar equipment account and depreciated accordingly.

    OTHER ASSETS: Other assets include deferred financing fees for the issuance of the Company's 13% senior subordinated discount notes (the "Notes") and amounts capitalized relating to organizational and patent costs. Such amounts are amortized on a straight- line basis over ten and five years, respectively.

                                 COINSTAR, INC.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LONG-LIVED ASSETS: The Company periodically reviews long-lived assets, including identified intangible assets, for impairment to determine whether any events or circumstances indicate that the carrying amount of the assets may not be recoverable. Such review includes estimating expected future cash flows. During 1996, the Company discontinued its preprinted coupon distribution business line. As a result, a provision for additional depreciation in the amount of $329,096 was made to write down the recorded value of coupon dispensing components of the Coinstar units, which are no longer being used in operations, to their estimated fair value.

    REVENUE RECOGNITION: Coin processing fees are recognized at the time the customers' coins are counted by the Coinstar unit. Units in service with two retail distribution partners accounted for approximately 14.9% and 12.7%, respectively, of the Company's 1996 revenue. One member of the Company's Board of Directors also serves on the Board of Directors of one of these retail distribution partners.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: Financial instruments of the Company for which the recorded amount approximates the fair value include cash equivalents, short-term investments available for sale, accounts payable and long-term debt. The interest rates on the loans and the Notes approximate current market rates for such debt instruments with similar terms and maturities.

    STOCK-BASED COMPENSATION: The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123, Accounting for Stock-Based Compensation, has been adopted by the Company for disclosure of certain additional information related to its stock option plan.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS: Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the presentation used in 1996.

    UNAUDITED PRO FORMA NET LOSS PER SHARE: Pro forma net loss per share is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect, if any, of options and warrants issued and outstanding, and after giving pro forma effect to the conversion of the Company's outstanding preferred stock, as described above, as if such conversion had occurred at the beginning of the periods presented. Pursuant to rules of the Securities and Exchange Commission, all common stock, warrants, and options issued by the Company at a price less than the estimated initial public offering price during the 12 months preceding the offering date (using the treasury stock method until shares are issued) have been included in the calculation of common and common equivalent shares outstanding for the periods presented, regardless of their dilutive effect. Unaudited pro forma net loss per share for the years ended December 31, 1994 and 1995 are not presented due to the lack of comparability.

    NEW ACCOUNTING PRONOUNCEMENT:  Statement of Financial Accounting Standard
(SFAS) No. 128, Earnings per Share, was recently issued and is effective for the Company's fiscal year ending December 31, 1997. This Statement requires a change in the presentation of earnings per share. Early adoption of this

                                 COINSTAR, INC.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Statement is not permitted. Management believes that the impact of the adoption of this Statement on the financial statements, taken as a whole, will not be material.

NOTE 3: ACCRUED LIABILITIES

    Accrued liabilities consisted of the following at the respective dates:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995         1996
                                                                      ----------  ------------
Funds in transit....................................................  $  766,666  $  5,490,260
Accrued liabilities to service contract providers...................      --           661,449
Accrued liabilities to manufacturers................................      --           502,500
Other...............................................................     189,244     1,036,079
                                                                      ----------  ------------
                                                                      $  955,910  $  7,690,288
                                                                      ----------  ------------
                                                                      ----------  ------------

NOTE 4: LONG-TERM DEBT

    Long-term debt, including current portion, consisted of the following at December 31, 1995 and 1996:

                                                                       1995          1996
                                                                   ------------  -------------
Senior subordinated discount notes, net of unamortized discount
  of $28,783,847.................................................  $    --       $  66,216,153
Equipment loans, net of unamortized discount of $29,322 and
  $47,703........................................................     1,165,834      2,994,998
                                                                   ------------  -------------
                                                                      1,165,834     69,211,151
Less current portion.............................................       552,773        553,500
                                                                   ------------  -------------
Long-term debt...................................................  $    613,061  $  68,657,651
                                                                   ------------  -------------
                                                                   ------------  -------------

    BRIDGE LOANS: During 1994, the Company obtained unsecured bridge financing to meet its working capital requirements for aggregate proceeds of $4,806,381. These loans and accrued interest were either converted to Series C Preferred stock or repaid on February 15, 1995. In connection with the bridge loans, the Company also issued 460,504 detachable warrants to purchase shares of Series C Preferred stock at exercise prices ranging from $3.00 to $4.00 to certain holders of bridge loans. Certain of these bridge loans were from officers and stockholders of the Company.

    EQUIPMENT LOANS: During 1995, the Company entered into a loan agreement which allowed for maximum borrowings of $2,000,000 to be drawn under specific notes and was secured by certain Coinstar equipment. The Company executed three such notes during 1995 for a total of $1,363,200. Two additional notes were executed in 1996 for $603,750. All such notes had an effective annual interest rate of 17.5% and were due in monthly installments through February 1999. The notes were paid in full in the fourth quarter of 1996. In connection with these notes, the Company issued 49,231 detachable warrants to purchase shares of Series C Preferred stock at an exercise price of $3.25.

    In January 1996, the Company entered into a loan agreement which allows for maximum borrowings of $3,000,000 under specific notes secured by certain Coinstar equipment. During the first six months of

                                 COINSTAR, INC.

NOTE 4: LONG-TERM DEBT (CONTINUED)
1996, the Company drew the entire $3,000,000. This loan has an effective annual interest rate of 16.6% and is due in monthly installments through October 1999. In connection with this loan, the Company issued 93,750 detachable warrants to purchase shares of Series D Preferred stock at an exercise price of $4.00.

    In August 1996, the Company entered into an agreement with a commercial bank which provides for a term loan allowing for maximum borrowings of $7,000,000 and an operating line of credit allowing for maximum borrowings of $250,000. The Company drew $4,473,306 on the term loan and repaid such amount in full during 1996. In connection with the agreement described above, the Company issued 51,176 detachable warrants to purchase shares of Series D Preferred stock at an exercise price of $4.25 per share. The values of the warrants issued in connection with the equipment loans described above are recorded as contributed capital and represent discounts which are being amortized over the terms of such loans. Such loans are secured by certain intangible assets of the Company.

    EARLY RETIREMENT OF DEBT: In December 1996, the Company repaid an aggregate of $5,838,050 in equipment loans prior to scheduled maturity. As a result of the early repayment, the Company recognized an extraordinary loss of $248,631, which included early termination penalties of $200,763 and write-off of related discounts of $47,868.

    SENIOR SUBORDINATED DISCOUNT NOTES: On October 22, 1996, the Company completed a private placement offering of 95,000 units, each of which consisted of a $1,000 principal amount of 13% senior subordinated discount notes, due at maturity in 2006, and warrants to purchase seven shares of common stock of the Company, at an exercise price of $.01 per warrant share, subject to adjustment under certain circumstances. Imputed interest on the discount notes, as represented by the original issue discount of $29,413,154, accrues until October 1999, at which time interest is payable in semi-annual installments through maturity. If the Company does not complete an initial public offering with proceeds of at least $25,000,000 before October 22, 1998, the holders are entitled to additional warrants to purchase 285,000 shares of common stock.

    The Notes are not redeemable at the option of the Company prior to October 1, 2001, other than from the proceeds of a public equity offering. The Notes are redeemable at the option of the Company, in whole or in part, at any time on and after October 1, 2001, at specified redemption prices for the relevant year of redemption, plus accrued and unpaid interest to the date of redemption.

    In the event of a change of control (as defined), each holder of the Notes has the option to require the Company to repurchase such holder notes at 101% of the accreted value thereof on the date of repurchase plus liquidated damages. The Notes are subordinate in rank to all existing and future senior indebtedness of the Company. The Indenture pursuant to which the Notes were issued contains certain covenants that, among other things, limit the ability of the Company to make dividend payments, make investments, repurchase outstanding shares of stock, prepay other debt obligations, incur additional indebtedness, effect asset dispositions, engage in sale and leaseback transactions, consolidate, merge or sell all or substantially all of the Company's assets, engage in transactions with affiliates, or effect certain transactions by its restricted subsidiaries.

    The Notes were recorded net of discount of $30,410,654, and the warrants issued in connection with these notes were recorded as $997,500 of contributed capital, each as determined by the relative fair values of the Notes and the warrants as of the closing date. In addition, the Company has recorded deferred financing fees related to the Notes of $2,714,354, which are being amortized over the term of the Notes.

                                 COINSTAR, INC.

NOTE 4: LONG-TERM DEBT (CONTINUED)
The discount attributable to the value of the warrants of $997,500 is also being amortized over the term of the Notes.

    PRINCIPAL PAYMENTS: Scheduled principal payments on long-term debt for the next five years ending December 31, are as follows:

1997...................................................  $  553,500
1998...................................................   1,032,710
1999...................................................   1,456,491
2000...................................................      --
2001...................................................      --
Thereafter.............................................  95,000,000
                                                         ----------
                                                         98,042,701
Less unamortized discount..............................  28,832,550
                                                         ----------
                                                         $69,211,151

NOTE 5: COMMITMENTS

    LEASE COMMITMENTS: The Company leases its current office space under an operating lease which expires October 1997. In February 1997, the Company entered into two lease agreements for additional office space commencing April 1, 1997, and September 1, 1997, and expiring on March 31, 2002, and August 31, 2004, respectively. The agreements require the Company to pay a portion of operating costs and require monthly payments of $17,843 and $84,462, respectively, which escalate annually based on a stated schedule.

    The Company has entered into capital lease agreements to finance the acquisition of certain Coinstar equipment and computer equipment. Title to such assets is retained by the Company. These capital leases have terms of 36 months at imputed interest rates which range from 18.6% to 24.9%. Assets under capital lease obligations aggregated $1,178,937, net of $639,059 accumulated amortization, at December 31, 1996.

                                 COINSTAR, INC.

NOTE 5: COMMITMENTS (CONTINUED)
    A summary of the Company's minimum lease obligations as of December 31, 1996, and the two lease agreements for additional office space signed in February 1997, are as follows:

                                                                      CAPITAL      OPERATING
                                                                       LEASE         LEASE
                                                                    ------------  ------------
1997..............................................................  $    499,809  $    818,376
1998..............................................................       391,673     1,240,050
1999..............................................................       180,267     1,244,261
2000..............................................................       --          1,272,393
2001..............................................................       --          1,300,520
Thereafter........................................................       --          3,014,786
                                                                    ------------  ------------
Total minimum lease commitments...................................     1,071,749  $  8,890,386
                                                                                  ------------
                                                                                  ------------
Less amounts representing interest................................       217,429
                                                                    ------------
Present value of lease obligations................................       854,320
Less current portion..............................................       357,035
Long-term portion.................................................  $    497,285
                                                                    ------------
                                                                    ------------

    Rental expense was $146,433, $298,931, and $359,842 for the years ended December 31, 1994, 1995, and 1996, respectively.

    SERVICE PROVIDERS: As of December 31, 1996, the Company had outstanding service contracts with several service providers. These contracts generally cover a one- to two-year period and have cancellation clauses ranging from 30 to 60 days.

    PURCHASE COMMITMENTS: The Company has entered into certain purchase agreements with suppliers of Coinstar units which require aggregate purchases in the amount of $8,733,586 in 1997.

    CONCENTRATION OF SUPPLIERS: The Company currently buys a significant component of the Coinstar unit from a single supplier. Although there are a limited number of suppliers for the component, management believes that other suppliers could provide similar equipment which would require certain modifications. Accordingly, a change in suppliers could cause a delay in manufacturing and a possible slow-down of growth, which could materially adversely affect future operating results.

NOTE 6: MANDATORILY REDEEMABLE PREFERRED STOCK

    In conjunction with the issuances of Series C, D, and E Preferred stock, the Company has provided for redemption features solely at the option of the holders of such series of stock. These features require that the Company shall, at a time no sooner than 2007 and provided the holders of more than 50% of the then outstanding shares of Series C, D and E Preferred stock request in writing, redeem the shares of Series C, D and E Preferred stock held by all holders requesting such redemption at a price of $3.25, $4.00, and $6.00 per share, respectively, plus an additional amount equal to 10% of such price for each year held. Payments are due in 12 equal quarterly installments. No accretion of the preferred return has been recorded based on management's determination of the low probability of redemption at the present time due to the Company's contemplated underwritten initial public offering of common stock and the automatic conversion of all preferred stock into common stock upon the closing of such offering.

                                 COINSTAR, INC.

NOTE 6: MANDATORILY REDEEMABLE PREFERRED STOCK (CONTINUED)
    In February 1995, the Company issued 3,190,693 shares of Series C Preferred stock and warrants to purchase 954,344 additional shares of Series C Preferred stock at exercise prices ranging from $3.00 to $4.00 per share, for an aggregate issue price of $3.25 per share. The proceeds received from this issue, net of issuance costs of $300,000, were $9,621,737 for the shares and $448,015 for the warrants. In addition, holders of certain bridge loans converted their outstanding principal and accrued interest to Series C Preferred stock at a rate of one share per $3.25 of debt, resulting in the issuance of an additional 1,376,323 shares.

    In December 1995, the Company issued 2,500,000 shares of Series D Preferred stock and 705,891 warrants to purchase shares of Series D Preferred stock at an exercise price of $4.25 per share, for an aggregate issue price of $4.00 per share. The proceeds received from this issue were $9,452,977 for the shares and $411,719 for the warrants.

    In August 1996, the Company issued 100,000 shares of Series E-1 Preferred stock for $6.00 per share; warrants to purchase 350,000 shares of Series E-2 Preferred stock, with an exercise price of $11.40 per share, for $0.60 per warrant; and warrants to purchase 550,000 shares of Series E-3 Preferred stock, with an exercise price of $15.61 per share, for $0.39 per warrant. The Company has the right to repurchase such warrants if certain events, including additional capital financings, do not take place as outlined in the Series E Preferred Stock and Warrant Purchase Agreement.

    In December 1996, the Company issued 92,308 shares of Series C Preferred stock at a price of $4.00 per share and 56,471 shares of Series D Preferred stock at a price of $4.25 per share as a result of the exercise of certain warrants.

    All warrants have been recorded at their fair market values as contributed capital, at their date of issuance.

    Holders of Series C, D, E-1, E-2 and E-3 Preferred shares are entitled to noncumulative cash dividends at an annual rate of $.325, $.40, $.60, $1.20, and $1.60 per share, respectively, when and as declared by the Board of Directors. Such holders are entitled to such dividends in preference to all other classes of stock. No dividends have been declared or paid as of December 31, 1996.

    In the event of liquidation of the Company, the holder of each share of Preferred stock is entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidation preference before any distribution of assets to the holders of common stock. Holders of Series D and E-1 have liquidation preference over any other preferred and common stockholders at $4.00 and $6.00 per share, respectively. Holders of Series C have liquidation preference over Series A and B Preferred stockholders and common stockholders at $3.25 per share.

    Pursuant to the terms of the Series C, D and E Preferred stock agreements, all shares of Preferred stock will convert to common stock at the closing of a firm commitment underwritten public offering at a minimum price of $9.75 per share and at least $10,000,000 in gross proceeds. Shares may also be converted upon written notice given by the holder. Such shares are convertible into shares of the Company's common stock on a one-for-one basis.

    Holders of Series C, D and E Preferred stock are also entitled to special voting rights with regard to the Company's equity transactions as outlined in the Company's Articles of Incorporation.

                                 COINSTAR, INC.

NOTE 7: STOCKHOLDERS' EQUITY

    Holders of Series A and B Preferred shares are entitled to noncumulative cash dividends at an annual rate of $.10 and $.40, per share, respectively, when and as declared by the Board of Directors. Holders of Series A and B are entitled to such dividends in preference to the common stockholders. No dividends have been declared or paid as of December 31, 1996.

    In the event of liquidation of the Company, the holder of each share of Series A and B Preferred stock is entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidation preference before any distribution of assets to the holders of common stock at the liquidation price of $1.00 and $4.00 per share, respectively.

    Pursuant to the terms of the Series A and B Preferred stock agreements, all shares of Preferred stock will convert to common stock at the closing of a firm commitment underwritten public offering at a minimum price of $9.75 per share and at least $10,000,000 in gross proceeds. Shares may also be converted upon written notice given by the holder. Series A shares are convertible into shares of the Company's common stock on a one-for-one basis, and Series B shares are convertible at 1.142857 shares of common stock for each share of preferred stock being converted.

    In connection with various financing transactions, the Company issued warrants which entitle the holders to purchase shares of the Company's common stock and Series B, C, D, E-2, and E-3 Preferred stock. A summary of the warrants outstanding for the three years in the period ended December 31, 1996, is as follows:

                                                                                    SERIES B                 SERIES C
                                                        COMMON STOCK            PREFERRED STOCK           PREFERRED STOCK
                                                  ------------------------  ------------------------  -----------------------
                                                   NUMBER OF    EXERCISE     NUMBER OF    EXERCISE    NUMBER OF    EXERCISE
                                                    SHARES        PRICE       SHARES        PRICE       SHARES       PRICE
                                                  -----------  -----------  -----------  -----------  ----------  -----------
OUTSTANDING, January 1, 1994....................      --        $  --           43,752    $    4.00       --      $   --
  Issued........................................      --           --                        --          465,120    3.00-4.00
                                                  -----------         ---   -----------       -----   ----------  -----------
OUTSTANDING, December 31, 1994..................      --           --           43,752         4.00      465,120    3.00-4.00
  Issued........................................                                --           --          954,249    3.25-4.00
                                                  -----------         ---   -----------       -----   ----------  -----------

OUTSTANDING, December 31, 1995..................      --           --           43,752         4.00    1,419,369    3.00-4.00
  Issued........................................     665,000          .01       --           --           --          --
  Exercised.....................................      --           --           --           --          (92,308)        4.00
                                                  -----------         ---   -----------       -----   ----------  -----------

OUTSTANDING, December 31, 1996..................     665,000    $     .01       43,752    $    4.00    1,327,061  $ 3.00-4.00
                                                  -----------         ---   -----------       -----   ----------  -----------
                                                  -----------         ---   -----------       -----   ----------  -----------

                                 COINSTAR, INC.

NOTE 7: STOCKHOLDERS' EQUITY (CONTINUED)

                                                           SERIES D                 SERIES E-2                SERIES E-3
                                                       PREFERRED STOCK           PREFERRED STOCK           PREFERRED STOCK
                                                   ------------------------  ------------------------  ------------------------
                                                    NUMBER OF    EXERCISE     NUMBER OF    EXERCISE     NUMBER OF    EXERCISE
                                                     SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
                                                   -----------  -----------  -----------  -----------  -----------  -----------
OUTSTANDING, January 1, 1994.....................      --       $   --           --        $  --           --        $  --
  Issued.........................................      --           --           --           --           --           --

OUTSTANDING, December 31, 1994...................      --           --           --           --           --           --
  Issued.........................................     705,891          4.25      --           --           --           --
                                                   -----------

OUTSTANDING, December 31, 1995...................     705,891          4.25      --           --           --           --
  Issued.........................................     144,926     4.00-4.25     350,000        11.40      550,000        15.61
  Exercised......................................     (56,471)         4.25      --           --           --           --
                                                   -----------  -----------  -----------  -----------  -----------  -----------

OUTSTANDING, December 31, 1996...................     794,346   $ 4.00-4.25     350,000    $   11.40      550,000    $   15.61
                                                   -----------  -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------  -----------

    Such warrants have expiration dates from June 28, 1998, to December 15, 2000, and have been recorded at amounts which reflect management's best estimate of fair value on the date of issuance.

NOTE 8: INCOME TAXES

    The components of the Company's deferred tax asset at December 31, 1995 and 1996 were as follows:

                                                                      1995           1996
                                                                  -------------  -------------
Tax loss and credit carryforwards...............................  $   4,510,000  $  10,629,000
Depreciation and amortization...................................       (115,000)      (863,000)
Other...........................................................         39,000        111,000
                                                                  -------------  -------------
                                                                      4,434,000      9,877,000
Valuation allowance.............................................     (4,434,000)    (9,877,000)
                                                                  -------------  -------------
                                                                  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    A valuation allowance in the full amount of the net deferred tax asset balances has been established as it is uncertain that the Company will be able to realize such tax assets in the future. At December 31, 1996, the Company had net operating loss and credit carryforwards in the amount of $31,143,000, which expire through 2011.

    The Company recorded deferred tax benefits of $1,472,000, $2,107,000, and $5,422,000 for each of the years ended December 31, 1994, 1995 and 1996, respectively, which were fully allowed for each year.

    As a result of the anticipated completion of the Company's planned initial public offering, the Company may incur a change in ownership as defined under
Section 382 of the Internal Revenue Code. Such change in ownership may impose certain limitations on the utilization of the Company's net operating loss and credit carryforwards.

                                 COINSTAR, INC.

NOTE 9: STOCK OPTION PLAN

    In March 1997, the Company adopted the 1997 Equity Incentive Plan, under which options vest over four years and expire after 10 years. The Equity Incentive Plan is an amendment and restatement of the Company's 1992 Stock Option Plan, as amended. The Company has reserved a total of 2,900,000 shares of Common Stock for issuance under the 1997 Equity Incentive Plan. Stock options have been granted to officers and employees to purchase common stock at prices ranging from $.10 to $10.00 per share and to directors to purchase Series B Preferred stock at $4.00 per share, which represented management's best estimate of fair market value at the dates of grant.

    The price ranges of options exercised were $.10 to $.25 in 1995 and $.25 to $.40 in 1996. At December 31, 1996, there were 1,333,166 shares of unissued common stock reserved for issuance under the plan, of which options for the purchase of 718,216 shares were available for future grants. Numbers of shares under the plan are as follows as of December 31:

                                                             1994                    1995                     1996
                                                    ----------------------  -----------------------  ----------------------
                                                                WEIGHTED                 WEIGHTED                WEIGHTED
                                                                 AVERAGE                  AVERAGE                 AVERAGE
                                                                EXERCISE                 EXERCISE                EXERCISE
                                                     SHARES       PRICE       SHARES       PRICE      SHARES       PRICE
                                                    ---------  -----------  ----------  -----------  ---------  -----------
Number of common shares under option:
  Outstanding, beginning of year..................    133,500   $    0.19      192,225   $    0.25     376,550   $    0.37
  Granted.........................................     78,725        0.36      265,300        0.40     254,850        0.74
  Exercised.......................................                             (53,334)       0.13     (13,500)       0.30
  Canceled or expired.............................    (20,000)       0.31      (27,641)       0.26      (2,950)       0.51
                                                    ---------               ----------               ---------
  Outstanding, end of year........................    192,225        0.25      376,550        0.37     614,950        0.52
                                                    ---------               ----------               ---------
                                                    ---------               ----------               ---------
  Exercisable, end of year........................     59,386   $    0.16       44,875   $    0.26      84,017   $    0.32
                                                    ---------               ----------               ---------
                                                    ---------               ----------               ---------

    The following table summarizes information about common stock options outstanding at December 31, 1996:

                                       NUMBER OF OPTIONS   WEIGHTED AVERAGE    NUMBER OF OPTIONS
                                        OUTSTANDING AT         REMAINING        EXERCISABLE AT
EXERCISE PRICE                         DECEMBER 31, 1996   CONTRACTUAL LIFE    DECEMBER 31, 1996
-------------------------------------  -----------------  -------------------  -----------------
$0.25................................         60,250                   7              51,553
 0.40................................        315,250                   9              29,753
 0.70................................        221,950                  10               2,711
 1.50................................         17,500                  10              --
                                             -------                                  ------
                                             614,950                   9              84,017
                                             -------                                  ------
                                             -------                                  ------

                                 COINSTAR, INC.

NOTE 9: STOCK OPTION PLAN (CONTINUED)

                                                                  1994                    1995                    1996
                                                         ----------------------  ----------------------  ----------------------
                                                                     WEIGHTED                WEIGHTED                WEIGHTED
                                                                      AVERAGE                 AVERAGE                 AVERAGE
                                                                     EXERCISE                EXERCISE                EXERCISE
                                                          SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                                         ---------  -----------  ---------  -----------  ---------  -----------
Number of Series B Preferred shares under option
  Outstanding, beginning of year.......................     --       $  --          35,000   $    4.00      35,000   $    4.00
  Granted..............................................     35,000        4.00      --          --          --          --
                                                         ---------       -----   ---------       -----   ---------       -----
Outstanding, end of year...............................     35,000        4.00      35,000        4.00      35,000        4.00
                                                         ---------               ---------               ---------
                                                         ---------               ---------               ---------
Exercisable, end of year...............................     35,000   $    4.00      35,000   $    4.00      35,000   $    4.00
                                                         ---------               ---------               ---------
                                                         ---------               ---------               ---------

    At December 31, 1996, there are 35,000 stock options for Series B Preferred outstanding with a remaining contractual life of seven years.

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option grants. Had compensation costs for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed in SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net loss and pro forma net loss per share would have increased to the pro forma amounts indicated below:

                                                                       1995          1996
                                                                   ------------  -------------
Net loss:
  As reported....................................................  $  6,168,715  $  15,967,335
  Pro forma......................................................     6,173,058     15,981,530
Pro forma net loss per share:
  As reported....................................................  $    --       $        1.46
  Pro forma......................................................       --                1.46

    The weighted average fair value of options granted during 1995 and 1996 were $0.11 and $0.20, respectively. The fair value of each option granted during 1995 and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: five year expected life from date of grant; no stock volatility; risk-free interest rates from 5.17% to 6.95%; and no dividends during the expected term.

    In January 1997, the Board of Directors approved an agreement for acceleration of exercise provisions for stock options granted to certain employees. Under the terms of the agreement, these employees are allowed to exercise unvested stock options. Any shares purchased by an employee relating to unvested stock options will be held in escrow until such options are vested. In addition, the Company has the right to repurchase such shares prior to the applicable date of vesting should the employee terminate their employment status. The agreement has not established a new measurement date for the affected stock options.

                                 COINSTAR, INC.

NOTE 9: STOCK OPTION PLAN (CONTINUED)
    During the three month period ended March 31, 1997, the Company granted 4,500 and 497,750 common stock options to employees and directors of the Company at exercise prices of $1.50 and $10.00 per share, respectively.

    In March 1997, the Company adopted the Non-Employee Directors' Stock Option Plan, under which the Board of Directors have provided for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Company has reserved a total of 100,000 shares of Common Stock for issuance under the Non-Employee Directors' Stock Option Plan. No options have been granted under this plan.

    In March 1997, the Company adopted the Employee Stock Purchase Plan under
Section 423 of the Internal Revenue Code. Under the Employee Stock Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings. The Company has reserved a total of 200,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan. No amounts have been deferred by employees nor have any shares been issued under this plan as of May 28, 1997.

NOTE 10: RETIREMENT PLAN

    In July 1995, the Company adopted a tax-qualified employee savings and retirement plan under Section 401(k) of the Internal Revenue Code of 1986 (the "Plan"), available to all eligible employees. No amounts have been contributed to the Plan.

NOTE 11: SUBSEQUENT EVENT

    On June 18, 1997, the Company filed a complaint in the United States District Court, Northern District of California, against CoinBank Automated Systems, Inc. ("CoinBank"), one of its competitors, for infringement of one of the Company's United States patents. CoinBank responded to the Company by letter, dated June 23, 1997, demanding, among other things, that the Company withdraw the complaint and indicating that if the complaint is not withdrawn by a specified date, CoinBank will file a counterclaim against the Company for damages related to tortious interference. On June 27, 1997, CoinBank answered such complaint and counterclaimed for declaratory judgment of noninfringement, invalidity and unenforceability of the subject patent and filed a claim for breach of warranty against Scan Coin AB, one of the Company's suppliers. Company management, on advice of counsel, believes this litigation or any other threatened litigation is without merit and would intend to vigorously defend itself in connection with any such litigation. Further, it is the opinion of Company management that the ultimate resolution of the above matter will not have a material adverse effect on the Company's financial condition or results of operations.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           5
Additional Information.........................           5
Prospectus Summary.............................           6
Risk Factors...................................          15
The Company....................................          25
Use of Proceeds................................          25
Dividend Policy................................          25
Capitalization.................................          26
Selected Financial and Other Data..............          27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          29
Business.......................................          41
Management.....................................          57
Certain Relationships and Transactions.........          67
Principal Stockholders.........................          68
The Exchange Offer.............................          71
Description of Old Notes.......................          78
Description of New Notes.......................         103
Certain U.S. Federal Income Tax
  Considerations...............................         104
Plan of Distribution...........................         106
Legal Matters..................................         107
Experts........................................         107
Index to Financial Statements..................         F-1

                                  $95,000,000

                          PRINCIPAL AMOUNT AT MATURITY

                                 COINSTAR, INC.

                           13% SENIOR DISCOUNT NOTES
                                    DUE 2006

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                                          , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's Amended and Restated Certificate of Incorporation and By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

    The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


EXHIBIT
NUMBER DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
  3.1* Amended and Restated Certificate of Incorporation of the Registrant in
         effect after the closing of the Initial Public Offering.

  3.2* Amended and Restated Bylaws of the Registrant.

  4.1* Reference is made to Exhibits 3.1 through 3.2.

  4.2* Specimen Stock Certificate.

  4.3* Second Amended and Restated Investor Rights Agreement, dated August 27,
         1996, between the Registrant and certain investors, as amended October
         22, 1996.

  4.4* Indenture between Registrant and The Bank of New York dated October 1,
         1996.

  4.5* Warrant Agreement between Registrant and The Bank of New York dated
         October 22, 1996.

  4.6* Notes Registration Rights Agreement between Registrant and Smith Barney
         Inc. dated October 22, 1996.

  4.7* Warrant Registration Rights Agreement between Registrant and Smith Barney
         Inc. dated October 22, 1996.

  4.8  Specimen 13% Senior Discount Note Due 2006.

  5.1* Opinion of Cooley Godward LLP.

 10.1* Registrant's 1997 Equity Incentive Plan.

 10.2* Registrant's 1997 Employee Stock Purchase Plan.

 10.3* Registrant's 1997 Non-Employee Directors' Stock Option Plan.

 10.4* Form of Indemnity Agreement to be entered into between the Registrant and its executive officers and directors.

 10.5* Series E Preferred Stock and Warrant Purchase Agreement between Registrant and Acorn Ventures, Inc., dated August 27, 1996.

 10.6* Office Building Lease between Registrant and Factoria Heights dated June
         1, 1994, as amended on January 24, 1997.

 10.7* Sublease between Registrant and Maruyama U.S., Inc. dated January 15,
         1997.

 10.8* Lease agreement between Registrant and Spieker Properties, L.P. dated
         January 29, 1997.

 10.9* Lease agreement between Registrant and Spieker Properties, L.P. dated
         January 29, 1997.

 10.10* Manufacturing Agreement between Registrant and SeaMed Corporation dated
         September 1, 1996.

 10.11+* Letter of Intent between Registrant and Scan Coin AB dated March 5, 1997.

 10.12+* Agreement between Registrant and Scan Coin AB dated April 30, 1993, as amended.

 10.13* Purchase Agreement between Registrant and Smith Barney Inc. dated October
         22, 1996.

 11.1  Computation of Earnings Per Share.

 23.1  Consent of Deloitte & Touche LLP, Independent Auditors.

 23.2  Consent of Cooley Godward LLP, Reference is made to Exhibit 5.1.

 24.1* Power of Attorney.

EXHIBIT
NUMBER DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
 25.1  Statement of Eligibility of Trustee.

 27.1* Financial Data Schedule.

 99.1  Form of Letter of Transmittal with respect to Exchange Offer.

 99.2  Form of Notice of Guaranteed Delivery.

 99.3  Form of Exchange Agreement.


------------------------


*   Previously filed.


+   Confidential Treatment granted.

    (b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKING

    1. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    3. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    4. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, County of King, State of Washington on the 31st day of October, 1997.



                                By:             /s/ JENS H. MOLBAK*
                                     -----------------------------------------
                                                   Jens H. Molbak
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the require of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
     /s/ JENS H. MOLBAK*          Officer and Director
------------------------------    (PRINCIPAL EXECUTIVE       October 31, 1997
        Jens H. Molbak            OFFICER)

                                Vice President and Chief
     /s/ KIRK A. COLLAMER         Financial Officer
------------------------------    (PRINCIPAL FINANCIAL AND   October 31, 1997
       Kirk A. Collamer           ACCOUNTING OFFICER)

     /s/ GEORGE H. CLUTE*
------------------------------  Director                     October 31, 1997
       George H. Clute

     /s/ LARRY A. HODGES*
------------------------------  Director                     October 31, 1997
       Larry A. Hodges

     /s/ DAVID E. STITT*
------------------------------  Director                     October 31, 1997
        David E. Stitt

   /s/ RONALD A. WEINSTEIN*
------------------------------  Director                     October 31, 1997
     Ronald A. Weinstein




*By:    /s/ KIRK A. COLLAMER
      -------------------------
          Kirk A. Collamer
          ATTORNEY-IN-FACT

                                 COINSTAR, INC.
                       REGISTRATION STATEMENT ON FORM S-4
                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                DESCRIPTION
------ --------------------------------------------------------------------------
  3.1* Amended and Restated Certificate of Incorporation of the Registrant in
         effect after the closing of the Initial Public Offering.

  3.2* Amended and Restated Bylaws of the Registrant.

  4.1* Reference is made to Exhibits 3.1 through 3.2.

  4.2* Specimen Stock Certificate.

  4.3* Second Amended and Restated Investor Rights Agreement, dated August 27,
         1996, between the Registrant and certain investors, as amended October
         22, 1996.

  4.4* Indenture between Registrant and The Bank of New York dated October 1,
         1996.

  4.5* Warrant Agreement between Registrant and The Bank of New York dated
         October 22, 1996.

  4.6* Notes Registration Rights Agreement between Registrant and Smith Barney
         Inc. dated October 22, 1996.

  4.7* Warrant Registration Rights Agreement between Registrant and Smith Barney
         Inc. dated October 22, 1996.

  4.8  Specimen 13% Senior Discount Note Due 2006.

  5.1* Opinion of Cooley Godward LLP.

 10.1* Registrant's 1997 Equity Incentive Plan.

 10.2* Registrant's 1997 Employee Stock Purchase Plan.

 10.3* Registrant's 1997 Non-Employee Directors' Stock Option Plan.

 10.4* Form of Indemnity Agreement to be entered into between the Registrant and its executive officers and directors.

 10.5* Series E Preferred Stock and Warrant Purchase Agreement between Registrant and Acorn Ventures, Inc., dated August 27, 1996.

 10.6* Office Building Lease between Registrant and Factoria Heights dated June
         1, 1994, as amended on January 24, 1997.

 10.7* Sublease between Registrant and Maruyama U.S., Inc. dated January 15,
         1997.

 10.8* Lease agreement between Registrant and Spieker Properties, L.P. dated
         January 29, 1997.

 10.9* Lease agreement between Registrant and Spieker Properties, L.P. dated
         January 29, 1997.

 10.10* Manufacturing Agreement between Registrant and SeaMed Corporation dated
         September 1, 1996.

 10.11+* Letter of Intent between Registrant and Scan Coin AB dated March 5, 1997.

 10.12+* Agreement between Registrant and Scan Coin AB dated April 30, 1993, as amended.

 10.13* Purchase Agreement between Registrant and Smith Barney Inc. dated October
         22, 1996.

 11.1  Computation of Earnings Per Share.

 23.1  Consent of Deloitte & Touche LLP, Independent Auditors.

 23.2  Consent of Cooley Godward LLP, Reference is made to Exhibit 5.1.

 24.1* Power of Attorney.

 25.1  Statement of Eligibility of Trustee.

EXHIBIT
NUMBER                                DESCRIPTION
------ --------------------------------------------------------------------------
 27.1* Financial Data Schedule.

 99.1  Form of Letter of Transmittal with respect to Exchange Offer.

 99.2  Form of Notice of Guaranteed Delivery.

 99.3  Form of Exchange Agreement.


------------------------


*   Previously filed.


+   Confidential Treatment granted.